CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2016 AND 2015, AND

FOR THE YEARS THEN ENDED

GLOSSARY OF TERMS

The following are not technical definitions, but they are helpful for the reader’s understanding of some terms used in the notes to the consolidated financial statements of the Company.

Terms	Definitions

AFIP	Federal Administration of Public Revenue

BLL	Bodega Loma La Lata S.A.

CAMMESA	Compañía Administradora del Mercado Eléctrico Mayorista S.A.

CC	Combined Cycle

CGU	Cash-Generating Units

CIESA	Compañía de inversiones de energía S.A.

CINIIF Citelec	International Financial Reporting Interpretations Committee Compañía Inversora en Transmisión Eléctrica Citelec S.A.

CPB	Central Piedra Buena S.A.

CTG	Central Térmica Güemes S.A.

CTLL	Central Térmica Loma La Lata S.A.

CTP	Central Térmica Piquirenda

CSJN	Supreme Court of Justice of the Nation

CYCSA	Comunicación y Consumos S.A.

DESA	Desarrollos Energéticos S.A.

EASA	Electricidad Argentina S.A.

Edenor	Empresa Distribuidora y Comercializadora Norte S.A.

Edesur	Empresa Distribuidora Sur S.A.

EGSSA	EMDERSA Generación Salta S.A.

ENDISA	Energía Distribuida S.A

ENRE	National Regulatory Authority of Electricity

FOCEDE	Fund works of consolidation and expansion of electrical distribution

                     .

GLOSSARY OF TERMS: (Continuation)

Terms	Definitions

FONINVEMEM	Fund for Investments required to increase the electric power supply in the WEM

FOTAE	Works Administration Trust Transport for Electricity Supply

FRD	Flow for debt repayment

Foundation	Pampa Energía Foundation committed to education (Foundation)

GE	General Electric

GUMA, GUME, GUDI	Gran Usuario Mayor, Gran Usuario Menor, Gran Usuario del Distribuidor

GyP	Gas y Petróleo de Neuquén S.A.P.E.M.

HA	Historical Availability

HI	Hydroelectric

HIDISA	Hidroeléctrica Diamante S.A.

HINISA	Hidroeléctrica Los Nihuiles S.A.

HRP	Hours Power Compensation

IEASA	IEASA S.A.

IGMP	Minimum Notional Income Tax

INDISA	Inversora Diamante S.A.

INNISA	Inversora Nihuiles S.A.

IPB	Inversora Piedra Buena S.A.

LNG	Liquefied Natural Gas

LVFVD	Sales Liquidations with Maturity Date to be Defined

MAT	WEM’s Forward Market

MAN Engines	MAN B & W Diesel model 18V32/40PGI

MECON	Ministry of Economy

MEyM	Ministry of Energy and Mining

MMC	Cost Monitoring Mechanism

GLOSSARY OF TERMS: (Continuation)

Terms	Definitions

MPFIPYS	Ministry of Federal Planning, Public Investment and Services

NIC	International Accounting Standards

NIIF	International Financial Reporting Standards

NYSE	New York Stock Exchange

Orígenes Retiro	Orígenes Seguros de Retiro S.A.

PACOSA	Pampa Comercializadora S.A.

PEN	Federal Executive Power

PEPASA	Petrolera Pampa S.A.

PEPCA	PEPCA S.A.

PISA	Pampa Inversiones S.A.

PP	Pampa Participaciones S.A.

PP II	Pampa Participaciones II S.A.

PUREE	Rational Use of Electricity Programme

PYSSA	Préstamos y Servicios S.A.

RA	Recorded Availability

RTI	Tariff Structure Review

RTT	Temporary Tariff Regime

SACME	Centro de Movimiento de Energía S.A.

Salaverri, Dellatorre, Burgio & Wetzler	Salaverri, Dellatorre, Burgio y Wetzler Malbran Abogados Sociedad Civil

SADI	Argentine Interconnection System

SE	Secretary of Energy

SEC	Security and Exchange Comission

SIGEN	National mptroller Office

SSN	Superintendencia de Seguros de la Nación

ST	Secretary of Labor

GLOSSARY OF TERMS: (Continuation)

Terms	Definitions

TG	Gas Turbine

TGS	Transportadora de Gas del Sur S.A.

The Company / Pampa	Pampa Energía S.A.

The Group	Pampa Energía S.A. and its subsidiaries

TJSM	Termoeléctrica San Martín S.A.

TMB	Termoeléctrica Manuel Belgrano S.A.

Transba	Empresa de Transporte de Energía Eléctrica por Distribución Troncal de la Provincia de Buenos Aires Transba S.A.

Transelec	Transelec Argentina S.A.

Transener	Compañía de Transporte de Energía Eléctrica en Alta Tensión Transener S.A.

TV	Vapor Turbine

UMA	Undertaken Minimum Availability

UTE Senillosa	Petrolera Pampa S.A. – Rovella Carranza – Gas y Petróleo de Neuquén, Unión Transitoria de Empresas Senillosa

VAT	Value Added tax

VCP	Short-term securities

VRD	Debt Securities

WEM	Wholesale Electricity Market

WEBSA	World Energy Business S.A

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

As of December 31, 2016 and 2015

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

	Note	12.31.2016	12.31.2015
ASSETS
NON CURRENT ASSETS
Investments in joint ventures	8	3.699	224
Investments in associates	9	787	123
Property, plant and equipment	10	41.090	14.509
Intangible assets	11	2.014	734
Other assets		13	2
Financial assets at fair value through profit and loss	12	742	2.578
Financial assets at amortized cost	13	62	-
Deferred tax assets	14	1.232	52
Trade and other receivables	15	4.469	1.229
Total non current assets		54.108	19.451

CURRENT ASSETS
Other assets		1	-
Inventories	16	3.360	225
Financial assets at fair value through profit and loss	12	4.188	4.081
Financial assets at amortized cost	13	23	-
Derivative financial instruments		13	-
Trade and other receivables	15	14.144	4.876
Cash and cash equivalents	17	1.421	517
Total current assets		23.150	9.699
Non current assets classified as held for sale		19	-
Total assets		77.277	29.150

 CONSOLIDATED STATEMENT OF FINANCIAL POSITION

 (Continuation)

	Note	12.31.2016	12.31.2015
SHAREHOLDERS´ EQUITY
Share capital	18	1,938	1,696
Additional paid-in capital and other reserves		4,963	1,231
Legal reserve		232	51
Voluntary reserve		3,862	978
(Acumulated losses) Retained earnings		(11)	3,065
Other comprehensive income / (loss)		70	(31)
Equity attributable to owners of the company		11,054	6,990
Non-controlling interest		3,020	1,391
Total equity		14,074	8,381

LIABILITIES
NON CURRENT LIABILITIES
Trade and other payables	19	5,336	2,699
Borrowings	20	15,286	6,685
Deferred revenue	21	200	154
Salaries and social security payable	22	94	80
Defined benefit plans	24	921	264
Deferred tax liabilities	14	3,796	592
Income tax and minimum notional income tax provision	23	934	272
Taxes payables	25	306	128
Provisions	26	6,267	313
Total non current liabilities		33,140	11,187

CURRENT LIABILITIES
Trade and other payables	19	12,867	6,639
Borrowings	20	10,686	1,308
Deferred revenue	21	1	1
Salaries and social security payable	22	1,745	887
Defined benefit plans	24	112	46
Income tax and minimum notional income tax provision	23	1,454	139
Taxes payables	25	2,392	473
Derivative financial instruments		-	18
Provisions	26	806	71
Total current liabilities		30,063	9,582
Total liabilities		63,203	20,769
Total liabilities and equity		77,277	29,150

       The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (LOSS)

For the years ended December 31, 2016 and 2015

 (In millions of Argentine Pesos (“$”) – unless otherwise stated)

	Note	12.31.2016	12.31.2015

Revenue	27	31,295	7,106
Cost of sales	28	(25,136)	(7,038)
Gross profit		6,159	68

Selling expenses	29	(2,952)	(973)
Administrative expenses	30	(3,676)	(1,221)
Exploration expenses	31	(135)	(3)
Other operating income	32	2,854	941
Other operating expenses	32	(2,253)	(769)
Reversal of impairment of property, plant and equipment		-	25
Share of profit of joint ventures	8	105	9
Share of profit (loss) from associates	9	7	(10)
Income from the sale of subsidiaries and financial assets	38	480	-
Operating profit (loss) before recognition of income for provisional remedies, hiher costs recognition and SE Resolution N0. 32/15		589	(1,933)
Recognition of income - provisional remedies - CAMMESA Note MEyM No. 2016-04484723	2.3	1,126	-
Income recognition on account of the RTI - SE Resolution No. 32/15	2.3	419	5,025
Higher costs recognition - SE Resolution No. 250/13 and subsequent Notes	2.3	82	551
Operating income		2,216	3,643

Financial income	33	893	331
Financial expenses	33	(4,296)	(1,257)
Other financial results	33	(163)	1,719
Financial results, net		(3,566)	793
(Loss) Profit before income tax		(1,350)	4,436

Income tax and minimun notional income tax		1,098	(587)
(Loss) Profit of the year		(252)	3,849

Other comprehensive (loss) income
Items that will not be reclassified to profit or loss
Remeasurements related to defined benefit plans	24	(78)	(1)
Income tax	14	27	-
Share of (loss) profit of joint ventures	8	(5)	1
Items that may be reclassified to profit or loss
Translation differences		265	-
Income tax	14	(12)	-
Other comprehensive income of the year		197	-
Comprehensive (loss) profit of the year		(55)	3,849

 CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (LOSS)

 (Continuation)

		12.31.2016	12.31.2015
Total (loss) profit of the year attributable to:
Owners of the company		(11)	3,065
Non - controlling interest		(241)	784
		(252)	3,849

Total comprehensive (loss) profit of the year attributable to:
Owners of the company		90	3,066
Non - controlling interest		(145)	783
		(55)	3,849

(Loss) Earnings per share attributable to the equity holders of the company during the year
Basic and diluted (loss) earnings per share	34	(0.0063)	2.2760

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

For the years ended December 31, 2016 and 2015

 (In millions of Argentine Pesos (“$”) – unless otherwise stated)

	Attributable to owners
	Equity holders of the company		Retained earnings						Non-controlling interest	Total equity
	Share capital	Additional paid-in capital and other reserves	Legal reserve	Voluntary reserve	Reserve for directors’ options	Other comprehensive income / (loss) for the year	Retained earnings (Accumulated losses)	Subtotal
Balance as of December 31, 2014	1,314	343	14	272	266	(32)	743	2,920	633	3,553

Constitution of legal reserve - Shareholders’ meeting 04.30.2015	-	-	37	-	-	-	(37)	-	-	-
Constitution of voluntary reserve - Shareholders’ meeting 04.30.2015	-	-	-	706	-	-	(706)	-	-	-
Issuance of shares on exercise of stock options (Note 50)	382	883	-	-	(266)	-	-	999	-	999
Dividends attributables to non-controlling interest	-	-	-	-	-	-	-	-	(26)	(26)
Sale of interest in subsidiaries	-	5	-	-	-	-	-	5	1	6

Profit for the year	-	-	-	-	-	-	3,065	3,065	784	3,849
Other comprehensive income / (loss) for the year	-	-	-	-	-	1	-	1	(1)	-
Comprehensive profit for the year	-	-	-	-	-	1	3,065	3,066	783	3,849

Balance as of December 31, 2015	1,696	1,231	51	978	-	(31)	3,065	6,990	1,391	8,381

 CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

(Continuation)

	Attributable to owners
	Equity holders of the company		Retained earnings					Non-controlling interest	Total equity
	Share capital	Additional paid-in capital and other reserves	Legal reserve	Voluntary reserve	Other comprehensive income / (loss) for the year	Retained earnings (Accumulated losses)	Subtotal
Balance as of December 31, 2015	1.696	1.231	51	978	(31)	3.065	6.990	1.391	8.381

Constitution of legal reserve - Shareholders’ meeting 04.29.2016	-	-	153	-	-	(153)	-	-	-
Constitution of voluntary reserve - Shareholders’ meeting 04.29.2016	-	-	-	2.912	-	(2.912)	-	-	-
Recomposition of legal reserve - Shareholders’ meeting 11.17.2016	-	-	28	(28)	-	-	-	-	-
Sale of interest in subsidiaries	-	3	-	-	-	-	3	1	4
Acquisition of subsidiaries (Note 35)	-	-	-	-	-	-	-	7.869	7.869
Public offer for the acquisition of subsidiaries' shares (Note 36)	141	1.387	-	-	-	-	1.528	(4.260)	(2.732)
Merger with subsidiary (Note 37)	101	2.330	-	-	-	-	2.431	(1.764)	667
Stock compensation plans	-	12	-	-	-	-	12	10	22
Dividends attributable to non-controlling interest	-	-	-	-	-	-	-	(82)	(82)
Loss for the year	-	-	-	-	-	(11)	(11)	(241)	(252)
Other comprehensive income for the year	-	-	-	-	101	-	101	96	197
Comprehensive loss for the year	-	-	-	-	101	(11)	90	(145)	(55)

Balance as of December 31, 2016	1.938	4.963	232	3.862	70	(11)	11.054	3.020	14.074

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

For the years ended December 31, 2016 and 2015

 (In millions of Argentine Pesos (“$”) – unless otherwise stated)

	Note	12.31.2016	12.31.2015
			(as revised)
Cash flows from operating activities:
Total (loss) profit for the year		(252)	3,849
Adjustments to reconcile net profit to cash flows generated by operating activities:
Income tax and minimum notional income tax	14	(1,098)	587
Accrued interest		3,320	877
Depreciations and amortizations	28, 29 and 30	3,022	720
Reversal of impairment of property, plant and equipment		-	(25)
Gain from cancellation of TGS Loan	32	-	(215)
Constitution of accruals, net	29 and 32	236	121
Constitution of provisions, net	32	473	228
Share of (loss) profit of joint ventures and associates	8 and 9	(112)	1
Accrual of defined benefit plans	28, 29 and 30	237	122
Net foreign currency exchange difference	33	1,194	566
Result from measurement at present value	33	72	(23)
Changes in the fair value of financial instruments		(1,143)	(2,244)
Result from repurchase of corporate bonds	33	4	(10)
Results from property, plant and equipment sale and decreases		113	9
Income from the sale of investments in subsidiaries	38	(480)	-
Consumption of materials		48	41
Revenue recognition from CAMMESA finance		-	(7)
Recognition of income - provisional remedies - CAMMESA Note MEyM No. 2016-04484723		(1,126)	-
Higher costs recognition - SE Resolution No. 250/13 and subsequent Notes		(82)	(551)
Income recognition on account of the RTI - Res. SE No. 32/15		(419)	(496)
Dividends received	32	(6)	(4)
Asset retirement obligation	33	54	19
Compensation agreements	29, 30 and 32	502	223
Other expenses FOCEDE	32	15	60
Other financial results		47	10
Income recognition for arbitral proceedings		-	(75)
Cease of operations in Medanito	32	213	-
Onerous contract (Ship or pay)	32	(150)	-
Other		77	2

Changes in operating assets and liabilities:
(Increase) in trade receivables and other receivables		(2,726)	(988)
(Increase) in inventories		(57)	(90)
Increase in trade and other payables		3,254	1,312
Increase in deferred income		47	45
Increase in salaries and social security payable		492	179
(Decrease) in defined benefit plans		(76)	(36)
Increase in tax payables		996	103
(Decrease) in provisions		(109)	(34)
Income tax and minimum notional income tax paid		(444)	(121)
Funds obtained from PUREE (SE Res. No. 1037/07)		-	26
(Constitution) Redemption of guarantees of derivative financial instruments		(214)	-
Proceeds (payments) for Derivative Financial Instruments		57	185
Net cash generated by operating activities		5,979	4,366

CONSOLIDATED STATEMENT OF CASH FLOWS (Continuation)

	Note	12.31.2016	12.31.2015
			(as revised)
Cash flows from investing activities:
Purchases of property, plant and equipment		(7,159)	(4,798)
Purchases of financial assets		(221)	(3,506)
Adquisition of intangible assets		(29)	-
Payment for companies' acquisitions	35 and 46	(9,145)	-
Proceeds from property, plant and equipment sale		1,154	-
Proceeds from financial assets' sale and amortization		3,735	2,282
Proceeds from sales of subsidiaries		305	-
Dividends received		64	4
Proceeds from loans		6	1
Proceeds from the recovery of guarantee deposits		-	293
Recovery (Subscription) of investment funds, net		59	(1,391)
Net cash used in investing activities		(11,231)	(7,115)

Cash flows from financing activities:
Proceeds from borrowings	20	18,367	4,793
Payment of borrowings	20	(6,813)	(2,281)
Payment of borrowings' interests	20	(1,519)	(733)
Payment for the public offer for the acquisiton of subsidiaries' shares	36	(3,233)	-
Capital contributions received		-	999
Payment for repurchase and redemption of corporate bonds		(893)	(121)
Payment of dividends to non-controlling interest		(82)	(26)
Proceeds from salaries mutuum		-	215
Proceeds from sales of shares in subsidiaries		3	6
Net cash geterated by financing activities		5,830	2,852

Increase in cash and cash equivalents		578	103

Cash and cash equivalents at the begining of the year	17	517	335
Exchange difference generated by cash and cash equivalents		326	79
Increase in cash and cash equivalents		578	103
Cash and cash equivalents at the end of the year	17	1,421	517

CONSOLIDATED STATEMENT OF CASH FLOWS (Continuation)

	Note	12.31.2016	12.31.2015
			(as revised)
Significant Non-cash transactions:
Acquisition of property, plant and equipment through an increase in trade payables		(576)	(989)
Borrowing costs capitalized in property, plant and equipment		(419)	(434)
Increase from offsetting of PUREE-related liability against receivables (SE Res. 250/13, subsequent Notes and SE Res. 32/15)		-	11
Increase from offsetting of liability with CAMMESA against receivables (SE Res. 250/13, subsequent Notes and SE Res. 32/15)		-	158
Decrease from offseting of other liabilities with CAMMESA for loans for consumption (Mutuums) granted for higher salary costs against receivables (SE Res. 32/15)		-	(496)
Decrease in borrowings through offsetting with trade receivables	20	(242)	(92)
Increase in asset retirement obligation provision		(362)	(27)
(Constitution) Recovery of guarantee of derivative financial instruments, net through the delivery of financial assets at fair value through profit or loss		95	(138)
Property, Plant and Equipment decrease due to Transactional Agreement		-	236
Offsetting of loans through the delivery of rights over arbitral actions	20	-	(308)
Amounts received from CAMMESA through FOCEDE for investment loan		-	724
Outstanding receivable for the sale of interests in subsidiaries and financial assets		(1,200)	-
Decrease of loans through the delivery of subsidiaries’ shares	20	(1,179)	-
Decrease in loans through compensation with other credits	20	(1,951)	-
Collection of other credits through the delivery of government bonds		502	-

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2016 and 2015

 (In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 1: GENERAL INFORMATION

The Company is an integrated energy company. Through its subsidiaries, it is engaged in the generation, transmission and distribution of electricity in Argentina. In addition, it operates in the oil and gas exploration and production activity, through its subsidiary PEPASA, as well as in the gas transportation (through its joint control of CIESA, TGS’s controlling company).

With the acquisition of Petrobras as from July 27, 2016 (Note 35), and subsequent absorption through merger (Note 37) the Company incorporated new assets, such as new electric power plants, and higher levels of oil and gas production. Additionally, the Company has added to its portfolio fuels production and retail, lubricants manufacturing and a participation in the petrochemical industry.

In the generation segment, the Company had an installed capacity of approximately 2,309 MW, which is equal to 6.9% of Argentina’s installed capacity. With the incorporation of Genelba, Pichi Picún Leufu and Eco Energía power plants, owned by Petrobras, the generation segment has reached an installed capacity of 3,433 MW, thus becoming one of the biggest electric power production companies within the country.

In the electricity distribution segment, the Company, through Edenor, the largest electricity distributor in Argentina, distributes electricity to over 2.9 million customers throughout the northern region of Buenos Aires City and northwest of Greater Buenos Aires.

In the oil and gas segment, the Company controls PEPASA, a company established in 2009 with the purpose of supplying the Group’s thermal power stations and engaging in oil and gas production and exploration in Argentina, an objective that has changed over time. Currently PEPASA has interests in 7 areas (including investment and operating agreements), with an average production volume of 2.7 million m3/day of natural gas (approximately 3 million m3/day in December 2016) and 0.2 thousand m3/day of oil. PEPASA’s production results correspond to its associations in productive projects with YPF, YSUR (former Apache) and the Company, as well as from projects as an independent operator. A large part of the production is sold under the Natural Gas Surplus Injection Program at a total price of U$S 7.5/MMBTU.

With the acquisition of Petrobras, the Company incorporated areas in Argentina and abroad, with an average annual production volume of approximately 4.4 thousand m3/day of oil and 6.5 million m3/day of natural gas. The main oil production assets are Medanito-Jagüel de los Machos, El Tordillo and Entre Lomas-Bajada del Palo through its interest in PELSA, and the main natural gas production assets are Río Neuquén, Sierra Chata and El Mangrullo. Additionally, the Company has a 23% interest in Oldelval, a company engaged in the transportation of crude oil through pipelines from the Neuquén basin.

In the refining and distribution segment, the Company has the refinery Dr. Ricardo Eliçabe, located in the City of Bahía Blanca, a 28.5% interest in Refinor (owner of a refinery of its own in Campo Durán, Province of Salta and more than 70 service stations in Northern Argentina). Additionally, sells fuels, operating a network of 263 services stations in the center and south of the country, of which 24 are owned; and manufactures lubricants through the Avellaneda industrial plant.

Lastly, in the petrochemical segment the Company owns three high-complexity industrial plants for the production of a wide range of petrochemical products.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 1: (Continuation)

Through its Holding and others business segment, the Company holds an interest in the electricity and gas transportation bussiness, conducts financial investment operations and it keeps investments in other companies that have complementary activities. In the transmission business, the Company jointly controls Citelec, which is the controlling company of Transener that performs the operation and maintenance of the high-tension transmission network in Argentina which covers more than 14,500 km of lines of its own, and 6,200 km of lines of Transba. Both companies together carry 90% of the electricity in Argentina. In the natural gas transportation business, through CIESA, the Company has a 25.5% indirect interest in TGS that holds a concession for the transportation of natural gas in Southern Argentina and is engaged in processing and trading of natural gas liquids.

NOTE 2: REGULATORY FRAMEWORK

2.1          Generation

2.1.1 State of Emergency in the National Electricity Sector

On December 16, 2015, the National Government issued Executive Order No. 134/15 declaring a state of emergency in the electrical sector until December 31, 2017 and instructed the MEyM to adopt the necessary measures regarding the generation, transmission and distribution of electric power within the national jurisdiction to upgrade the quality and safety of the supply and to guarantee the provision of the electricity public service under proper economic and technical conditions.

2.1.2          SE Resolution No. 22/16 – Update of the Remuneration Scheme implemented by SE Resolution No. 95/13 and previously updated by SE Resolutions No. 529/14 and No. 482/15

On March 22, 2013, the SE issued Res. 95/13 which provided for a new general-scope system replacing the applicable remuneration scheme previously in force for all the power generation sector, with the exception of power plants the energy and/or power of which are sold as an Energy Plus Service (SE Res. No. 1281/06) and under the WEM Supply Agreement pursuant to SE Res. No. 220/07.

The new remuneration scheme became applicable as from the economic transactions for the month of February, 2013, except for HINISA and HIDISA, for which it became applicable as from the commercial transaction for the month of November, 2013.

On March 30, 2016, SE Resolution No. 22/16 was passed, which amended SE Resolution No. 482/15 (which in turn amended SE Resolutions No. 95/13 and 529/14) and provided for a retroactive updating —as from the economic transactions for the month of February, 2016— of the remuneration values for fixed and variable costs and for maintenance remuneration.

The applicable remuneration scheme comprises the following items:

i.      Fixed Costs Remuneration: It considers and remunerates Power Capacity Made Available in HRP. The method for calculating the remuneration will be variable based on the RA and each unit's HA.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

Classification or technology and scale	$/MW-HRP
TG units with power capacity (P) > 50 Mw	108.8
TV units with power capacity (P) < 100 Mw	180.9
TV units with power capacity (P) > 100 Mw	129.2
CC units with power capacity (P) > 150 MW	84.3
HI units with power capacity (P) between 30 Mw and 120 Mw	299.2
HI units with power capacity (P) between 120 Mw and 300 Mw	107.8

ii.     Variable Costs Remuneration: It is calculated on a monthly basis based on the power generated by each type of fuel:

Classification or technology and scale	Operating with:
	Natural Gas	FO/GO Hydrocarbons
	$/MWh
TG units with power capacity (P) > 50 Mw	46.3	81.1
TV units with power capacity (P) < 100 Mw	46.3	81.1
CC units with power capacity (P) > 150 MW	46.3	81.1
TV units with power capacity (P) > 100 Mw	46.3	81.1

Hydroelectric Units	$/MWh
HI units with power capacity (P) ≤ 50 Mw (renewable)	36.7
HI units with power capacity (P) between 120 Mw and 300 Mw	36.7

iii.   Additional Remuneration: Part of this remuneration is settled directly to the generator and another will be destined to “new infrastructural projects in the electric sectors”, which will be defined by the SE through a trust. The SE will establish the trust funding mechanisms.

Classification or technology and scale	Allocation
	Generator $/MWh	Trust $/MWh
TG units with power capacity (P) > 50 Mw	11.7	7.8
TV units with power capacity (P) < 100 Mw	13.7	5.9
TV units with power capacity (P) > 100 Mw	11.7	7.8
CC units with power capacity (P) > 150 MW	11.7	7.8
HI units with power capacity (P) ≤ 50 Mw (renewable)	84.2	14.9
HI units with power capacity (P) between 120 Mw and 300 Mw	59.4	39.6

iv.   Maintenance Remuneration: It is calculated based on the total generated energy. Such remuneration is implemented through LVFVDs and is destined exclusively to the financing of major maintenance works, subject to the SE approval.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

Classification or technology and scale	$/MWh
TG units with power capacity (P) > 50 Mw	45.1
TV units with power capacity (P) < 100 Mw	45.1
TV units with power capacity (P) > 100 Mw	45.1
CC units with power capacity (P) > 150 MW	39.5
HI units with power capacity (P) ≤ 50 Mw (renewable)	16
HI units with power capacity (P) between 120 Mw and 300 Mw	16

v.    “Production” and “Operating Efficiency” Promotion: consists of an increase in the remuneration of variable costs upon the meeting of certain conditions.

The “Production” Promotion consists of a 15% or 10% percent increase in the remuneration of variable costs of thermal units operating with liquid fuels and gas/coal, respectively, as from the moment its accumulated production during the calendar year exceeds by 25% or 50% its production capacity with the applicable fuel and for its actual power capacity.

The “Operating Efficiency” Promotion consists of the acknowledgment of an additional remuneration equivalent to the variable cost remuneration for the percentage difference between the actual consumption and the reference consumption determined for each unit and fuel type. Comparisons will be made on a quarterly basis. In the case of higher consumptions, the base remuneration is not affected by variable costs.

Specific consumption reference values are as follows:

Generating Unit	Natural Gas	Alternative Fuels (FO/GO/CM)
	Kcal/kWh	Kcal/kWh
TG	2,400	2,600
TV	2,600	2,600

vi.   2015-2018 FONINVEMEM Resources: consists of an specific contribution destined to the execution of works approved or to be approved by the SE under such system. These specific contributions do not create acquired rights for the generator and, in case of breach of the construction and/or supply agreements, such resources may be reassigned by the SE.

Technology and scale	2015-2018 Investment Resources ($/MWh)
TG units with power capacity (P) > 50 Mw	15.8
TV units with power capacity (P) < 100 Mw	15.8
TV units with power capacity (P) > 100 Mw	15.8
CC units with power capacity (P) > 150 MW	15.8
HI units with power capacity (P) ≤ 50 Mw (renewable)	6.3
HI units with power capacity (P) between 120 Mw and 300 Mw	6.3

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

vii.  2015-2018 FONINVEMEM Direct Remuneration: It consists of the recognition of an additional remuneration to units installed under the 2015-2018 FONINVEMEM scheme equivalent to 50% of the Direct Additional Remuneration. The term for the recognition of such remuneration will begin with the unit's commercial commissioning and extend for a term not exceeding 10 years.

In furtherance of the objective sought by SE Resolution No. 95/13 of optimizing and minimizing costs in the supply of fuel to the WEM plants, it was provided that generation agents may not renew or extend their contracts with suppliers upon termination, the supply of such fuel thus becoming centralized in CAMMESA.

Finally, it was suspended the inclusion of new contracts into the MAT, as well as their extension or renewal, should the Large Users acquire their supplies directly from CAMMESA.

Resolution’s Implementation Criteria

The categorization by CAMMESA of generation units pursuant to the scales set forth by SE Resolution No. 95/13 is detailed below:

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

Company	Generating unit	Technology	Power
CTG	GUEMTG01	TG	> 50 MW
CTG	GUEMTV11	TV	<100 MW
CTG	GUEMTV12	TV	<100 MW
CTG	GUEMTV13	TV	>100 MW
CPB	BBLATV29	TV	>100 MW
CPB	BBLATV30	TV	>100 MW
CTLL	LDLATG01	TG	>50 MW
CTLL	LDLATG02	TG	>50 MW
CTLL	LDLATG03	TG	>50 MW
CTGEBA	GEBATG10	CC / TG	>150 MW
CTGEBA	GEBATG11	CC / TG	>150 MW
CTGEBA	GEBATV10	CC / TV	>150 MW
HIDISA	AGUA DEL TORO	HI	HI – Medium 120<P≤300
HIDISA	EL TIGRE	HI	HI – Small 0<P≤120
HIDISA	LOS REYUNOS	HI	HI – Medium 120<P≤300
HINISA	NIHUIL I	HI	HI – Medium 120<P≤300
HINISA	NIHUIL II	HI	HI – Medium 120<P≤300
HINISA	NIHUIL III	HI	HI – Medium 120<P≤300
HPPL	PPL1HI	HI	HI – Medium 120<P≤300
HPPL	PPL2HI	HI	HI – Medium 120<P≤300
HPPL	PPL3HI	HI	HI – Medium 120<P≤300

2.1.3          Energy Plus - SE Resolution No. 1281/06

The SE approved Res. No. 1281/06, in which it is established that the existing energy commercialized in the Spot market will have the following priorities: (i) Demands below 300 KW; (ii) Demands over 300 KW with contracts; and (iii) Demands over 300 KW without contracts.

It also establishes certain restrictions to the commercialization of electricity, and implements the Energy Plus service, which consist in the offering of additional generation availability by the generating agents. These measures imply the following:

-               Hydroelectric and thermal generators without fuel contracts are not allowed to execute any new contract.

-               Large Users with a demand over 300 KW will be only allowed to contract their energy demand in the forward market for the electrical consumption made during the year 2005 (“Base Demand”) with the thermoelectric plants existing in the WEM.

-               The new energy consumed by Large Users with a demand over 300 KW over the Base Demand must be contracted with new generation at a price freely negotiated between the parties (“Energy Plus”).

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

-               The New Agents joining the system must contract a maximum of 50% of their demand under the Energy Plus service.

-               For the new generation plants to be included within the Energy Plus service, they must have fuel supply and transportation contracts.

Under such standard, the Company through its CTG, Genelba and Ecoenergia power plants provides the service of Energy Plus to several WEM clients, which implies a contracted power of 280 Mw.

If a generator cannot meet the demand for energy assigned to an Energy Plus client, the generator may purchase that energy in the Spot Market at the operating marginal cost. The Company has current Power Availability Agreements in force with other generators, whereby it can purchase energy from those generators to support its contracts.

Furthermore, the Company has entered into power availability agreements with other generating agents whereby the Company acts as the selling party, supporting such generators in case of unavailability of their equipment. These agreements are ranked with a lower priority than Energy Plus contracts and relate to surplus energy (energy committed to the Energy Plus contracts which has not been demanded by customers).

The SE, through Note No. 567/07 and its amendments, has implemented the Surplus Demand Incremental Average Charge as the maximum price payable by Large Users, with a power consumption above 300 KW, for their Surplus Demand in case they do not have an Energy Plus Service Agreement in force. Currently these values are $ 650/MWh for GUMA and GUME and $ 0/MWh for GUDI.

These values, exposed to the U.S. Dollar exchange rate and based on the behavior of other WEM costs (mainly the WEM Agreements’ Surcharges), represent the opportunity cost of the purchase of energy by Large Users. Since the addition of all these prices amounts to values equivalent to the generation cost, a number of customers opt not to enter into agreements. As a result of the previously described process, generators have to sell their energy at the spot market, thus reducing their profitability margins.

Finally, based on what it is established in Art. 6 of Res. SE 482/15, and with the agreement of the generators of Energy Plus, the energy delivered to the spot market and the uncommitted power available in Energy Plus contracts in force in each period will be paid under the criteria established by Res. SE 482/15, being the cost of fuel provided by CAMMESA out of the transaction.

2.1.4          WEM Supply contracts - Resolution SE No. 220/07

Aiming to modify the market conditions allowing for new investments to increase the generation offer, the SE passed Res. No. 220/07, which empowers CAMMESA to enter into “WEM Supply Commitment Agreements” with WEM generating agents for the energy produced with new generation equipment. They will be long-term agreements, and the price payable by CAMMESA should compensate the investment made by the agent at a rate of return accepted by the SE.

On November 1, 2011, CAMMESA granted to CTLLL the provisional commercial commissioning of the TV unit, and the combined cycle started to operate on a commercial basis. Electricity generated by TV may be sold pursuant to the Energy Plus Plan and through the WEM Supply Agreements executed by CAMMESA pursuant to SE Res. No. 220/07. Pursuant to the Addendum to the December 2010 Supply Agreement, during the first 3 years of the Supply Agreement all the power produced by the TV may be marketed thereunder.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

On October 27, 2014, the Addendum to CTLL’s Supply Agreement was extended until the termination, in the year 2021, of the WEM Supply Agreement pursuant to SE Resolution No. 220/07 entered into with CAMMESA.

Finally, Central Térmica Piquirenda, owned by EGSSA (which makes up CTG´s assets after its merger with EGSSA and EGSSAH) was commissioned for commercial operation on May 3, 2011. On July 15, 2011, such company executed the WEM Supply Agreement pursuant to SE Res. No. 220/07. As from such date, the power produced is marketed in whole pursuant to the provisions of such agreement.

2.1.5          SE Resolution No. 21/16: Call to companies interested in offering new generation capacity

As a result of the state of emergency in the National Electricity Sector, the SE issued Resolution No. 21/16 calling for parties interested in offering new electric power thermal generation capacity with the commitment to making it available through the WEM for the following periods: i) 2016/2017 summer; ii) 2017 winter, and iii) 2017/2018 summer.

The terms for the call were established in SE Note No. 161/16. The conditions applicable to the generation capacity to be offered include: i) a minimum 40 MW power; ii) each generating unit should have a minimum 10 MW power; and iii) the equipment should have double fuel consumption capacity (with certain exceptions).

Successful bidders will enter into a wholesale demand agreement with CAMMESA on behalf of the distributors and the GUME. For further information on the Group’s projects, see Note 46.

2.1.6          New measures promoting projects in renewable energies

In the month of October 2015, Act No. 27,191 (regulated by Executive Order No. 531/2016) was passed, which amended Act No. 26,190 on the promotion of renewable sources of energy. Among other measures, it provided that by December 31, 2025, 20% of the total demand for energy in Argentina should be covered with renewable sources of energy. To meet such objective, it provides that the GUME and CAMMESA should cover 8% their demand with such sources by December 31, 2017. Such percentage will increase every two years until reaching such objective. The agreements entered into with Large Users and Distributors' Large-scale users may not have an average price exceeding U$S 113/MWh.

Additionally, it provides for several measures promoting the construction of projects for the generation of energy from renewable sources, including tax benefits (advance VAT reimbursement, accelerated depreciation of the income tax, import duty exemptions, etc.) and the creation of a fund for the development of renewable energies destined, among other objectives, to the granting of loans and capital contributions for the financing of such projects. The tax benefits quota for 2016, set by Executive Order No. 882/16, amounts to U$S 1,700 million. If it is not allocated in full, the balance will be automatically carried forward to the following year.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

In order to meet the objectives set by Act No. 26,190 and Act No. 27.191, the MEyM launched an open call for bids for the hiring of energy from renewable sources within the WEM (RenovAr Program, Round 1). The call aims to assign contracts for a capacity of up to 1,000 MW obtained with different technologies (wind and solar energy, biomass, biogas and small hydraulic developments with a capacity of up to 50 MW). Successful bidders with enter into Renewable Electric Power Supply Agreements for the sale of a committed annual electric power block for a term of 20 years. For further information on the Group’s projects, see Note 46.

2.1.7          Receivables from WEM generators

As of December 31, 2016 and 2015, the Company and its generation subsidiaries, holds receivables with CAMMESA which, at nominal value, together with accrued interest, amount to a total $ 3,798 and $ 1,016 million, with an estimated recoverable value of $ 2,805 and $ 978 million, respectively. Its integration is detailed below:

a.       LVFVDs pursuant to SE Resolution No. 406/03 2004-2006. They have been assigned to FONINVEMEM in the amount of $ 74 million and $ 54 million including interest, and their estimated recoverable value amounts to $ 71 million and $ 47 million, respectively.

b.       LVFVDs pursuant to SE Resolution No. 406/03 2008-2013 and SE Resolution No. 95/13 2013-2016 in the amount of $ 3,232 million and $ 883 million including interest, and their estimated recoverable value amounts to $ 2,242 million and $ 852 million, respectively. As of December 31, 2016 and 2015, $ 1,159 million and $ 883 million including interest have been allocated to the “2014 Thermal Generation Availability Increase Agreement”, and their estimated recoverable value amounts to $ 1,050 million and $ 852 million, respectively.

c.       LVFVDs for Maintenance Remuneration in the amount of $ 492 million and $ 79 million, respectively, bound to funding maintenance work previously authorized by the SE. They have been valued at their nominal value plus interest and if applicable, have been disclosed net of the partial advances received under the CAMMESA financing.

2.1.8          SE Resolution No. 19-E/17 – New Remuneration Scheme

On February 2, 2017, the SE issued Resolution No. 19-E/17, which replaces the remuneration scheme set forth by Resolution No. 22/16 and establishes guidelines for the remuneration to generation plants as from the commercial transaction corresponding to February 1, 2017.

The Resolution provides for remunerative items based on technology and scale, establishing dollar-denominated prices payable in pesos by applying BCRA’s exchange rate effective on the last business day of the month of the applicable economic transaction; the transaction's maturity will be the one provided for in CAMMESA's proceedings.

2.1.8.1     Remuneration for Available Power Capacity

Thermal Power Generators

The Resolution provides for a minimum remuneration for power capacity based on technology and scale and allows generating, co-generating and self-generating agents owning conventional thermal power stations to offer Guaranteed Availability Commitments for the energy and power capacity generated by their units not committed under the Energy Plus service modality or under the WEM Supply Agreement pursuant to SE Resolution No. 220/07.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

Availability Commitments for each unit should be declared for a term of three years, together with information for the Summer Seasonal Programming (except for 2017, where information may be submitted within the term for the winter seasonal period), with the possibility to offer different availability values for summer and winter six-month periods.

Finally, Generators will enter into a Guaranteed Availability Commitment Agreement with CAMMESA, which may assign it to the demand as defined by the SE. The committed thermal generators’ remuneration for power capacity will be proportional to their compliance.

-          Minimum Remuneration: It applies to generators with no Availability Commitments

Technology/Scale	Minimum Price [U$S/MW- month]
Big CC units with power capacity > 150 MW	3,050
Big TV units with power capacity > 100 MW	4,350
Small TV units with power capacity ≤ 100 MW	5,700
Big TG units with power capacity > 50 MW	3,550
Internal Combustion Engines	5,700

-           Base Remuneration: It applies to generators with no Availability Commitments

Period	Base Price [U$S/MW- month]
May 17 – Oct.17	6,000
Nov. 17 onwards	7,000

-          Additional Remuneration:

Remuneration for the additional available power capacity aiming to encourage Availability Commitments for the periods with a higher demand of the system. CAMMESA will define a Monthly Thermal Generation Goal for the set of qualified generators on a bi-monthly basis and will call for additional power capacity availability offers with prices not exceeding the additional price.

Period	Additional Price [U$S/MW- month]
May 17 – Oct.17	1,000
Nov. 17 onwards	2,000

Hydroelectric Generators

In the case of hydroelectric power plants, a base remuneration and an additional remuneration for power capacity were established.

Power capacity availability is determined independently of the reservoir level, the contributions made or the expenses incurred. Furthermore, in the case of pumping hydroelectric plants, the following is considered to calculate availability: i) the operation as a turbine at all hours within the period, and ii) the availability as a pump at off-peak hours during all days and on non-business days’ hours.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

The base remuneration is determined by the actual power capacity plus that under programmed and/or agreed maintenance:

Technology/Scale	Base Price [U$S/MW- month]
Medium HI units with power capacity > 120 ≤ 300 MW	3,000
Small HI units with power capacity > 50 ≤ 120	4,500
Big HB pumping units with power capacity > 120 and ≤ 300 MW	2,000

Similarly to the provisions of Resolution No. 22/16, in the case of hydroelectric power plants maintaining control structures on river courses and not having an associated power plant, a 1.20 factor will be applied to the plant at the headwaters.

The additional remuneration applies to power plants of any scale for their actual availability and based on the applicable period:

Type of Power Plant	Period	Additional Price [U$S/MW- month]
Conventional	May 17 – Oct. 17	500
	Nov. 17 onwards	1,000
Pumping	May 17 – Oct. 17	0
	Nov. 17 onwards	500

As from November 2017, the allocation and collection of 50% of the additional remuneration will be conditional upon: i) the generator taking out insurance, to CAMMESA’s satisfaction, to cover for major incidents on critical equipment; ii) the progressive updating of the plant's control systems pursuant to an investment plant to be submitted based on criteria to be defined by the ES.

Other Technologies

The remuneration is made up of a base price and an additional price associated with the availability of the installed equipment with an operating permanence longer than 12 months as from the beginning of the Summer Seasonal Programming.

Technology/Scale	Price
	Base (U$S/MWh)	Additional (U$S/MWh)
Wind	7.5	17.5

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

2.1.8.2     Remuneration for Generated and Operated Energy

The remuneration for Generated Energy is valued at variable prices according to the type of fuel:

Technology/Scale	Natural Gas [U$S/MWh]	Hydrocarbons (U$S/MWh)
Big CC units with power capacity > 150 MW	5.0	8.0
Big TV units with power capacity > 100 MW	5.0	8.0
Small TV units with power capacity ≤ 100 MW	5.0	8.0
Big TG units with power capacity > 50 MW	5.0	8.0
Internal Combustion Engines	7.0	10.0

The remuneration for Operated Energy applies to the integration of hourly power capacities for the period, and is valued at 2.0 U$S/MWh for any type of fuel.

In the case of hydroelectric plants, prices for Generated and Operated Energy are as follows:

Technology/Scale	Generated Energy [U$S/MWh]	Operated Energy [U$S/MWh]
Medium HI units with power capacity > 120 ≤ 300 MW	3.5	1.4
Small HI units with power capacity > 50 ≤ 120	3.5	1.4
Big HB pumping units with power capacity > 120 and ≤ 300 MW	3.5	1.4

2.1.8.3     Additional Remuneration for Efficiency

The Resolution keeps in effect the additional remuneration for efficiency created by Resolution No. 482/15.

2.1.8.4     Additional Remuneration for Low-Use Thermal Generators

The resolution provides for an additional remuneration for low-use thermal generators having frequent startups based on the monthly generated energy for a price of 2.6 U$S/MWh multiplied by the usage/startup factor.

The usage factor is based on the Rated Power Use Factor recorded during the last rolling year, which will have a 0.5 value for thermal units with a usage factor lower than 30% and a 1.0 value for units with a usage factor lower than 15%. In all other cases, the factor will equal 0.0.

The startup factor is established based on startups recorded during the last rolling year for questions associated with the economic dispatch made by CAMMESA. It will have a 0.0 value for units with up to 74 startups, a 0.1 value for units recording between 75 and 149 startups, and a 0.2 value for units recording more than 150 startups. In all other cases, the factor will equal 0.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

2.1.8.5     Repayment of Financing for Overhauls (applicable to thermal and hydroelectric generators)

The Resolution cancels the Maintenance Remuneration and establishes that for the repayment of outstanding loans, credits already accrued and/or committed to the cancellation of such maintenance works will be applied first. The balance will be repaid by discounting U$S 1/MWh for the energy generated until the total cancellation of the financing.

2.2     Transmission

In order to regularize the remuneration adjustment effective as from December 1, 2010, on May 13, 2013 and on May 20, 2013, Transener and Transba, respectively, entered into a Renewal Agreement of the Instrumental Agreement (“Renewal Agreement”) with the SE and the ENRE, which will be effective until December 31, 2015 and which set forth as follows:

i)      the recognition of receivables by Transener and Transba resulting from cost variations during the December 2010 – December 2012 period, calculated through the Cost variation index of Memorandum of Agreement (IVC),

ii)     a mechanism for the payment of outstanding positive balances of Addendum II and those determined in the previous subsection, during the year 2013;

iii)   a procedure for the automatic update, and payment, of resulting cost variations following the sequence of the semesters already elapsed from January 1, 2013 to December 31, 2015.

iv)   the execution of a new Addendum with CAMMESA including the amount of the generated receivables and the applicable interest until their actual cancellation.

Under the Renewal Agreement it was established a Cash Flow and an Investment Plan which Transener and Transba will execute during 2013 and 2014, taking into consideration the reception of the disbursements pursuant to the Addenda to be signed. In all cases, the Cash Flow and the Investment Plan will be aligned with Transener and Transba’s earning in each period.

The Investment Plan set forth in the Renewal Agreement estimates investments under the stated conditions for the years 2013 and 2014 amounting to approximately $ 286 million and $ 207 million, respectively, for Transener; and to $ 113 million and $ 100 million for Transba, respectively.

The Renewal Agreement stablished that in case they are not renewed, as from January 1, 2016 CAMMESA will consider the values set forth by ENRE Resolutions No. 327/08 and 328/08 as remuneration for the services rendered by Transener and Transba, with the application of Section 4.2 of the Agreements, determined by the ENRE in the Instrumental Agreements and the Renewal Agreements.

In order to execute the Third CAMMESA Loan Extension, Transener and Transba have dismissed their filed legal actions regarding performance of the commitments undertaken in the Agreements and the Instrumental Agreements as at the date hereof. In case of breach of the commitments undertaken in the Agreements, the Instrumental Agreements and the Renewal Agreements, Transener and Transba will be entitled to resume and/or restart any actions deemed appropriate in furtherance thereof.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

On October 25, 2013, Transba entered into an extension of the financing agreement (Addendum III) with CAMMESA, which stipulated as follows: i) the granting to Transba of a new loan in the amount of $ 324.8 million corresponding to receivables acknowledged by the SE and the ENRE on account of cost variations for the December, 2010- December, 2012 period; and iii) the assignment as collateral of the receivables on account of higher costs as of December 31, 2012 pursuant to the Renewal Agreement and the Agreement in order to pay off the amounts collectable for the application of the new agreed extensions.

Furthermore, on February 14, 2014 Transener entered into Addendum III with CAMMESA, which stipulated as follows: i) the granting to Transener of a new loan in the amount of $ 785.8 million corresponding to receivables acknowledged by the SE and the ENRE on account of cost variations for the December, 2010-December, 2012 period; and iii) the assignment as collateral of receivables on account of higher costs as of December 31, 2012 pursuant to the Renewal Agreement in order to pay off the amounts collectable for the application of the new agreed extensions.

Furthermore, on September 2, 2014, Transener and Transba executed with CAMMESA the Mutuum (Loan) Contracts for the implementation of the 2013 and 2014 Renewal Agreements (the “New Mutuum Contracts”), which stipulated as follows: i) that the Mutuum Contracts, together with their Addendums I, II and III timely executed with CAMMESA, would be deemed duly performed; ii) the granting to Transener and Transba of a new loan in the amount of $ 622.2 million and $ 240.7 million corresponding to receivables acknowledged by the SE and the ENRE on account of cost variations for the January 2013-May 2014 period; and iii) the assignment as collateral of the receivables recognized on account of higher costs as at May 31, 2014 pursuant to the Renewal Agreement in order to pay off the amounts collectable for the application of the executed New Mutuum Contracts.

On March 17, 2015 Transener and Transba executed with CAMMESA an Addenda to the Mutuum (Loan) Contracts (New Addenda), by which it was agreed to grant new loans in the amounts of $ 563.6 million and $ 178.3 million to Transener and Transba, respectively, corresponding to: i) the outstanding of the Mutuum (Loan) Contracts as of January 30, 2015; and ii) receivables acknowledged by the SE and the ENRE on account of cost variations for the June 2014-November 2014 period. In addition, the assignment as collateral of the receivables recognized on account of higher costs as at November 30, 2014 pursuant to the Instrumental Renewal Agreement in order to cancel the amounts to be received by application of New Addenda signed.

On September 17, 2015, Transener and Transba entered into an Addenda to the Renewal Agreements with the SE and ENRE approving the 2015 Economic and Financial Projection; providing for an investment plan for the year 2015 in the amount of $ 431.9 million and $ 186.6 million for Transener and Transba, respectively, and granting additional non-reimbursable resources for the execution of such investment plan.

On November 25, 2015, Transener and Transba executed the new Loan Agreements (the New Agreements) with CAMMESA stipulating the granting of financing in the amount of $ 508,9 million and $ 317.6 million to Transener and Transba, respectively, corresponding to: i) credit claims acknowledged by the SE and the ENRE for cost variations during the December 2014-May 2015 period; and ii) amounts corresponding to Additional Investments provided for in the Addendums to the Renewal Agreements. Additionally, the assignment as security of credit claims for increased costs as of May 31, 2015 was agreed pursuant to the Instrumental Renewal Agreement with the purpose of paying off the amounts receivable within the scope of all the new executed Loan Agreements.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

Pursuant to the instruction provided by the National Ministry of Energy and Mining through MEyM Resolution No. 196/16, on September 28, 2016 the ENRE passed Resolution No. 524/16 approving the program applicable to the Full Tariff Review (RTI) of the electric power transmission service during 2016, which provides for the entry into force of the resulting tariff scheme as from February 2017.

On December 26, 2016, Transener executed a new agreement with the ES and the ENRE under the agreements set forth in sections 4 and 11 of the Memorandum of Understanding for the Update of the High-Voltage Electric Power Transmission Contract (the “Memorandum of understanding”), entered into with the UNIREN on May 17, 2005 and ratified by the National Executive Branch through Executive Order No. 1462/2005.

Pursuant to the Agreement, and in order for Transener to have sufficient and necessary resources to support its ordinary operations and perform all other tasks necessary to secure the proper operation and functioning of the electric power transmission system under concession, the ES (i) recognized credit claims in favor of Transener in the amount of $ 602.9 million on account of cost variations during the December 1, 2015-July 31, 2016 period, and (ii) determined credit claims for increased costs in favor of Transener in the amount of $ 899.9 million for the August 1, 2016-January 31, 2017 period. To such effects, the ES will instruct CAMMESA to execute a Loan and Receivables Assignment Agreement with Transener S.A., which will be settled with the above-mentioned recognized and ascertained receivables. Additionally, the Agreement provides for an “Investment Plan” for the October 2016-March 2017 period in the approximate amount of $ 299.1 million.

Furthermore, on December 26, 2016, Transba executed a new agreement with the ES and the ENRE under the agreements set forth in sections 4 and 11 of the Memorandum of Understanding for the Update of the High-Voltage Electric Power Transmission for Regional Distribution Contract (the “TRANSBA Memorandum of understanding”), entered into with the UNIREN on May 17, 2005 and ratified by the National Executive Branch through Executive Order No. 1460/2005.

Both agreements will be effective until January 31, 2017 or until the entry into force of the tariff scheme resulting from the Full Tariff Review, whichever occurs first.

Pursuant to the Transba Agreement, and in order for this company to have the necessary and sufficient resources to support its ordinary operations and perform all other necessary tasks to secure the proper operation and functioning of the electric power transmission system under concession, the ES (i) recognized credit claims in favor of Transener in the amount of $ 151.9 million on account of cost variations for the December 1, 2015-July 31, 2016 period, and (ii) granted Transener credit claims for increased costs in the amount of $ 362.8 million for the August 1, 2016-January 31, 2017 period. To such effects, the ES will instruct CAMMESA to execute a Loan and Receivables Assignment Agreement with Transba, which will be settled with the above-mentioned recognized and ascertained receivables. Additionally, the Agreement provides for an “Investment Plan” for the October 2016-March 2017 period in the approximate amount of $ 121.4 million.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

As of the closing of Transener financial statements, income from the recognition of cost variations by the ES and the ENRE has been recognized up to the amounts collected under the Loan Agreements signed and/or under signature process, as indicated in the following paragraph. Consequently, Transener has recognized revenues from sales in the amount of $ 1,062.5 million and $ 908.1 million, and interest gains for $ 105.1 million and $ 139.5 million for the fiscal years ended on December 31, 2016 and 2015, respectively. Likewise, Transba has recognized revenues from sales in the amount of $ 452.1 million and $ 418.1 million, and interest gains for $ 22.4 million and $ 36.9 million for the same periods, respectively. Liabilities arising from payments received up to the amount of the recognized credit claims for increased costs under the Instrumental Agreement and the Renewal Agreement have been canceled through the assignment of such credit claims.

Pursuant to Resolution No. 524/16 mentioned above, which establishes the program applicable to the RTI process for Electric Power Transmission during 2016, on January 31, 2017, the ENRE issued Resolutions No. 66/17 and No. 73/17 establishing the tariffs in force for the 2017/2021 five-year period for Transener and Transba, respectively.

Furthermore, the ENRE established the mechanism for adjusting the remuneration, the service quality system and applicable penalties, the reward system and the investment plan to be made by both companies during such period.

2.3     Distribution

Edenor is subject to the regulatory framework provided under Law No. 24,065, the Concession Agreement and the regulations issued by the ENRE.

The ENRE is empowered to approve and control tariffs, and control the quality levels of the technical product and service, the commercial service and the compliance with public safety regulations, as provided for in the Concession Agreement. If the Distribution Company fails to comply with the obligations assumed, the ENRE may apply the penalties stipulated in the Concession Agreement.

The Distribution Company’s obligations are, among others, to make the necessary investments and carry out the necessary maintenance works in order to ensure that the quality levels established for the provision of the service in the concession area will be complied with and that electricity supply and availability will be sufficient to meet the demand in due time, securing the sources of supply.

If Edenor repeatedly fails to comply with the obligations assumed in the Concession Agreement, the grantor of the concession will be entitled to foreclose on the Collateral granted by the majority shareholders by means of the pledge of the Class A shares and sell them in a Public Bid, this, however, will not affect the continuity of Edenor (Note 6.4).

Furthermore, the Concession Agreement may be rescinded in the event of the Distribution Company’s undergoing bankruptcy proceedings. Additionally, if the Grantor of the Concession fails to discharge his obligations in such a manner that the Distribution Company is prevented from providing the Service or the Service is severely affected on a permanent basis, the Distribution Company may request, after demanding the regularization of such situation in a term of 90 days, that the agreement be rescinded.

As of the date of issuance of these consolidated financial statements, there have been no events of non-compliance by Edenor that could be regarded as included within the scope of this situation.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

2.3.1 Electricity rate situation

2.3.1.1 Adjustment Agreement entered into between Edenor and the Federal Government

On September 21, 2005, Edenor S.A. entered into an Adjustment Agreement within the framework of the process of renegotiation of the Concession Agreement set forth in Law No. 25,561 and supplementary regulations, which was ratified on February 13, 2006.

The Adjustment Agreement provides for the following:

i.            the implementation of a Temporary Tariff Structure effective as from November 1, 2005, including a 23% average increase in the distribution margin, which may not result in an increase in the average rate of more than 15%, and an additional 5% average increase in the VAD, allocated to certain specified capital expenditures;

ii.           the requirement that during the term of said temporary tariff structure, dividend payment be subject to the approval of the regulatory authority;

iii.         the establishment of a “social tariff” for the needy and the levels of quality of the service to be rendered;

iv.         the suspension of the claims and legal actions filed by the Company and its shareholders in national or foreign courts due to the effects caused by the Economic Emergency Law;

v.          the carrying out of a RTI which will result in a new tariff structure that will go into effect on a gradual basis and remain in effect for the following 5 years. In accordance with the provisions of Law No. 24,065, the ENRE will be in charge of such review;

vi.         the implementation of a minimum investment plan in the electric network for an amount of $ 178.8 million to be fulfilled by Edenor during 2006, plus an additional investment of $ 25.5 million should it be required;

vii.       the adjustment of the penalties imposed by the ENRE that are payable to customers by way of discounts, which were notified by such regulatory agency prior to January 6, 2002 as well as of those that have been notified, or whose cause or origin has arisen in the period between January 6, 2002 and the date on which the Adjustment Agreement goes into effect through the date on which they are effectively paid, using, for such purpose, the average increase recorded in Edenor’s distribution costs as a result of the increases and adjustments granted at each date;

viii.      the waiver of the penalties imposed by the ENRE that are payable to the National State, which have been notified, or their cause or origin has arisen in the period between January 6, 2002 and the date on which the Adjustment Agreement goes into effect;

The payment term of the penalties imposed by the ENRE, which are described in paragraph vii) above, is 180 days after the approval of the RTI in fourteen semiannual installments. Those discounts have been early made as from December 2015 (Note 2.3.3.3).

Mentioned agreement was ratified by the PEN by means of Executive Order No. 1,957/06, signed by the President of Argentina on December 28, 2006 and published in the Official Gazette on January 8, 2007.  The aforementioned agreement stipulated the terms and conditions that, upon compliance with the other procedures required by the regulations, would be the fundamental basis of the Comprehensive Renegotiation of the Concession Agreement of the public service of electric power distribution and sale within the federal jurisdiction, between the PEN and the holder of the concession.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

2.3.1.2 Breach of the Adjustment Agreement

With the aim of ensuring the viability of the electricity supply continuity, safety and quality, the Adjustment Agreement provided for the creation of a Temporary Tariff Structure (RTT), pursuant to which the increase in the Company’s costs would be recognized on a semiannual basis by means of the cost monitoring mechanism (MMC), and laid down the conditions for the RTI. That mechanism was only applied in the three fist six-month periods, after which the Federal Government (through its different agencies) systematically failed to comply with the obligations assumed.

By means of MEyM Resolutions Nos. 6 and 7/16, and as from February 1, 2016, the current electricity rate schedule of Distribution companies is readjusted within the framework of the Temporary Tariff Structure, which is the adjustment of the existing electricity rate schedule by applying thereto the semiannual readjustment that was pending.

Additionally, the aforementioned MEyM Resolution No. 7/16 instructs the ENRE to carry out the RTI.

Finally, by means of ENRE Resolution No. 63/17 dated January 31, 2017 (Note 2.3.1.3), the electricity rate schedule resulting from the RTI process, which will be applied by the Company as from February 1, 2017, was approved.

2.3.1.3 RTI

Due to the aforementioned breach, in June 2013, Edenor filed a complaint against the Federal Government claiming full compliance with the Adjustment Agreement and compensation for damages due to the breach with the commitments stipulated therein. The complaint was amended so as to extend it in November 2013.

Although in the last years, the Grantor of the Concession adopted palliative measures –previously described in this Note 2, to allow for the operations to continue, such measures were partial and considered neither all the variables nor the essential elements of the rights and obligations deriving from the Concession Agreement.

Therefore, by means of MEyM Resolution No. 7/16, SE Resolution No. 32/15 was repealed and the ENRE was instructed to adopt measures, within its field of competence, to finish the RTI.

To that end, on April 1, 2016, the ENRE issued Resolution No. 55/16, which approved the program for the Review of the distribution tariff, which was carried out in 2016.

In this regard, on September 5, 2016, Edenor submitted to the ENRE for its approval the electricity rate schedule proposal for the next five years. For the purposes of the rate proposal, Edenor: (i) determined the capital base using for such purpose the depreciated replacement cost method; (ii) submitted the 2017-2021 Investment Plan; (iii) submitted a detail of the operating expenses; and (iv) submitted all other data requested by the Regulatory Authority.

In accordance with the Work Plan and schedule duly fixed by the ENRE, on October 28, 2016, the public hearing was held as a preliminary step to define the electricity rate schedule for the next period.

Finally, on January 31, 2017, the ENRE issued Resolution No. 63/17, pursuant to which it determined the definitive Electricity Rate Schedules, the review of costs, the required quality levels, and all the other rights and obligations that are to be applied and complied with by Edenor as from February 1, 2017.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

The aforementioned resolution states that the ENRE, as instructed by the MEyM, shall limit the increase in the VAD resulting from the RTI process and applicable as from February 1, 2017, to a maximum of 42%, as compared to the VAD in effect at the date of issuance of the aforementioned resolution, with the remaining value of the new VAD being applied in two stages, the first of them in November 2017 and the last one in February 2018.

Additionally, the ENRE shall recognize and allow the Company to bill the VAD difference arising as a consequence of the gradual application of the tariff increase recognized in the RTI in 48 installments as from February 1, 2018, which will be incorporated into the VAD’s value resulting as of that date.

Notwithstanding the above, at the date of issuance of these financial statements, the definitive treatment to be given, by the SE, to all those unresolved issues resulting from the non-compliance with the Adjustment Agreement, including the remaining balances and other effects caused by the partial measures adopted, has yet to be defined.

These issues, among other, are the following:

i.            the treatment to be given to the remaining balances of the amounts received for the fulfillment of the Investment Plan through the Loans for consumption (Mutuums) granted to cover the insufficiency of the funds deriving from the FOCEDE;

ii.           the treatment to be given to the funds disbursed by Edenor for the fulfillment of the Investment Plan, not included in i) above;

iii.         the conditions for the settlement of the balance outstanding with CAMMESA at the date of issuance of SE Resolution No. 32/15, for which purpose the Company has submitted a payment plan;

iv.         the treatment to be given to the Penalties and Discounts whose payment/crediting is pending.

2.3.1.4 PUREE - MMC

By means of SE Resolution 250, dated May 7, 2013, and subsequent Notes, the SE:

a)       Authorized the values of the adjustments resulting from the MMC for the period May 2007 through January 2015, determined in accordance with Section 4.2 of the Adjustment Agreement, but without initiating the review process contemplated in the event of variations exceeding 5%.

b)       Assessed Edenor’s debt as of December 31, 2015 deriving from the application of the PUREE for the period May 2007 through January 2015.

c)       Authorized Edenor to offset until December 2014 the debt indicated in paragraph b) against and up to the amount of the receivables established in paragraph a), including interest, if any, on both amounts.

d)       Instructed CAMMESA to issue LVFVD for the MMC surplus amounts after the offsetting process indicated in paragraph c) has been carried out.

e)       Authorized CAMMESA to receive LVFVD as part payment for the past due debts deriving from the economic transactions of the MEM.

f)        Instructed Edenor to assign the credits from the surplus LVFVD, if there were any, after having complied with that established in the preceding paragraph, to the trust created under the terms of ENRE Resolution 347/12 (FOCEDE).

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

As of December 31, 2016, Edenor recognized a total of $ 74 million for the above-mentioned concept, in line “Higher costs recognition – SE Resolution No. 250/13 and subsequent notes” of the consolidated statement of comprehensive income (loss).

Pursuant to MEyM Resolution No. 7/16, as from February 1, 2016 the PUREE is cancelled and the Stimulus Plan (a system that rewards energy-saving efforts and results in a reduction of the previously mentioned wholesale electricity Seasonal Price), comes into effect (mentioned in Note 2.3.1.10).

2.3.1.5 Resolution ENRE N° 347/12

On November 23, 2012, the ENRE issued Resolution No. 347, pursuant to which distribution companies were authorized, as from the issuance thereof, to include in the bills a fixed amount for small-demand (T1) customers and a variable amount for medium and large-demand (T2 and T3) customers, to be calculated on a percentage of power charges.

As established in such Resolution, on November 29, 2012, Edenor, in its capacity as Trustor, and Nación Fideicomisos S.A., as Trustee, entered into a private Financial and Management Trust Agreement, whereby Edenor, as settlor of the trust, agreed to assign and transfer to the Trustee the fixed amounts set forth by ENRE Resolution No. 347/12 that are effectively collected, which will constitute the trust assets. Such agreement was ratified and approved by Edenor’s Board of Directors on December 11, 2012.

Additionally, it was agreed that Nación Fideicomisos S.A., in its capacity as trustee, will issue VRD to be offered to the market and issued in accordance with the public offering system authorized by the CNV, for a nominal value of up to $ 312.5 million. The proceeds will be used to pay Edenor’s investment plan.

On July 4, 2013, VRDs for $ 250 million were issued through a private placement. A subsequent public offering of these debt securities, with the possibility of being paid-in in kind is estimated. The VRD will accrue interest at the Private BADLAR rate plus a spread of 4% and will be amortized in 5 years with increasing installments.

In this regard, said agreement stipulated that payment obligations under the VRD will be solely and exclusively the obligations of Nación Fideicomisos S.A. (to the extent that the trust assets are sufficient) and will not imply in any way whatsoever any guarantee or recourse against Edenor, which in no case will be liable for the non-payment, whether total or partial, of any amount owed under the VRD or any other concept contemplated by the Trust Agreement duly signed. Moreover, and in view of the fact that up to now the only income of the trust derives from Edenor’s contributions and, also, that the VRD have accrued interest that was paid with the trust assets, Edenor has decided to record the trust’s net financial charges as other operating expense, which amounted to $ 14.7 million and $ 59.6 million in 2016 and 2015, respectively.

By MEyM Resolution No. 7/16, the SE is instructed to direct the Execution Committee of the Trusts to discontinue the transfers of resources to Edenor, in the name and to the order of the Unified Fund of Law No. 24,065, as well as to adopt the necessary measures to terminate the Trusts.

Finally, by Resolution No. 2 dated January 29, 2016, the ENRE resolved to discontinue as of January 31, 2016 the current Trust mechanism for the management of the funds resulting from the application of ENRE Resolution No. 347/12, and instructed Edenor to open a checking account for the deposit of the funds that will be received as from February 1, 2016 from the application of the fixed amount to afford the investments approved by the ENRE. Additionally, the Company is required to submit to the ENRE a Works Plan, identifying which works of such Plan will be financed with the funds received.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

In this regard, and according to the provisions of ENRE Resolution No. 2/16, on June 23, 2016 Edenor received $ 86.3 million as reimbursement for the amounts duly transferred to the FOCEDE. On July 20, 2016, the aforementioned trust was formally terminated and liquidated.

2.3.1.6 Loans for consumption (mutuums) and assignments of secured receivables

Due to the delay in obtaining the Tariff Structure Review, which will make it possible to restore the economic and financial equation of the concession, Edenor lacks the necessary conditions to come to the financial market to make up the deficit of both its operations and the investment plans necessary to maintain the quality of the service, object of the concession. In order to deal with this situation, Edenor has obtained from the Federal Government a series of measures such as the issuance of ENRE Resolution No. 347/12 (Note 2.3.1.5) and SE Resolution No. 250/13 (Note 2.3.1.4), and the granting of loans for consumption (mutuums) to help it cope with its cash needs for specific purposes.

The obligations deriving from this assistance are classified as Other payables and the related costs as financial expenses, due to both the fact that they result from the lack of adjustment of the Electricity Rate Schedule, which depends exclusively on the Federal Government’s resolution, and the fact that such assistance has been granted under these special circumstances. Therefore, such obligations do not constitute financing decisions made by Edenor in the ordinary course of business.

As instructed by MEyM Resolution No. 7/16, as from February 1, 2016 CAMMESA shall suspend -until further notice- all the effects of the loans for consumption (mutuums) agreements entered into, as well as the transfers of resources to Distribution companies on behalf and to the order of the FOCEDE. As previously mentioned, the new Works Plan will be exclusively financed with the funds collected from customers.

The loans for consumption (mutuums) granted up to the issuance of MEyM Resolution No. 7/16 are detailed below:

Extraordinary Investment Plan - Temporary insufficiency of the revenue deriving from the FOCEDE:

Due to the measures adopted by the Ministry of Planning and the fact that the FOCEDE’s funds were insufficient to cover the estimated disbursements under the Investment Plan, Edenor has requested to the respective authorities to be provided with funding assistance, which has been called Extraordinary Investment Plan.

Consequently, on September 26, 2014, the SE, by Resolution 65/14, instructed CAMMESA to enter into a Loan for consumption (Mutuum) and assignment of secured receivables agreement with Edenor for a total of $ 500 million to cover the Extraordinary Investment Plan as a consequence of the temporary insufficiency of the revenue deriving from Resolution 347/12, mentioned in caption V of this note. The aforementioned agreement was entered into on September 30, 2014. On December 18, 2014, said agreement was extended, as instructed by the SE to CAMMESA, for an additional amount of $ 159.4 million.

In fiscal year 2015, the loan for consumption (mutuum) agreement was extended, as instructed by the SE to CAMMESA, for an additional amount of $ 2.2 billion.

As of December 31, 2016, the debt related to this concept amounts to $ 1.3 billion (comprised of $ 923.6 million principal and $ 423.2 million in accrued interest) which is disclosed in the Other non-current payables account.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

Furthermore, as security for the performance of the obligations assumed and the repayment of the funds granted, the Company agreed to assign and transfer in favor of CAMMESA, as from the end of the grace period that the SE will estipulate along with the methodology and terms for the reimbursement of the funds, the amounts receivable which Edenor may have with the MEM up to the actual amount of the funds granted. As of the date of issuance of these financial statements, the Company does not have any amount receivable with the MEM.

Higher salary costs:

On June 24, 2014, by Note 4,012/14, the SE instructed CAMMESA to enter into a Loan for consumption (Mutuum) and assignment of secured receivables agreement with Edenor in order to pay the higher salary costs. The aforementioned agreement was entered into on July 10, 2014.

The agreement would be guaranteed by Edenor with the assignment of the future surplus LVFVD to be issued due to the application of SE Resolution No. 250/13. As of the date of issuance of these financial statements, Edenor does not have any surplus LVFVD.

The aforementioned SE Resolution No. 32/15, Note 2.3.1.7, resolves that LVFVD be issued in favor of the Company for the amounts generated by the salary increases deriving from the application of Resolution 836/14 of the Ministry of Labor, Employment and Social Security for whose payment Edenor received this Loan for consumption (Mutuum); allowing for the offsetting thereof against the outstanding balances for this concept. The LVFVD were issued on July 16, 2015.

In this regard, in fiscal year 2015, Edenor recorded the total settlement of the $ 524.7 million liability for this concept, thus generating a positive result of $ 495.4 million related to the principal received, which is disclosed in the “Income recognition on account of the RTI – SE Resolution No. 32/15” line item of the consolidated statement of comprehensive income (loss), and a positive result of $ 29.3 million, related to interest accrued, which is disclosed in the “Financial expenses” line item of the consolidated statement of comprehensive income (loss).

2.3.1.7 Resolution SE N° 32/15

At the beginning of 2015, the SE issued Resolution 32/15, which, among other things, granted Edenor a temporary increase in income effective as from February 1, 2015, and on account of the RTI, in order for Edenor to cover the expenses and afford the investments associated with the normal provision of the public service, object of the concession.

As from February 1, 2016, by means of MEyM Resolution No. 7/16, the aforementioned SE Resolution 32/15 was repealed and the application of the new electricity rate schedules came into effect.

As of December 31, 2016 and 2015, Edenor has recognized for this concept $ 419.7 million and $ 5 billion, respectively, which are disclosed in line “Income recognition on account of the RTI – SE Resolution No. 32 / 15” of the consolidated statement of comprehensive income (loss).

2.3.1.8 Provisional remedies

As from May 2016, Edenor has been notified by several courts of the Province of Buenos Aires of the granting of provisional remedies requested by different customers, both individuals and groups of consumers, which all together accounted for more than 30% of the Company’s sales, ordering the suspension of MEyM Resolutions Nos. 6 and 7/16 and ENRE Resolution No. 1/16 (authorizing tariff increases), retroactively to the date on which such resolutions came into effect, i.e. February 2016.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

These measures required Edenor to refrain from billing with the tariff increase and to return any amounts of the increases already collected by means of a credit in the customers’ accounts to offset future electricity consumption.

The current status of the main provisional remedies is detailed below:

“Abarca”:

On July 15, 2016 the ENRE notified Edenor of the granting of a provisional remedy by Division II of the Federal Appellate Court of the City of La Plata, ordering the suspension of the tariff increases in all the Province of Buenos Aires for a period of three months to commence as from the date of issuance of such judicial order. In July, this measure impacted 80% of the Company’s billing. As a consequence of the filing of a “Federal Extraordinary Appeal” (“Recurso Extraordinario Federal”), on September 6, 2016 the Supreme Court of Justice of Argentina revoked the provisional remedy granted by Division II, due to formal issues (lack of standing) but pronouncing no ruling on the main question at issue, which implies that, except in those districts of the Province of Buenos Aires where another provisional remedy remains in force, the applicable electricity rate schedule should be the one approved by ENRE Resolution No. 1/16. On September 27, 2016, the MEyM issued Resolution No. 197/16, instructing CAMMESA to invoice distribution companies for the amounts unbilled in compliance with the provisional remedy herein described, in four equal and consecutive monthly installments. Furthermore, it instructed the ENRE to direct, in turn, distribution companies to make this payment plan, with no interest or surcharges, available to customers (ENRE Note No. 523 dated September 29, 2016). As of the date of these financial statements, this provisional remedy has no impact on the trade receivables recognized by the Company as of December 31, 2016.

“Fernández Francisco Manuel and Other Plaintiffs”:

On August 3, 2016, the short-term provisional remedy (provisional relief that remains in effect until the Federal Government submits the report required by the law or the term provided for such purpose expires - “medida cautelar interina”) requested in the action for the protection of a constitutional right that was violated (“acción de amparo”) brought against the Federal Government (PEN and MEyM) and the ENRE was granted, declaring MEyM Resolutions Nos. 6 and 7/16 and ENRE Resolution No. 1/16 null and void and ordering CAMMESA to refrain from applying the new electricity rate schedule until the public hearing was held. On October 6, 2016, final judgment was passed, partially upholding the action brought and declaring the electricity rate schedule included in the aforementioned Resolutions inapplicable to small-demand (T1) customers, ordering the ENRE to instruct distribution companies to allow customers, who consider themselves affected by the effects of the aforementioned Resolutions and at their sole request, to pay and have as settled the amounts owed as well as those accruing in the future, in accordance with the electricity rate system applied prior to ENRE Resolution No. 1/16. On October 25, 2016, by Note No. 123,177, the ENRE informed Edenor that the referred to judgment had been appealed by the ENRE and the MEyM, that the appeals had been granted with a stay of execution, and, therefore, that until a decision on such judgment, whose enforcement had been stayed, was issued by the Appellate Court, Edenor had to continue billing its customers in accordance with the rate resulting from the application of the Resolutions issued by ENRE for such purpose. If the Appellate Court affirms the appealed judgment, the enforcement thereof may give rise to significant additional losses for the Company, inasmuch as small-demand (T1) customers represent 54% of Edenor’s revenue from sales.

“Ombudsman for the District of Pilar and Other Petitioners”:

With regard to the provisional remedy granted against the MEyM in respect of the customers residing in the locality of Pilar, due to both the fact that the originally stipulated term thereof has expired due to the lapse of time and the fact that the joining thereof to the “Fernández” case had been ordered, it is inferred that the customers of the above-mentioned locality would be subject to the decision issued in such case and consequently included within the universe of customers subject to the “Fernández” ruling mentioned in the previous caption.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

In this regard, by Note 123,967 dated December 28, 2016, the ENRE states that Edenor may begin to collect from medium and large-demand (Tariff 2 and 3) customers of this jurisdiction the amounts related to the February 1-October 24, 2016 period for which their bills had been duly credited, in a number of installments equivalent to the number of bills affected by the compliance with the provisional remedy. Additionally, and at the customer’s request, the established number of installments may be increased up to twice the number of those originally affected by the provisional remedy, in which case, an interest rate based on the BNA lending rate for discount operations will be charged.

With regard to residential customers, no decision has been taken by the ENRE, which has stated that it will be necessary to wait until final judgment is rendered by the competent judicial authority.

“Municipality of La Matanza and Other Petitioners”:

The short-term provisional remedy (medida cautelar interina) granted on June 14, 2016 that benefitted the residents of the locality of La Matanza was appealed by all the affected parties, the MEyM, the ENRE and Edenor. The appeal has been granted by the court hearing the case and the proceedings are about to be sent to the Federal Appellate Court of San Martín for their treatment. That, without prejudice to the petition filed to have the action (acción de amparo) rejected, which is still pending resolution. However, an adverse ruling of the Appellate Court in the “Fernández” case would include the small-demand (T1) customers residing in La Matanza District and will have the effects mentioned above in this Note.

As in the case of the District of Pilar, the ENRE issued Note No. 123,967 stating that the rebilling of the amounts related to the February 1- November 14, 2016 period for which the customers’ bills of this jurisdiction had been duly credited, will not take place until judgment on the main question at issue is rendered by the court.

As a consequence of the above-described situation, and in order to safeguard the provision of the public service of electricity distribution in a continuous and safe manner, the Company has had no alternative but to temporarily suspend payments to CAMMESA for energy purchases from July to November 2016.

For the balances related to La Matanza and Pilar jurisdictions, the MEyM instructed CAMMESA to issue credit notes for the provisional remedies that affected the application of MEyM Resolutions Nos. 6 and 41/16, seasonal prices, and ENRE Resolution No. 1/16, VAD.

In this regard, on December 26, 2016, CAMMESA notified the Company that, as instructed by the MEyM, Note No. 2016 04484723, it would issue credit notes for the negative effects generated by the provisional remedies that affected:

•     the application of the seasonal prices set by MEyM Resolutions Nos. 6 and 41/16, for the periods pending as of that date; and

•     the application of the electricity rates set by ENRE Resolution No. 1/16.

Once the conditions and time frames for the billing of the concepts covered by the above-mentioned provisional remedies have been set out by the ENRE, the Company will issue the bills to its customers and transfer those values to CAMMESA.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

The total effects of the credit notes issued for these concepts are detailed below:

	Res. MEyM N° 6 y 41 /16	Res. ENRE N° 1/16
Payables for purchase of electricity - CAMMESA	(270)	(1,126)
Purchase of electricity	270	-
Income recognition of Note MEyM No. 2016-04484723	-	1,126

Additionally, based on the credit notes issued, CAMMESA has credited the interest amounts billed commensurate with the extent thereof.

2.3.1.9 Resolution MEyM N° 6/16 – Seasonal reference prices

By means of MEyM Resolution No. 6/16 the MEM summer quarterly rescheduling relating to the February 1-April 30, 2016 period is carried out.

The seasonal reference prices fixed by the aforementioned resolution are as follow:

i)         Power: $ 1,427.60/MW month

ii)       Energy: $ 773.02/Mwh, $ 768.72/Mwh, $ 763.89/Mwh, in peak hours, other hours and off-peak hours, respectively.

With regard to residential utility customers, who are beneficiaries of the social tariff, the prices are as follow:

i)         Monthly consumption of up to 150 Kwh/month. $ 0.00 / Mwh.

ii)       Monthly consumption exceeding 150 kwh/month,

a)      If it is equal to or lower than the consumption recorded in the same month of 2015, the reference prices will be $ 31.39/Mwh, $ 27.09/Mwh, $ 22.26/Mwh, in peak hours, other hours and off-peak hours, respectively.

b)      If it is higher than the consumption recorded in the same month of 2015, the reference prices will be $ 312.39 /Mwh, $ 317.09/Mwh, $ 312.26/Mwh, in peak hours, other hours and off-peak hours, respectively.

These are the prices that, together with those for power, are to be applied to the respective electricity rate schedules.

2.3.1.10 Resolution MEyM N° 7/16 y and its effects

By MEyM Resolution No. 7/16 the ENRE is instructed to adjust the VAD in electricity rate schedules, on account of the RTI, and to take all the necessary steps to carry out the RTI before December 31, 2016.

Furthermore, the aforementioned Resolution provided for: (i) the cancellation of the PUREE (Note 2.3.1.4); (ii) the revocation of SE Resolution 32/15 as from the date on which the ENRE’s Resolution that implements the electricity rate schedule comes into effect (Note 2.3.1.7); (iii) the suspension until further instruction of all the effects of the loans for consumption (mutuums) agreements entered into by and between the distribution companies and CAMMESA (Note 2.3.1.6); (iv) the implementation of the necessary actions to end the Trusts created by ENRE Resolution 347/12 (Note 2.3.1.5); the restriction on the distribution of dividends in accordance with the provisions of clause 7.4 of the Adjustment Agreement.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

2.3.1.11 ENRE Resolution No. 290/16

By means of ENRE Resolution N° 290/16, applicable to Edenor S.A. and Edesur S.A., the ENRE instructed Distribution companies to eliminate the six per thousand surcharge established by Section 1 of Law No. 23,681, as from the billings that include meter-reading dates subsequent to the date on which Decree No. 695/16 came into effect, inasmuch as both the interconnection construction works and the transfers of funds duly made by the Federal Government in favor of the province of Santa Cruz, have been complied with.

2.3.2 Framework agreement

On January 10, 1994, the Company, together with Edesur S.A., the Federal Government and the Government of the Province of Buenos Aires entered into a Framework Agreement, whose purpose was to establish the guidelines under which the Company was to supply electricity to low-income areas and shantytowns.

On July 22, 2011, Edenor, the Federal Government, and the Government of the Province of Buenos Aires entered into an Addendum for the renewal for a term of four years (from January 1, 2011 through December 31, 2014) of the New Framework Agreement that had been signed on October 6, 2003. Such extension was approved on September 21, 2012 by Resolution No. 248/12 issued by the ENRE and ratified by Resolution No. 247/12 of the MPFIPyS.

With regard to the amount receivable Edenor has with the Province of Buenos Aires, on October 18, 2012 Edenor entered into an Agreement for the Settlement of Non-financial Obligations and Subscription of Buenos Aires Province Government Bonds, pursuant to which the Company agreed to receive an amount of $ 0.3 million in cash and subscribe Series B Bonds for a residual nominal value of $ 6.1 million, as settlement of the debt that as of December 31, 2010 such Province had with Edenor for the electric power supplied to low-income areas.

During the months of May and July 2016 the Company received payments for $ 11.4 million and $ 53.5 million, respectively from the Provincial and the Federal Governments.

Due to the fact that as of the date of these financial statements the approval of the new Framework Agreement for the period of January 1, 2015 through December 31, 2018 by the Federal Government and the Government of the Province of Buenos Aires is still in process, no revenue for this concept has been recognized, which as of December 31, 2016 amounted to $ 92.4 million.

2.3.3 Penalties

2.3.3.1 General

The ENRE is empowered to control the quality levels of the technical product and service, the commercial service and the compliance with public safety regulations, as stipulated in the Concession Agreement. If the Distribution Company fails to comply with the obligations assumed, the ENRE may apply the penalties stipulated in the aforementioned Agreement.

As of December 31, 2016 and 2015, Edenor has recognized in its financial statements the penalties accrued, whether imposed or not yet issued by the ENRE, related to the control periods elapsed as of those dates.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

By means of ENRE Note No. 120,151 dated April 15, 2016, which establishes the new criterion to calculate penalties, the Company is informed that for purposes of calculating penalty amounts, the values to be applied are the kWh values in effect at the last day of the six-month period analyzed in which the penalizable event is detected, with the increases recorded in the “remuneration” as a consequence of the increases and adjustments granted as of that date. The effect of this resolution for the September 2015-February 2016 six-month period and subsequent periods has been recorded during the year ended December 31, 2016.

Furthermore, it is stated that the resulting amounts determined as indicated in the preceding paragraph, accrue interest at the BNA lending rate for thirty-day operations from the date on which they are determined until the Customer’s account is actually credited, effect which the Company has recorded in its financial statements.

Additionally, by Note No. 123,091 dated October 19, 2016, the ENRE set the average rate values ($/kWh) to be applied as from December 2012 for the penalties payable to the Public Administration. In accordance with the terms of the Concession Agreement, such values relate to the average sale price of energy charged to customers. Due to the fact that the amounts informed in the above-mentioned note are not in agreement with such concept, on November 1, 2016, the Company submitted a note to the ENRE requesting the rectification of the amounts informed because they are considered incorrect. As of the date of issuance of these financial statements, said Note has not been answered.

In the case that in the ENRE’s reply to the Note referred to in the preceding paragraph, the term “remuneration” were interpreted by the ENRE as to include all the amounts received in the form of, for example, government grants, the amount of the provision for penalties could increase significantly. Edenor believes that such interpretation would be contrary to the terms of the Concession Agreement.

Furthermore, ENRE Resolution No. 63/17, Note 2.3.1.3, has set out the control procedures, the service quality assessment methodologies, and the penalty system, applicable as from February 1, 2017, for the 2017 – 2021 period.

2.3.3.2 Compensation payable to Customers

On March 21, 2016, the ENRE issued Resolution No. 31/16, pursuant to which it was provided that each small-demand residential customer (T1R) who suffered power outages between February 12 and 18, 2016 must be paid a compensation of at least (i) six hundred pesos if the power cut lasted more than 12 continuous hours but did not exceed 24 continuous hours; (ii) nine hundred thirty-one pesos if the power cut lasted more than 24 continuous hours but did not exceed 48 hours; and (iii) one thousand sixty-five pesos if the power cut lasted more than 48 continuous hours.

The total amount of the compensation payable to customers by way of discounts amounted $ 73 million, which was credited to customer bills issued as from April 25, 2016.

2.3.3.3 Discounts to customers

The Company began to credit Customer bills issued as from December 22, 2015 for the penalties included in clauses 9.2.1 and 9.2.2 of the Adjustment Agreement, as well as the adjustments thereof (Note 2.3.1.1.vii), for $ 152.2 million. Edenor finished crediting customer bills for these amounts in the first two months of 2016. Additionally, an amount of $ 36 million in compensation and adjustments was made available to the customers who as of December 22, 2015 had no active service.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

2.3.3.4 Payment agreements

From May, 2014 through December 31, 2015, Edenor entered into three payment plan agreements with the Regulatory Agency pursuant to which it agreed to pay the penalties that had been ratified by the judicial authority for a total of $ 85.7 million, plus interest for $ 84.2 million. As of the December 31, 2015, payment plan agreements Nos. 1 and 2 have been complied with in due time and proper manner. With regard to payment plan agreement No. 3, the outstanding balance amounts to $ 47.5 million, which is disclosed in the ENRE Penalties and Discounts line item of the Other payables account within current and non-current liabilities.

Furthermore, and owing to the setting of fees in favor of ENRE professionals who acted in execution proceedings, the Company entered into two payment agreements for a total of $ 18.7 million, plus interest. As of December 31, 2016, the outstanding balances of principal and interest accrued under payment agreement No. 2 amounted to $ 16.6 million and $ 0.4 million, respectively, which will be paid in 60 installments. The first payment agreement has been complied with in due time and proper manner. They are disclosed in the Other payables account within current and non-current liabilities.

2.3.4 Stabilization factor

By Note No. 2,883 dated May 8, 2012 (reference Resolutions MEyFP No. 693/11 and MPFIPyS No. 1,900/11), the SE had implemented a mechanism whose objective was to keep the amounts billed to residential customers throughout the year stable, thereby minimizing the effects of the seasonal consumption of electricity.

On January 18, 2016, by Note No. 119,098, the ENRE ordered the withdrawal from the stabilization system of all the customers who were included therein, starting with the first bill preparation and issuance to be made in 2016.

2.4     Oil and gas

2.4.1          Amendment of the Argentine Hydrocarbons Law

On October 29, 2014, the National Congress enacted Law No. 27,007 amending Hydrocarbons Law No. 17,319. This Law incorporates new drilling techniques available in the oil industry, as well as changes mainly related to terms and extensions of exploration permits and exploitation concessions, canons and royalty rates, new legal concepts for the exploration and exploitation of unconventional hydrocarbons in the Continental Shelf and the Territorial Sea, and a promotion regime pursuant to Executive Order No. 929/13, among other key factors for the industry.

The main changes introduced by Law No. 27,007 are detailed below:

a)    It establishes terms for exploration permits and exploitation and transportation concessions, making a distinction between conventional and unconventional, and continental shelf and territorial sea reservoirs.

b)    The 12% percentage payable as royalties to the grantor by exploitation concessionaires on the proceeds derived from liquid hydrocarbons extracted at wellhead and the production of natural gas will remain effective. In case of extension, additional royalties for up to 3% on the royalties applicable at the time of the first extension, up to a maximum of 18%, will be paid for the following extensions.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

c)     It provides for two types of non-binding commitments between the National Government and the Provinces aiming to establish a uniform environmental legislation and to adopt a uniform tax treatment to encourage hydrocarbon activities.

d)    It restricts the National Government and the Provinces from reserving new areas in the future in favor of public or mixed companies or entities, irrespective of their legal form. Thus, contracts entered into by provincial companies for the exploration and development of reserved areas before this amendment are safeguarded.

2.4.2          Gas Market

During the last few years, the National Government has created different programs seeking to encourage and increase gas injection into the domestic market.

2.4.2.1     Gas Plus Program – SE Resolution No. 24/08

Under this program, the main attraction for gas producers is the free availability and commercialization of the extracted gas. In order to qualify, the producer should submit an investment project in new gas areas, in areas which have not been in production since 2004, or in areas with complex geological characteristics of compact sands or low permeability. With the exception of new entities, companies should be up-to-date with the payment of the production installments fixed pursuant to the Producers’ Agreement to join this program.

2.4.2.2     Natural Gas Surplus Injection Promotion Program (the “IE Program”)

On February 14, 2013 Resolution No. 1/13 was published in the Official Bulletin, which creates the IE Program, which aims to evaluate and approve projects furthering the national self-supply of hydrocarbons through a gas production increase and its injection into the domestic market, as well as to generate higher levels of activity, investment and employment in this sector.

The IE Program sets forth that the National Government undertakes to pay a monthly compensation resulting from: (i) the difference between the Surplus Injection price (US$ 7.5/MMBTU) and the price actually collected from the sale of the Surplus Injection, plus; (ii) the difference between the Base Price and the price received from the Adjusted Base Injection. These projects will be in force for a maximum term of 5 years, with the possibility for renewal.

On April 26, 2013, the Committee of Strategic Planning and Coordination of the National Hydrocarbon Investment Plan (Committee) issued Resolution No. 3/13, which was published in the Official Bulletin, and regulates the IE Program and sets forth that any companies interested in participating in the Program should submit monthly affidavits to the Committee containing specifically-detailed documentation on injection, price, contracts, etc., so that they may, after meeting the methodology and terms specified therein, obtain the applicable compensation. Furthermore, the Resolution expressly prohibits natural gas purchase and sale operations between producers and provides special considerations regarding new high-risk projects, investments control, the evolution of reserves and the IE Program’s auditing mechanism.

On August 7, 2013, pursuant to Resolution No. 27/13, the Committee approved a project for an increase in the total natural gas injection submitted by the Company, with retroactive effects to March 1, 2013.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

On July 15, 2015, the Committee approved Resolution No. 123/15 defining the Rules applicable to Acquisitions, Sales and Assignments of Areas, Rights and Interests under the Program, which provides that companies acquiring, selling or assigning areas, rights or interests should submit the applicable presentation within a term of 10 business days after the transaction is made. PEPASA has filed the applicable documentation required by such Resolution and in accordance with the Addendum to the Investment Agreement entered into with YPF in the Rincón del Mangrullo area.

2.4.2.3     Natural Gas Surplus Injection Promotion Program for Companies with Reduced Injection (the “IR Program”)

In November 2013, pursuant to Resolution No. 60/13, the Committee created the IR Program covering companies with no previous production or with a 3.5 MMm3/day production cap, establishing price incentives for production increases and LNG importation penalties in case of breach of the committed volumes. Furthermore, companies benefiting from this Program and meeting the applicable conditions may request the interruption of their participation in that program and their incorporation into the current one. Resolution No. 60/13 (as amended by ES Resolution N° 22/14 y N° 139/14), established a price ranging from 4 U$S/MMBTU to 7.5 U$S/MMBTU, based on the highest production curve attained.

On March 6, 2014 and January 30, 2015, PELSA and Petrobras were registered with this program pursuant to Resolutions No. 20/14 and 13/15, respectively, of the Secretariat of Economic Policies and Development Planning of the Ministry of Economy and Public Finances.

On January 4, 2016, Executive Order No. 272/15 was passed dissolving the Committee created pursuant to Executive Order No. 1277/12 and providing that the powers assigned to it would be exercised by the MEyM.

Lastly, it should be pointed out that the collection of the compensation for both Programs depends on the payment capacity of the Argentine Government, which has incurred a delay in the cancellation of credit claims.

On May 20, 2016, Executive Order No. 704/16 authorized the delivery of bonds denominated in U.S. Dollars issued by the Argentine Government (BONAR 2020) for the cancellation of debts outstanding as at December 31, 2015 under the Program. Furthermore, the Executive Order imposes restrictions on the transferability of such bonds, with a limit of up  3% per month without penalty, except to subsidiaries and/or affiliates, and requires the filing of information on a monthly basis.

During June and July, 2016, Petrobras and PEPASA received BONAR 2020 bonds for a face value of U$S 34.3 and U$S 29.5 million as compensation owed as of December 2015.

As of December 31, 2016, the Company and PELSA hold outstanding balances for compensation related to the IR Program of $ 780 and $ 130 million, respectively, corresponding to April-December 2016 period.

Additionally, PEPASA holds balances amounting to $ 672 million for the compensation related to the IE Program corresponding to August-December 2016 period. As of the date of the issuance of these financial statements, PEPASA has collected the whole compensation corresponding to August 2016 in the amount of $ 101 million.

Furthermore, the line “Extraordinary Canon”, within the other operating expenses of the statement of comprehensive income (loss), includes fiscal costs associated with the program.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

2.4.2.4     Natural Gas Price

During the month of April, 2016, the MEyM passed Resolutions No. 28/2016 and No. 31/2016 increasing natural gas prices in the regulated market, for industrial users, LPG and specifically in the residential and electric power generation markets, where prices vary depending on the end user and the place of consumption.

As a result of the tariff increases granted by ENARGAS to concessionaires of the Natural Gas Transportation and Distribution Utility Service and the increase in the price of Natural Gas provided for by Resolution No. 28/2016, several legal actions were brought seeking their nullity, which seriously affected their application and the sought predictability framework. In a claim for legal protection of constitutional rights (“acción de amparo”) initiated by the non-governmental entity “Centro de Estudios para la promoción de la Igualdad y la Solidaridad – CEPIS”, on July 6, 2016, Panel II of the National Chamber of Appeals of La Plata (the “Chamber”) passed a ruling declaring the nullity of Resolutions No. 28 and No. 31 and restoring the tariff scheme effective prior to the passing of such provisions.

The National Government has lodged an extraordinary appeal before the Supreme Court of Justice requesting the review of such decision.

On July 12, 2016 the MEyM issued Resolution No. 129/16 setting limits on invoices issued by natural gas distributors for stores and residential consumers. This scheme will be in force until December 31, 2016, and caps will be retroactive to April 1, 2016. Additionally, Resolution No. 129/16 provides that for both the natural gas transport and distribution segments, the proceedings necessary to develop the RTI process should be conducted by December 31, 2016, including the holding of public hearings by October 31, 2016.

Finally, on August 18, 2016, the Supreme Court of Justice partially upheld the ruling passed by the Chamber, thus establishing: (i) the obligation to hold a previous public hearing for setting natural gas tariffs in the transportation and distribution segments, (ii) the obligation to also hold previous public hearings to set the natural gas price at the Transportation System Entry Point (PIST), and (iii) the nullity of Resolutions No. 28/16 and 31/16 regarding residential users, to which effect tariffs were taken back to the values effective as at March 31, 2016.

Regarding the transportation system, the Supreme Court of Justice points out the illegitimacy of expecting the tariff system to remain unaltered throughout time if circumstances call for its modification. In turn, it highlights that the evolution of natural gas tariffs for the distribution and transport service has been almost inexistent, thus concluding that there is a tariff deficit.

In observance of the Supreme Court’s decision, on August 19, 2016, the MEyM issued Resolution No. 152-E/16 instructing ENARGAS to take the necessary measures so that natural gas distributors should apply the tariff schemes effective as at March 31, 2016 to residential users for their consumptions as from April 1, 2016.

On the same day, ENARGAS issued Resolution No. 3953/16 setting the previous public hearing ordered by the Supreme Court of Justice, which was held from September 16 through  September 19, 2016. The Public hearing aimed to analyze the following: (i) the transfer to tariffs of the new natural gas price at the PIST; and (ii) the temporary tariffs for the natural gas transportation and distribution utility service which will be effective until the new tariffs resulting from the ongoing RTI process are set.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

Finally, in the month of October, 2016 and pursuant to Resolution No. 212/16, the MEyM approved the new tariff schemes for the natural gas service by defining: i) new prices at wellhead for the natural gas, also instructing ENARGAS to update the tariffs of the natural gas transportation and distribution services to be charged against the RTI; ii) a percentage cap to the tariff increase for certain users based on the invoices issued for the same period of the previous year; iii) a social tariff to protect the most vulnerable socio-economic sectors; iv) bonuses for certain users who have consumption savings as compared with the previous year; and v) adjustments applicable in the months of April and October each year, until finally canceling all subsidies in the year 2019.

2.4.3          Oil Market

As with the gas market, the oil market has also been affected by several resolutions.

On December 29, 2014, pursuant to Resolution No. 1,077/2014, the Ministry of Economy abrogated Resolution No. 394/07 and its amending provisions in order to establish new export rates based on the crude oil’s international price, which is determined based on the reference Brent’s value on the month corresponding to the export less eight U.S. dollars per barrel (US$ 8/Bbl). Under this new system, the cut-off value is set at US$ 71/Bbl. That is, where the international price does not exceed US$ 71, the producer will pay export duties for 1% of that value. When the price is above US$ 80 (that is, an international price of $72/Bbl), variable deductions will be settled.

Ministry of Economy’s Resolution No. 1,077/14 was issued using attributions conferred on the right to hydrocarbons export created in the second paragraph of section 6 of Law No. 25,561, and effective for a five-year term from its promulgation on January 6, 2002. The mentioned term was extended for two additional five-year periods through Law No. 26,217 and Law No. 26,732, ending up as from January 6, 2017.

2.4.3.1     Petróleo Plus Program

The Company, through PELSA, participated in the Petróleo Plus Program, which provided for certain incentives to production companies. In the third quarter of 2015, Executive Order No. 1330/15 abrogated this program and provided that incentives pending liquidation would be settled through the issuance of Government bonds. On November 30, 2016, Decree No. 1204/16 was published in the Official Gazette, expanding the issuance of Government bonds for the same purpose.

2.4.3.2     Exports Promotion Program

On March 9, 2016, the Ministry of Energy and Mining passed Resolution No. 21/2016 creating a Crude Oil Surplus Exports Promotion Program once the domestic demand for Escalante crude oil from the Golfo San Jorge basin is met, effective from January 1, 2016 to December 31, 2016. The promotion payments will be made as long as the Brent oil average prices does not exceed U$S 47/barrel two days before and two days after the shipment. The compensation payable by the Argentine Government will amount to U$S 7.50 per barrel, provided the conditions detailed in such resolution are met.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

2.4.3.3     Argentine Hydrocarbons Industry Transition to International Price Agreement

In December 2015, after the new government assumed office, official exchange rate significantly depreciated, thus directly affecting on crude oil costs for refiners. On this regard, the Government jointly with Argentine´s producers and refiners, agreed domestic crude oil prices for 2016-year. A price of US $ 67.5 and US $ 54.9 per barrel was defined for Medanito variety and Escalante variety, respectively for the first seven months and the application of a 2%, 4%, 6%, 8% and 10% discount on the mentioned prices for the rest of the months, respectively.

On January 11, 2017, the Government and Argentine´s producers and refiners signed the Argentina Hydrocarbons Industry Transition to International Price Agreement, aiming to achieve international parity for domestic crude oil price produced and traded in Argentina during 2017.

2.5     Refining and Marketing

The specifications to be met by fuels that are marketed for consumption in the national territory were modified by Resolution No. 5/16 issued by the Secretary of Hydrocarbon Resources, which replaced Exhibit II of Resolution No. 1283/06, issued by the former SE. This Resolution contains the required specifications of the different kinds of fuel sold in the Argentine market (i.e. naphtha grades 2 and 3 and gasoil grades 2 and 3), and establishes that the maximum sulfur content allowed in gasoil for electric generation should be equal to the sulfur content of gasoil Grade 2 established for areas with a low urban density.

Section 6 of this Resolution requires companies to submit, within 90 days of publication, a detailed schedule of the investment program to be carried out for the next four-year period to reach the objectives set out in Annex I. Such information was timely filed by the Company.

Furthermore, section 4 of this Resolution establishes that from June 1, 2016, the maximum Sulfur content in domestic and imported fuel will be 7,000 mg/kg. Local oil refineries not meeting this specification will be required to submit, within 90 days of publication, an adequacy plan in order to meet the above requirements within 24 months from the publication of this Resolution. The adequacy plan has been submitted and the Company was authorized to dispense fuel oil with 1% maximum sulfur content from Bahia Blanca Refinery until May 31, 2018.

2.6      TGS

2.6.1          General aspect

TGS’ license has been granted for an original term of 35 years starting December 28, 1992. However, upon termination TGS may request to the ENARGAS a License extension for an additional ten-year period. Upon termination of the License’s life, whether it be 35 or 45 years, the Natural Gas Law requires the call for a new bid for the granting of a new license, where TGS —provided it has substantially met its obligations resulting from the License— will have the option to match the best offer received by the National Government during the bidding process.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

2.6.2          TGS’s Tariff situation

2.6.2.1     Framework

The scenario set in 2002 after the enactment of the Public Emergency Law significantly changed the financial equation of the public utility companies, which were affected, among others, by the local currency devaluation, the pesification and the elimination of indexation clauses on rates.  Likewise, the PEN was authorized to renegotiate the agreements executed with public utility companies, creating for this purpose the UNIREN.

PEN Decree No. 367/16, provided for the dissolution of UNIREN and the assumption of its duties, in the case of TGS, by the Ministry of Energy and Mining, together with the Ministry of Economy.

In December 2015, the Law No. 27,200 was issued, which extended the public works and services renegotiation term to December 2017.

2.6.2.2     Comprehensive Agreement

The 2016 Transitory Agreement lays the grounds for the execution of the Comprehensive Memorandum of Understanding and sets the guidelines to conduct the RTI within a term not exceeding 12 months. Within this framework, on November 9, 2016, the ENARGAS issued Resolution No. I-4122/2016 calling for a public hearing to consider the following: (i) the RTI, (ii) proposals for modifications to the License made by the ENARGAS, and (iii) the methodology for bi-annual adjustments. The public hearing finally took place on December 2, 2016. In the hearing, TGS had the possibility to explain the negative impact the failure to adjust tariff schemes for a term of more than 15 years has had on its economic and financial situation, since during that period several macroeconomic variables affecting its business suffered important increases.

A sustainable recovery of the natural gas transportation segment —which, in view of the Argentine energy mix, is strategic for national development and production— will depend on the conduction of the RTI process, for which TGS has submitted an ambitious expenses and investments plan for the 2017-2021 five-year period, and on the actual implementation of the Comprehensive Memorandum of Understanding.

As at the issuance of these financial statements, there are no certainties on the terms for the execution of the Comprehensive Memorandum of Understanding and its implementation by the National Government.

NOTE 3: BASIS OF PRESENTATION

These consolidated financial statements have been prepared in accordance with IFRS issued by IASB.

These consolidated financial statements have been approved for issue by the Board of Directors dated March 9, 2017.

Significant accounting policies adopted in the preparation of these financial statements are described in Note 4, which have been consistently applied in these financial statements.

These accounting policies have been applied consistently by all Group companies.

Certain reclassifications have been made to the disclosure of the prior period to keep the consistency in the presentation with the amounts of the current year.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 3: (Continuation)

At the SEC’s request, and for filing purposes with such Commission, on July 26, 2016, the Company restated its financial statements for the year ended December 31, 2015 and 2014 to correct an error, reclassifying in the Statement of Cash Flows the values related to the loan for consumption (mutuum) agreements duly entered into with CAMMESA (Note 2.3.1.6) as financing activities in the statement of cash flows, instead of operating activities as previously presented.

Also, the increase in the balances of the loans with CAMMESA for funds received by the FOCEDE for the period ended December 31, 2015 is now presented as a non-cash transaction in the supplementary disclosures to the statement of cash flows, instead of operating activities as previously presented.

This correction to the financial statements impacts only on the statement of cash flows, being no impact on the statements of financial position, comprehensive income, or equity, or on the basic and diluted (loss) earnings per share.

( Amounts in millions of Pesos)	12.31.2015
	As reported		Adjustment		As revised
Cash flow from operating activities	4,581		(215)	(1)	4,366
Cash flow from financing activities	2,637		215	(1)	2,852
Non cash transactions
Amounts received from CAMMESA through FOCEDE	-		724	(2)	724
Decrease from offsetting of other liabilities with CAMMESA for loans for consumption (mutuums) granted for higher salary costs (Res SE 32/15)	(496)	(3)	-		(496)

(1)  Corresponds to muttum - higher salary costs and were disclosed in the statement of cash flows under the heading “Proceeds from salaries mutuum”. See Note 2.3.1.6 Loans for consumption (mutuums) and assignments of secured receivables

(2)  Corresponds to mutuum - extraordinary investment plan - temporary insufficiency of the revenue deriving from the FOCEDE. See Note 2.3.1.6 Loans for consumption (mutuums) and assignments of secured receivables

(3)  Corresponds to the grant received under SE Resolution No. 32/15, establishing the offsetting of the CAMMESA muttum - higher salary costs with this grant. See Note 2.3.1.6 Loans for consumption (mutuums) and assignments of secured receivables

NOTE 4: ACCOUNTING POLICIES

The main accounting policies used in the preparation of these financial statements are explained below. Unless otherwise stated, these accounting policies have been consistently applied in all the years presented.

4.1    New accounting standards, amendments and interpretations issued by the IASB effective as of December 31, 2016 and adopted by the Company

- IAS 1 “Presentation of Financial Statements”: application of amendments issued, impacted on the separate presentation of the line item for the share of the other comprehensive income of associates and joint ventures accounted for using the equity method.

- IAS 27 “Separate Financial Statements”: by application of the equity method as described in IAS 28 in separate financial statements, the Company discontinued recognising its share of further losses generated by subsidiaries IEASA, PP and IPB, since the Company has not incurred any contractual or constructive obligation or made payments on behalf of those investments. The consolidated results of operations and consolidated financial position of the Company have not been affected.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 4: (Continuation)

- Annual improvements to IFRSs – 2012-2014 Cycle: application of improvements to IFRSs issued did not have an impact on the results of operations or financial position of the Company.

4.2    New accounting standards, amendments and interpretations issued by the IASB which are not yet effective and have not been early adopted by the Company

- IFRS 15 “Revenue from Contracts with Customers", issued in May 2014 and later in September 2015, effected date was amended for applying to annual period beginning on or after January 1, 2018. The standard addresses the principles for recognizing revenues and establishes the requirements for reporting about the nature, amount, timing an uncertainty of revenue and cash flows arising from contracts with customers. The basic principle implies the recognition of revenue that represent the transfer of goods or services to customers at an amount that reflects the consideration the entity expects to be entitled in exchange for those goods or services. The Company is currently analyzing the impact of its application.

- IFRS 9 “Financial Instruments”: was amended in July 2014. This amended version covers all the phases of the IASB project to replace IAS 39 “Financial Instruments: Recognition and Measurement”. These phases are the classification and measurement of instruments, impairment and hedging. This version adds a new impairment model based on expected losses and some minor modifications to the classification and measurement of financial assets. This new version supersedes all previous versions of IFRS 9 and is effective for periods starting as from January 1, 2018. As at the transition date, the Company has adopted the first phase of IFRS 9 and is currently analyzing the impact of the second and third phases.

- IFRS 16 “Leases”: issued in January 2016 and replaces the current guidance in IAS 17. It defines a lease as a contract, or part of a contract, that conveys the right to use an asset (the underlying asset) for a period of time in exchange for consideration. Under this standard, lessees have to recognize a lease liability reflecting future lease payments and a ‘right-of-use asset’ for lease contracts. This is a significant change compared to IAS 17 under which lessees were required to make a distinction between a finance lease (on balance sheet) and an operating lease (off balance sheet). IFRS 16 contains an optional exemption for lessees in case of short-term leases and leases for which the underlying asset is of low value assets.  The IFRS 16 is effective for annual periods beginning on or after 1 January 2019. The Company is currently analyzing the impact of its application.

- IAS 7 "Statement of cash flows": amended in January 2016It requires to disclose information that will allow users to understand changes in liabilities arising from financing activities. This includes changes arising from cash flows, such as drawdowns and repayments of borrowings; and non-cash changes, such as acquisitions, disposals and unrealized exchange differences. It is effective for annual periods beginning on or after January 1, 2017. The application of the amendments will not impact on the Company’s operating results or financial position, but will imply new disclosure of information.

- IAS 12 “Income taxes”: amended in January 2016 to clarify the requirements for recognizing deferred tax assets on unrealized losses. The amendments clarify the accounting for deferred tax where an asset is measured at fair value and that fair value is below the asset’s tax base. The amendments also clarify certain other aspects of accounting for deferred tax assets. The amendments are effective from 1 January 2017. The Company estimates that application of the amendments will not impact on the Company’s operating results or financial position.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 4: (Continuation)

- IFRS 2 “Share based payments”:  amended in June 2016 to clarify the measurement basis for cash-settled share-based payments and the accounting for modifications that change an award from cash-settled to equity-settled. It also introduces an exception to IFRS 2 principles by requiring an award to be treated as if it was wholly equity-settled, where an employer is obliged to withhold an amount for the employee’s tax obligation associated with a share-based payment and pay that amount to the tax authority. It is effective for annual periods beginning on or after January 1, 2018. The Company is currently analyzing the impact of its application on the Company’s operating results or financial position.

- IFRIC 22 “Foreign Currency Transactions and Advance Consideration”: issued in December 2016. The interpretation addresses how to determine the date of the transaction for the purpose of determining the exchange rate to use on initial recognition of the related asset, expense or income related to an entity that has received or paid an advance consideration in a foreign currency. The date of the transaction is the date on which an entity initially recognises the non-monetary asset or non-monetary liability arising from the payment or receipt of advance consideration. It is effective for annual periods beginning on January 1, 2018. The Company is currently analyzing the impact of its application on the Company’s operating results or financial position.

- Improvements to IFRSs – 2014-2016 Cycle: amendments issued in December 2016 that are effective for periods beginning on or after January 1, 2018. The Company estimates that these amendments will not have an impact on the Company’s operating results or financial position.

4.3    Consolidation and interests in other companies

4.3.1          Subsidiaries

Subsidiaries are entities over which the Company exercises control as a consequence of their exposure or rights to variable returns and their ability to influence them through its power to direct the relevant activities, including generally a shareholding of more than half of the voting rights.

In case of PEPASA, the Company´s shareholding is less than 50% of the voting rights; however has the power to direct relevant activities through decisions on financial and operating policies that are taken by the Board Directors of PEPASA, which is formed in its mayority by the same directors of the Company.

Subsidiaries are consolidated as from the date on which control is transferred to the Group and are deconsolidated as from the date such control ceases.

Since the functional currency of some subsidiaries is different from the functional currency of the Company, exchange gains or losses arise from intercompany operations. Those exchange results are included in “Financial results” in the Consolidated Statement of Income.

The accounting policies of subsidiaries have been changed as deemed necessary for consistency with the accounting policies adopted by the Company.

The Company has consolidated line by line its financial statements with those of companies over which it exercises control.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 4: (Continuation)

For consolidation of subsidiaries, the amount of the investment and the share in their profit or loss and cash flows are replaced by the aggregate assets, liabilities, income (loss) and cash flows of such subsidiaries, while the non-controlling interest is reflected separately. The intercompany receivables, payables and transactions within the consolidated group are eliminated in the consolidation. The unrealized intercompany gains or losses from transactions within the consolidated group have been completely eliminated.

4.3.1.1 Business combinations

Business combinations are accounted through the application of the acquisition method of accounting. The consideration for the acquisitions is measured at its fair value by calculating the sum, as at the acquisition date, of the fair value of the transferred assets, the liabilities assumed and the equity issued by the Company and delivered in consideration of the control of the acquired business.

Acquisition-related costs are expensed as incurred. Identifiable assets acquired and liabilities assumed in a business combination are measured at their fair values at the acquisition date.

Goodwill represents the excess of the aggregate of the acquisition cost, plus the amount of any non-controlling interest in the acquired entity and the fair value of the equity interest in the acquired entity previously held by the company (if any), over the net identifiable assets acquired and liabilities assumed, at the date of acquisition.

If as a result of the assessment, the net amount of identifiable assets acquired and liabilities assumed exceeds the sum of the acquisition cost, plus the amount of any non-controlling interest in the acquired entity and the fair value of the equity interest in the acquired entity held by the company (if any), this excess is accounted for immediately in profit and loss as a gain for the purchase of the business. Non-controlling interests in the acquiree is measured, at the acquisition date, at fair value; or at the proportionate share in the recognised amounts of the acquiree’s identifiable net assets.

The Group has up to 12 months to finalize the accounting for a business combination. Where the accounting for a business combination is not complete by the end of the year in which the business combination occurred, the Group reports provisional amounts.

4.3.1.2      Changes in ownership interests in subsidiaries without change of control

Transactions with non-controlling interests that do not result in loss of control are accounted for as equity transactions – that is, as transactions with the owners in their capacity as owners. The difference between the fair value of any consideration paid/collected and the corresponding part of shares acquired/disposed on the carrying value of net assets of the subsidiary is recorded in equity. Gains or losses on disposals to non-controlling interests are also recorded in equity.

4.3.1.3      Disposal of subsidiaries

When the Group ceases to have control, any retained interest in the entity is re-measured to its fair value at the date when control is lost, with the change in the carrying amount recognized in a profit or loss. The fair value is the initial carrying amount for the purposes of subsequently accounting for the retained interest as an associate, joint venture or financial asset.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 4: (Continuation)

4.3.2           Joint Arrangements

A joint arrangement is a contractual agreement whereby two or more parties engage joint control. Joint control exists only when decisions relating to the relevant activities require the unanimous consent of the parties sharing control.

A joint operation is a joint arrangement whereby the parties that have joint control of the arrangement have rights to the assets and obligations for the liabilities, relating to the arrangement.

A joint venture is a joint arrangement whereby the parties that have joint control of the arrangement have rights to the net assets of the arrangement.

4.3.2.1 Joint ventures

Investments in joint ventures are initially recognized at cost and are subsequently measured under the equity method.

The intercompany gains or losses from transactions between the Company and entities under joint control are eliminated proportionally to the Company’s interest in such companies.

Accounting policies of the joint venture have been changed when necessary to ensure consistency with the policies adopted by the Group.

As of December 31, 2016, the Company exercises joint control over CIESA y CITELEC.

4.3.2.2 Joint operations

The Company recognizes its proportionate interest in the joint operations assets, liabilities, revenues, costs and expenses related to its participation in joint operations in different consortiums and joint operations for exploration and production of hydrocarbons.

Accounting policies applicable to joint operations have been modified and adapted, if applicable, to ensure consistency with the policies adopted by the Company.

4.3.3          Interest in associates

Associates are entities over which the Company has significant influence but not control, generally representing a shareholding of between 20% and 50% of the voting rights. Investments in associates are initially recognized at cost, including goodwill recognized at the acquisition date and subsequently measured under the equity method.

As of December 31, 2015, the subsidiary PEPCA with 10% interest in CIESA, exercised significant influence on the operating and financial decisions affecting that company since it has the power to appoint a Titular Director.

The intercompany gains or losses from transactions between the Company and associates are eliminated proportionally to the Company’s interest in such companies.

Accounting policies of the associates have been changed or adapted where necessary to ensure consistency with the policies adopted by the Group.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 4: (Continuation)

4.3.4 Companies under common control

Business combinations between companies under common control are accounted for considering the book value of the acquired company in the holding company. The difference between the price paid and the carrying amount mentioned before is recorded in equity. The transaction costs are expensed in the period in which they accrue.

4.3.5 Financial information

In preparing these financial statements, the financial information of companies over which the Company exercises control, joint control and associates as of December 31, 2016 and 2015, or the best available financial information as of those dates, adapted to an equal period of time, was used. Adjustments to adapt measurement policies to those adopted by the Group, have also been considered.

4.4    Segment information

Operating segments are reported consistently with internal reports reviewed by the Executive committee.

The Executive committee, is the highest decision-making authority, is the person responsible for allocating resources and setting the performance of the entity’s operating segments, and has been identified as the person/ body executing the Company’s strategic decisions.

In segmentation the Company considers transactions with third parties and intercompany operations, which are valued as defined by internal transfer prices between segments, with verification methodologies based on market parameters.

In the aggregation of segments, Management of the Company has primarily considered the nature of the regulatory framework of the Energy Industry in Argentina and product integration in the Company’s production process.

4.5    Property, plant and equipment

Property, Plant and Equipment is measured following the cost model. It is recognized at cost less depreciation a less any accumulated impairment.

Any expenditure subsequent to the original recognition of the asset is added as a component of the asset only when the expenditure improves its condition and it is probable that future economic benefits, in excess of the originally assessed ones, will be generated by such asset or when the expenditure relates to recognize a major repair or overhaul of the asset which is conducted to allow the continued use of the asset, provided: (i) such expenditure is allocated to the replacement of the component parts of the asset, (ii) the useful life of such component parts has been calculated based on their own wear and tear or depletion and (iii) it is probable that future economic benefits will flow as a result of the expenditure. All other repairs and maintenance are charged to the income statement during the financial period in which they have been incurred.

The cost of work in progress whose construction will extend over time includes, if applicable, the computation of financial costs accrued on loans granted by third parties and other pre-production costs, net of any income obtained from the sale of commercially valuable production during the launching period.

Works in progress are valued according to their degree of progress. Works in progress are recorded at cost, less any loss due to impairment, if applicable.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 4: (Continuation)

Assets’ residual values and useful lives are reviewed at each financial year-end. If expectations differ from previous estimates, changes are prospectively adjusted, if appropriate.

An asset’s carrying amount is written down immediately to its recoverable amount if its carrying amount is greater than its estimated recoverable amount.

Gains and losses on disposals are determined by comparing the proceeds with the carrying amount.

4.6    Intangible assets

4.6.1          Goodwill

Goodwill is the result of the acquisition of subsidiaries. Goodwill represents the excess of the acquisition cost over the fair value of the equity interest in the acquired entity held by the company on the net identifiable assets acquired at the date of acquisition.

For the purpose of impairment testing, goodwill acquired in a business combination is allocated from the acquisition date to each of the acquirer’s cash-generating units or group of CGUs that are expected to benefit from the synergies of the combination. Each unit or group of units that goodwill is allocated represents the lowest level within the entity at which the goodwill is monitored for internal management purposes.

4.6.2          Concession arrangements

Concession arrangements corresponding to Edenor and hydroelectric generation plants Diamante and Nihuiles are not under the scope of the guidelines of IFRIC 12 “Service Concession Arrangements”.

These concession agreements meet the criteria set forth by the IFRSs for capitalization and are amortized following the straight-line method based on each asset’s useful life, which corresponds to the life of each concession agreement.

The concession agreement of Edenor, has a remaining life of 71 years, while the HIDISA and HINISA has a life of 22 years.

4.6.3          Identified intangible assets in acquired investments

Corresponds to intangible assets identified at the moment of the acquisition of companies. Identified assets meet the criteria established in IFRS for capitalization and are amortized by the straight-line method according to the useful life of each asset, considering the estimated way in which the benefits produced by the asset will be consumed.

As of December 31, 2016, corresponds to the commercial contracts identified in the Refining and distribution segment with an average useful life of five years based, among other factors, on contractual agreements, consumer behavior and economic factors related to companies Combined.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 4: (Continuation)

4.7    Assets for oil and gas exploration

The Company uses the successful efforts method of accounting for its oil and gas exploration and production activities. This method involves the capitalization of: (i) the cost of acquiring properties in oil and gas exploration and production areas; (ii) the cost of drilling and equipping exploratory wells that result in the discovery of commercially recoverable reserves; (iii) the cost of drilling and equipping development wells, and (iv) the estimated asset retirement obligations.

According to the successful efforts method of accounting, exploration costs, excluding exploratory well costs, are expensed during the period in which they are incurred. Drilling costs of exploratory wells are capitalized until it is determined that proved reserves exists and they justify the commercial development.  If reserves are not found, such drilling costs are expensed. Occasionally, an exploratory well may determine the existence of oil and gas reserves but they cannot be classified as proved when drilling is complete.  In those cases, such costs continue to be capitalized insofar as the well has allowed determining the existence of sufficient reserves to warrant its completion as a production well and the Company is making sufficient progress in evaluating the economic and operating feasibility of the project.

The initial estimated asset retirement obligations in hydrocarbons areas, discounted at a risk adjusted rate, are capitalized in the cost of the assets and depreciated using the units of production method.  Additionally, a liability at the estimated value of the discounted amounts payable is recognized. Changes in the measurement of asset retirement obligations that result from changes in the estimated timing, amount of the outflow of resources required to settle the obligation, or the discount rate, are added to, or deducted from, the cost of the related asset. If a decrease in the liability exceeds the carrying amount of the asset, the excess is recognized immediately in profit or loss.

4.8    Depreciation

The Company depreciates productive wells, machinery and camps in the oil and gas production areas according to the units of production method, by applying the ratio of oil and gas produced to estimated proved developed oil and gas reserves. The acquisition cost of property with proved reserves is depreciated by applying the ratio of oil and gas produced to estimated proved oil and gas reserves. Acquisition costs related to properties with unproved reserves is valued at cost with recoverability periodically assessed on the basis of geological and engineering estimates of possible and probable reserves that are expected to be proved over the life of each concession.

Machinery and generation equipment are depreciated under the unit of production method.

The Company’s remaining items of property, plant and equipment are depreciated by the straight-line method based on estimated useful lives, as detailed below:

Buildings: 50 years

Substations: 35 years

High voltage lines: 40 - 45 years

Medium voltage lines: 35 - 45 years

Low voltage lines: 30 - 40 years

Transformer centrals: 25 - 35 years

Meters: 25 years

Vehicles: 5 years

Furniture, fittings and communication equipment: 5- 20 years

Computer equipment and software: 3 years

Tools: 10 years

Gas Plant and Pipeline: 20 years

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 4: (Continuation)

The depreciation method is reviewed at each year-end. If expectations differ from previous estimates, adjustments are made prospectively at closing of each year, if applicable.

The Company depreciates, using the straight-line method or the unit of production method, each significant component of the assets not related to oil and gas production areas that: (i) is identifiable as an independent component with a significant cost in relation to the total value of the asset, and (ii) has an operating useful life that differs from another significant part of the same asset.

4.9    Impairment of non-financial assets

Intangible assets that have an indefinite useful life and goodwill are not subject to amortization and are tested annually for impairment.

Assets that are subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized as the amount by which the asset´s carrying amount exceeds its recoverable amount. Recoverable amount is the higher amount of fair value less costs to sell and value in use. For the purpose of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (CGUs).

Any impairment loss will be recognized immediately in the Consolidated Statement of Income (loss) and distributed (to reduce the book value of the CGU's assets) in the following order:

(a) first, to reduce the book value of goodwill assigned to the CGU, and

(b) then, to the other assets in the cash generating unit (or group of units), prorated for the carrying amount of each asset in the unit (or group of units), taking into account not to reduce the carrying amount of the asset below the higher of its fair value less costs of disposal, its value in use or zero value.

(c) any impairment loss which may not be allocated to the specific asset will be proportionately distributed among the remaining assets making up the CGU.

Non-financial assets other than goodwill that have been impaired are reviewed at each reporting date for possible reversal of the impairment.

4.10             Foreign currency translation

4.10.1 Functional and presentation currency

Information included in the financial statements is measured in the functional and presentation currency of the Company, which is the currency of the primary economic environment in which the entity operates. The functional currency is Argentine peso, which is the Group’s presentation currency.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 4: (Continuation)

IAS 29 "Financial reporting in hyperinflationary economies" requires for financial statements of an entity whose functional currency is the currency of a hyperinflationary economy, whether they are based on a historical cost approach or a current cost approach, to be stated in terms of the measuring unit current at the end of the reporting year. In general terms, by applying to non-monetary items the change in a general price index from the date of acquisition or the date of revaluation, as appropriate, to the end of the reporting period. In order to conclude about the existence of a hyperinflationary economy, the standard mentions certain indications to consider including a cumulative rate of inflation in three years that approaches or exceeds 100%. Considering the inconsistency of published inflation data, the declining inflation trend, that the rest of the indications do not give rise to a definitive conclusion and that the current legal framework does not allow the presentation of inflation-adjusted financial statements before the Regulatory authorities, and in accordance with conclusion of the International Practices Task Force, there is not enough evidence to conclude that Argentina is a hyperinflationary economy as of December 31, 2016. Therefore, restatement requirements for financial information established in IAS 29 have not been applied in the current year.

Although conditions necessary to qualify Argentine economy as hyperinflationary in accordance with provisions of IAS 29 are not met, and considering professional and regulatory limitations for the preparation of adjusted financial statements as of December 31, 2016, it should be mentioned that certain macroeconomic variables affecting the Company's business, such as wage costs and purchase prices, have experienced significant annual variations, thus should be considered in the evaluation and interpretation of the financial position and results presented by the Company in these financial statements.

4.10.2 Transaction and balances

Foreign currency transactions are translated into the functional currency using the exchange rates as of at the date of the transaction. Foreign exchange gain and loss resulting from the settlement of any transaction and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the income statement, unless they have been capitalized.

The exchange rates used are as follows: buying rate for monetary assets, selling rate for monetary liabilities, average rate at the end of the year for balances with related parties, and transactional exchange rate for foreign currency transactions.

4.10.3 Subsidiaries an associates

Results and financial position of subsidiaries and associates that have a different functional currency from the Group’s presentation currency are translated into the presentation currency as follows:

-        assets and liabilities are translated using the closing exchange rate;

-        gains and losses are translated using the exchange rates prevailing at the date of the transactions.

The results from the remeasurement process into the functional currency are recorded in line “Financial results” of the Consolidated Statement of Income.

The results from the remeasurement process into the functional currency to presentation currency transactions are recognized in “Other Comprehensive Income”. When an investment is sold or disposed of, in whole or in part, the related differences are recognized in the Consolidated Statement of Income (loss) as part of the gain/loss on the sale or disposal.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 4: (Continuation)

4.11            . Financial assets

4.11.1       Classification

4.11.1.1 Financial assets at amortized cost

Financial assets are classified and measured at amortized cost only if the following criteria have been met:

 i.           the objective of the Group’s business model is to hold the asset to collect the contractual cash flows;

ii.          the contractual terms, on specified dates, have cash flows that are solely payments of principal and interest on the outstanding principal.

4.11.1.2 Financial assets at fair value

If any of the above mentioned criteria has not been met, the financial asset is classified and measured at fair value through profit or loss.

All equity investments are measured at fair value. For equity investments that are not held for trading, the Group can irrevocably choose at the moment of the initial recognition to present changes in fair value through other comprehensive income. The decision of the Group was recognizing changes in fair value through profit or loss.

4.11.2 Recognition and measurement

At initial recognition, the Group measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss, transaction costs that are directly attributable to the acquisition of the financial asset.

A gain or loss on a debt investment that is subsequently measured at fair value and is not part of a hedging relationship is recognized in profit or loss. A gain or loss on a debt investment that is subsequently measured at amortized cost and is not part of a hedging relationship is recognized in profit or loss when the financial asset is derecognized or impaired and through the amortization process using the effective interest rate method.

The Group subsequently measures all equity investments at fair value. When the Group elects to present the changes in fair value in other comprehensive income, such changes cannot be reclassified to profit or loss. Dividends from such investments continue to be recognized in profit or loss as long as they represent a return on investment.

The Company reclassifies financial assets if and only if its business model to manage financial assets is changed.

4.11.3 Impairment of financial assets

Financial assets at amortized cost

The Company assesses at each reporting date whether there is objective evidence that a financial asset or group of financial assets is impaired and if so, an impairment charge is recorded in the income statement.

The amount of the impairment loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not been incurred) discounted at the financial asset’s original effective interest rate. If the financial asset has a variable interest rate, the discount rate for the calculation of the impairment loss is the currently effective interest rate under the contract. As a practical expedient, the Group may measure impairment on the basis of an instrument’s fair value using an observable market price.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 4: (Continuation)

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized, the reversal of the previously recognized impairment loss is recognized in the statement of comprehensive income.

4.11.4 Offsetting of financial instruments

Financial assets and liabilities are offset, and the net amount reported in the consolidated statements of financial position, when there is a legally enforceable right to offset the recognized amounts, and there is an intention to settle on a net basis, or realize the asset and settle the liability simultaneously.

4.12             Trade and other receivables

Trade receivables and other receivables are recognized at fair value and subsequently measured at amortized cost, using the effective interest method, net of an allowance for doubtful accounts, if applicable.

An allowance for doubtful accounts is recognized when there is objective evidence that the Company will not be able to collect its receivables at their original maturities or for the full amount, based on the evaluation of different factors, including significant customer’s financial difficulties, breach of contractual clauses, customer´s credit risk, historical trends and other relevant information.

Receivables from CAMMESA, documented as LVFVDs, have been valued at their amortized cost, the maximum value of which is their recoverable amount at the period’s closing date. The amortized cost has been determined based on the estimated future cash flows, discounted based on a rate reflecting the time value of money and the risks inherent to the transaction.

Receivables arising from services billed to customers but not collected by Edenor, as well as those arising from services rendered but unbilled at the closing date of each financial year are recognized at fair value and subsequently measured at amortized cost using the effective interest rate method.

Receivables from electricity supplied to low-income areas and shantytowns are recognized, also in line with revenue, when the Framework Agreement has been renewed for the period in which the service was provided.

The amounts thus determined are net of an allowance for the impairment of receivables. Any debt arising from the bills for electricity consumption that remain unpaid 13 working days after their due dates for small-demand (tariff 1) customers and 7 working days after due date for medium and large-demand (tariff 2 and 3) customers is considered a delinquent balance. The uncollectibility rate is determined per customer category based on the historical comparison of collections made and delinquent balances of each customer group.

Additionally, and faced with temporary and/or exceptional situations, Edenor Management may redefine the amount of the allowance, specifying and supporting the criteria used in all the cases.

Other receivables related to the CMM amounts, as well as the related income, are recognized to the extent that they have been approved by the ENRE and recognized by the SE by means of a Note or Resolution.

Where applicable, allowances for doubtful tax credits have been recognized based on estimates on their uncollectibility within their statutory limitation period, taking into consideration the Company’s current business plans.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 4: (Continuation)

4.13             Inventories

This line item includes crude oil stock, raw materials, work in progress and finished products relating to the Refining and Distribution, Petrochemicals and Oil and Gas business segments as well as materials and spare parts relating to the Generation and Distribution of Energy business segments.

Inventories are stated at the lower of cost or net realizable value. Cost is determined using the weighted average price method. The cost of inventories includes expenditure incurred in purchases and production and other necessary costs to bring them to their existing location and condition. In case of manufactured products and production in process, the cost includes a portion of indirect production costs, excluding any idle capacity (slack).

The net realizable value is the estimated selling price in the ordinary course of business less the estimated cost of completion and the estimated costs to make the sale.

The assessment of the recoverable value of these assets is made at each reporting date, and the resulting loss is recognized in the statement of income when the inventories are overstated.

The Company has classified materials and spare parts into current and non-current, depending on the timing in which they are expected to be used for maintenance or improvement on existing assets. The portion of materials and spare parts for maintenance or improvements on existing assets, is exposed under the heading “Property, plant and equipment”.

4.14             Derivative financial instruments

Derivative financial instruments are measured at fair value, determined as the amount of cash to be collected or paid to settle the instrument as of the measurement date, net of any prepayment collected or paid. Fair value of derivative financial instruments traded in active markets is disclosed based on their quoted market prices and fair value of instruments that are not traded in active markets is determined using different valuation techniques.

Changes in the measurement of derivative financial instruments designated as effective cash flow hedges are recognized in equity. Changes in the measurement of derivative financial instruments that do not qualify for hedge accounting or are not designated as hedges are recognized in the statement of income.

The Company partially hedges its exchange rate risk mainly through the execution of forward contracts denominated in U.S. dollars.

The Company has not formally designated privately negotiated derivatives as hedging instruments. Therefore, changes in their value are disclosed in “Foreign currency exchange difference”, under “Other financial results”.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 4: (Continuation)

On December 14, 2015, in order to regularize U.S. dollar futures trading operations and eliminate the risk of breach of or challenge to agreed operations and pursuant to the powers granted by Section 4 of the “Rules applicable to U.S. Dollar Futures and Option Contracts”, Mercado a Término de Rosario S.A. and Argentina Clearing S.A., through their Communications No. 518 and 657, resolved as follows:

•         To declare the “Operating Emergency of ROFEX Dollar Futures” regarding positions open as at December 14, 2015 on U.S. dollar futures contracts maturing up to and including June 2016 and agreed after September 29, 2015.

•         To provide, regarding U.S. dollar purchasing future positions as at December 14, 2015 maturing up to and including June 30, 2016:

a) the correction of the operation's original price by adding $ 1.25 per U.S. dollar for operations open as from September 30, 2015 and up to and including October 27, 2015;

b) the correction of the operation's original price by adding $ 1.75 per U.S. dollar for operations open as from October 28, 2015.

In furtherance of these measures, the Company renewed contracts for operations covered by the new price regulations. These modifications have had a negative economic impact of $ 18.8 million.

Additionally, through General Resolution No. 3,818, as amended by General Resolution No. 3.824 passed on December 23, 2015, the AFIP established a one-time withholding system applicable on the difference between the originally agreed price or that resulting from the novation resulting from the application of the “Declaration of Operating Emergency of ROFEX Dollar Futures” of each open contract and the “mark to market” adjustment price for the closing of trading operations on December 23, 2015.

As at December 31, 2016, the Company had a U.S. dollar futures sell-side position amounting to US$ 120 million at an average exchange rate of $ 16.42 and maturing on March 31, 2017.

The fair value of contracts open as of December 31, 2016 and 2015 amounts to an asset and liability position of $ 13 y $ 18 million, respectively, which is disclosed under "Derivative Financial Instruments". These contracts are guaranteed with financial instruments with a fair value of $ 215 y $ 269 million as of December 31, 2016 and 2015, respectively and are disclosed under “Other current receivables”.

The economic impact of these operations resulted in a $ 101 and $ 472 million income for the year ended December 31, 2016 and 2015, respectively, which is disclosed in “Foreign currency exchange difference”, under “Other financial results” of the Statement of Comprehensive Income.

4.15             Cash and cash equivalents

Cash and cash equivalents includes cash in hand, demand deposits with banking institutions and other short-term, highly liquid investments with original maturities not exceeding three months and subject to an insignificant risk of changes in value. If any, current account overdrafts are not disclosed under Cash and cash equivalents in the statement of cash flows since they are not part of the Company’s cash management.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 4: (Continuation)

4.16             Shareholder´s equity

Equity’s movements have been accounted for in accordance with the pertinent decisions of shareholders' meetings and legal or regulatory standards.

a.     Share capital

Share capital represents the capital issued, composed of the contributions that were committed and/or made by the shareholders and represented by shares that comprise outstanding shares at nominal value. Ordinary shares are classified as equity.

b.     Additional paid in capital and other reserves

It includes:

(i)         The portion of the collected price exceeding the face value of the shares issued by the Company, net of absorbed accumulated losses.

(ii)       The difference between the fair value of the consideration paid/collected and the accounting value of the equity interest in the subsidiary acquired/sold/diluted which does not represent a loss of control or significant influence.

(iii)      The difference between the proportional equity value registered before the merger of subsidiary and the value resulting from applying to the subsidiary’s merged equity interest, the new ownership share resulting from the exchange relationship.

c.     Legal reserve

In accordance with the Argentine Commercial Companies Law No. 19550, 5% of the profit arising from the statement of comprehensive income for the year, prior years' adjustments, the amounts transferred from other comprehensive income and prior years' accumulated losses, must be appropriated to a legal reserve until such reserve equals 20% of the Company’s outstanding capital. When for any reason, the amount of this reserve will be shorter, dividends may not be distributed, until such amount is made.

d.     Voluntary reserve

This reserve results from an allocation made by the Shareholders’ Meeting, whereby a specific amount is set aside to cover for the funding needs of projects and situations associated with Company policies.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 4: (Continuation)

e.     Retained earnings (Acumulated losses)

Retained earnings comprise accumulated profits or losses without a specific appropriation; positive earnings can be distributable by the decision of the Shareholders' meeting, as long as they are not subject to legal restrictions. These earnings comprise prior years' earnings that were not distributed, the amounts transferred from other comprehensive income and prior years' adjustments, according to IFRS.

General Resolution No. 593/2011 issued by the CNV provided that Shareholders in the Meetings at which they should decide upon the approval of financial statements in which the Retained earnings account has a positive balance, should adopt an express resolution as to the allocation of such balance, whether to dividend distribution, capitalization, setting up of reserves or a combination of these. The Company’s Shareholders have complied with these requirements.

f.      Other comprehensive income

It includes gains and losses from the remeasurement process of foreign operations and actuarial gains and losses for defined benefit plans and the related tax effect.

g.     Dividends distribution

Dividend distribution to Company shareholders is recognized as a liability in the consolidated financial statements in the year in which the dividends are approved by the Shareholders' Meeting.

4.17             Share-based payments

4.17.1  Agreement assignment opportunities

On September 27, 2006, the Company entered into an Opportunities Assignment Agreement by which the Directors undertook to offer, on a priority basis, any investment opportunity above US$ 5 million they detect within the Company’s investment guidelines. In consideration of this commitment, the Company granted these executives warrants for up to 20% of the Company’s capital stock pursuant to the Warrants Issuance Agreements (as amended) that the Company entered into with each of these executives.

The fair value of the services rendered in consideration of these warrants was recorded as an expense, and has been determined using the Black-Scholes-Merton model, which takes into consideration assumptions such as annual volatility, dividend yield and a risk-free interest rate denominated in U.S. dollars. Pursuant to the conditions prevailing at the time the agreements were entered into, no value has been attributed to the stipulated contractual adjustment clauses.

The total expense amount was determined by reference to the fair value of the granted warrants, against a reserve included in the Statement of Changes in Equity and accrued following the straight-line method in the term during which the Company received this service. In view of the difficulties to determine the value attributable to the contract since there are no comparable parameters in the market (first option provided for in IFRS 2 – “Share-based payments”), the Company has used the valuation of the options issued to determine the compensation amount to be recognized during the life of the contract.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 4: (Continuation)

In Note 50 to the financial statements the conditions of compensation, terms of enforceability and the main variables considered in the valuation model is detailed.

4.17.2  Compensation agreement Value Company

PEPASA has granted to certain officers a compensation for services (payable in cash) based on the share value appreciation.

This compensation is recorded pursuant to the guidelines set forth in IFRS 2. The fair value of the services received is measured through the appreciation of the share as from its initial public offering and includes both its intrinsic value (the share quotation value as at the closing date) and its value over time (the right to participate in future quotation increases until the date this right would be actually exercised). The Black-Scholes-Merton financial valuation model was used to make this estimate, and the enforceability of the remuneration was taken into consideration.

The fair value of the amount payable for the compensation plan is accrued and acknowledged as an expense, with the resulting increase in liabilities, during the period in which employees have an unconditional right to payment. Liabilities are revalued on each balance date and at the settlement date. Any change in the fair value of liabilities is disclosed in profit or loss.

In Note 50 to the financial statements the conditions of compensation, terms of enforceability and the main variables considered in the valuation model is detailed.

4.17.3  Stock-based Compensation Plan

The Company approved the creation of a stock-based compensation plan whereby certain officers and other key staff will receive a certain number of company shares within the stipulated term.

The number of shares is calculated based on a percentage over the total annual remuneration, plus the bonus assigned to each covered employee, divided by the weighted average price, in pesos, of the Company’s share and ADR for the same period, provided the employment relationship continues at least as at each vesting date.

This compensation is recorded pursuant to the guidelines set forth in IFRS 2. The fair value of the services received is measured by reference to the fair value of the equity instruments at the grant date, and are accounted for as the services are rendered during the vesting period, with a corresponding increase in equity.

In Note 50 to the financial statements the main conditions of compensation and terms of enforceability are detailed.

4.17.4  Edenor´s Shared-based Compensation Plan

Edenor has share-based compensation plans under which it receives services from some employees in exchange for Edenor’s shares. The fair value of the employee services received is recognized as an operating expense in the “Salaries and social security taxes” line item. The total amount of the referred to expense is determined by reference to the fair value of the shares granted.

When the employees provide the services before the shares are granted, the fair value at the grant date is estimated in order to recognize the respective result.

In Note 50 to the financial statements the main conditions of compensation and terms of enforceability are detailed.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 4: (Continuation)

4.18             Trade payables and other payables

Trade payables and other payables are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method, except for particular matters described below.

4.18.1 Customer guarantees

Customer guarantees are initially recognized at fair value and subsequently measured at amortized cost using the effective interest method.

In accordance with the Concession Agreement, Edenor is allowed to receive customer guarantees in the following cases:

i.    When the power supply is requested and the user is unable to provide evidence of his legal ownership of the premises;

ii.   When service has been suspended more than once in one-year period;

iii.  When the power supply is reconnected and Edenor is able to verify the illegal use of the service (fraud).

iv.  When the customer is undergoing liquidated bankruptcy or reorganization proceedings.

Edenor has decided not to request customer guarantees from residential tariff customers.

Customer guarantees may be either paid in cash or through the customer’s bill and accrue monthly interest at a specific rate of Banco de la Nación Argentina for each customer category.

When the conditions for which EDENOR  is allowed to receive customer guarantees no longer exist, the customer’s account is credited for the principal amount plus any interest accrued thereon, after deducting, if appropriate, any amounts receivable which EDENOR has with the customer.

4.18.2 Customer refundable contributions

Edenor receives assets or facilities (or the cash necessary to acquire or built them) from certain customers for services to be provided, based on individual agreements and the provisions of ENRE Resolution No. 215/12. These contributions are initially recognized as trade payables at fair value against Property, plant and equipment, and are subsequently measured at amortized cost using the effective interest rate method.

4.18.3 Particular matters

The recorded liabilities for the debts with the FOTAE, the penalties accrued, whether imposed or not yet issued by the ENRE (Note 2.3.3), and other provisions are the best estimate of the settlement value of the present obligation in the framework of IAS 37 provisions at the date of these financial statements.

The balances of ENRE Penalties and Discounts are adjusted in accordance with the regulatory framework applicable thereto and are based on Edenor’s estimate of the outcome of the RTI process described in Note 2.3.1.3, whereas the balances of the loans for consumption (mutuums) are adjusted by a rate equivalent to the monthly average yield obtained by CAMMESA from its short-term investments.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 4: (Continuation)

The compensation arrangements balances related to the “Compensation agreement Value Company” are recognized on the basis as described in Notes 4.17.2.

4.19            Borrowings

Borrowings are recognized initially at fair value, net of transaction costs incurred. Borrowings are subsequently stated at amortized cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognized as finance cost over the period of the borrowings, using the effective interest method.

4.20            Deferred revenues

Non-refundable customer contributions

Edenor receives assets or facilities (or the cash necessary to acquire or built them) from certain customers for services to be provided, based on individual agreements. In accordance with IFRIC 18 “Transfers of Assets from Customers”, the assets received are recognized by Edenor as Property, plant and equipment with a contra-account in deferred revenue, the accrual of which depends on the nature of the identifiable services, in accordance with the following:

i.    Customer connection to the network: revenue is accrued until such connection is completed;

ii.   Continuous provision of the electric power supply service: throughout the shorter of the useful life of the asset and the term for the provision of the service.

4.21             Employee benefits

Defined benefit plans

Labor costs liabilities are accrued in the periods in which the employees provide the services that trigger the consideration.

The cost of defined contribution plans is periodically recognized in accordance with the contributions made by Petrobras Argentina.

Additionally, the Company operates several defined benefit plans. Defined benefit plans define an amount of pension benefit that an employee will receive on retirement, depending on one or more factors, such as age, years of service and compensation. In accordance with conditions established in each plan, the benefit may consist in a single payment, or in making complementary payments to those made by the pension system.

The defined benefit liability recognized in the financial statement balance sheet, at the end of the reporting period, is the present value of the defined benefit obligation net of the fair value of the plan assets, when applicable. The defined benefit obligation is calculated annually by independent actuaries using the projected unit credit method. The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows using future actuarial assumptions about demographic and financial variables that affect the determination of the amount of such benefits.

Actuarial gains and losses from experience adjustments and changes in actuarial assumptions, are recognized in other comprehensive income (loss) in the period in which they arise and past service costs are recognized immediately in the statement of income (loss).

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 4: (Continuation)

4.22             Provisions and contingent liabilities

Provisions are liabilities of uncertain timing or amount, that are recognized when: a) the Company has a present obligation (legal or constructive) as a result of a past event, b) it is probable that an outflow of resources will be required to settle that obligation, and c) a reliable estimate can be made of the amount of the obligation.

Provisions are measured at the present value of the expenditures expected to be required to settle the present obligation, taking into account the best available information as of the date of the financial statements based on assumptions and methods considered appropriate and taking into account the opinion of each Company’s legal advisors. As additional information becomes available to the Company, estimates are revised and adjusted periodically. The discount rate used to determine the present value reflects current market assessments of the time value of money and the risks specific to the liability.

Contingent liabilities are: i) possible obligations that arise from past events and whose existence will be confirmed only by the occurrence or non-occurrence of uncertain future events not wholly within the control of the entity; or ii) present obligations that arise from past events but it is not probable that an outflow of resources will be required to its settlement; or whose amount cannot be measured with sufficient reliability.

Contingent liabilities are not recognized. The Company discloses in notes to the financial statements a brief description of the nature of material contingent liabilities.

Contingent liabilities, whose possibility of any outflow in settlement is remote, are not disclosed unless they involve guarantees, in which case the nature of the guarantee is disclosed.

4.23            Revenue recognition

Revenue for the sale of goods is measured at the fair value of the consideration received or receivable, taking into account the estimate amount of any discount, thus determining the net amounts.

Ordinary revenue has been recognized when each and every of the following condition has been met:

i)      the entity has transferred to the buyer all significant risks and rewards;

ii)     the entity retains neither continuing managerial involvement nor effective control over the good;

iii)   the amount of revenue was reliably measured;

iv)   it is probable that the entity will receive the economic benefits associated with the transaction;

v)    costs incurred or to be incurred in relation to the transaction have been reliably measured.

Revenues arising from the rendering of services are measured at the fair value of the consideration received or receivable, taking into account the estimated amount of any discount, thus determining the net amounts. Revenues are recognized when all of the following conditions are satisfied:

i)      the amount of revenue can be measured reliably;

ii)     it is probable that the economic benefits associated with the transaction will flow to the entity;

iii)   the stage of completion of the transaction at the end of the reporting period can be measured reliably; and

iv)   the costs incurred for the transaction and the costs to complete the transaction can be measured reliably.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 4: (Continuation)

4.23.1 Revenue

The revenue recognition criteria of the main activities of the Company include:

i.        From the power generation activity: there are recognized as accrued comprising energy made available and generated energy.

ii.       From the electricity distribution activity: there are recognized on an accrual basis and derives mainly from electricity distribution. Such revenue includes both the electricity supplied, whether billed or unbilled at the end of each year, which has been valued on the basis of applicable tariffs, and the charges resulting from the application of SE Resolution No. 347/12 (Note 2.3.1.5).

Revenue from the electricity provided by Edenor to low-income areas and shantytowns is recognized to the extent that the Framework Agreement has been renewed for the period in which the service was rendered.

Edenor also recognizes revenue from other concepts included in distribution services, such as new connections, reconnections, rights of use on poles, transportation of electricity to other distribution companies, etc.

iii.       From exploration and exploitation of oil and gas, petrochemicals and refining and distribution activities: Revenues from sales of crude oil, natural gas and liquefied petroleum gas, petrochemical and refined products are recognized on the transfer of title in accordance with the terms of the related contracts, which is when the customer has taken title and assumed the risks and benefits, prices have been determined and collectability is reasonably assured.

Revenues from oil and natural gas production in which the Company has a joint interest with other producers are recognized on the basis of the net working interest, regardless of actual assignment. Any imbalance between actual and contractual assignment will result in the recognition of an amount payable or receivable according to the actual share in production, whether above or below the production resulting from the Company’s contractual interest in the consortium.

The Company performs diesel oil and gasoline sale transactions with other refining companies in different geographical areas to optimize the logistics chain. These transactions are disclosed on a net basis in the statement of comprehensive income (loss).

Finally, the Company provides the service of hydrocarbon operation and production in exchange for a participation in the production of the hydrocarbon areas.

4.23.2 Other Income

4.23.2.1 Recognition of higher cost

The recognition of higher costs (Note 2.3.1.4) not transferred to the tariff, as well as the recognition established by SE Resolution No. 32/15 (Note 2.3.1.7) and the recognition of income due to the effect of the precautionary measures of the Municipalities of Pilar and La Matanza  (Note 2.3.1.8) fall within the scope of IAS 20 “Accounting for Government Grants and Disclosure of Government Assistance” as they imply a compensation to cover the expenses and afford the investments associated with the normal provision of the public service, object of the concession.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 4: (Continuation)

Their recognition is made at fair value when there is reasonable assurance that they will be collected and the conditions attached thereto have been complied with, i.e. provision of the service in the case of the recognition established in SE Resolution No. 32/15, and the ENRE’s approval and the SE’s recognition, by means of a Note or Resolution, in the case of the recognition of higher costs.

As for the income deriving from the funds to which SE Res. No. 745/05 refers, there were recognized on the basis of amounts billed.

Such concepts have been disclosed in the “Income recognition on account of the RTI – SE Resolution No. 32/15” and “Higher Costs Recognition - SE Resolution 250/13 and subsequent Notes” and “Recognition of income provisional measures MEyM Note N° 2016-04484723” line items of the statement of comprehensive income as of December 31, 2016 and 2015, recognizing the related tax effects. There have been no unfulfilled conditions or any other related contingencies.

4.23.2.2 Recognition of compensation for injection of surplus gas

The recognition of income for the injection of surplus gas is covered by IAS 20 since it involves a compensation as a result of the production increase committed.

Its recognition is made at its fair value when there is reasonable assurance that it will be collected and that the conditions required have been complied.

This item has been disclosed under Compensation for Surplus Gas Injection, under other operating income, in the statement of comprehensive income (loss).

4.23.3 Interest and dividend income

Dividend income is recognized when the right to receive payment has been established. Interest income is recognized using the effective interest method. They are recorded on a temporary basis, with reference to the outstanding principal and the applicable effective rate.

This income is recognized as long as it is probable that the entity receives the economic benefits associated with the transaction and the amount of the transaction has been reliably measured.

4.24 Income tax and tax on asset

4.24.1 Current and deferred income tax

The tax expenses for the period include current and deferred tax. Tax is recognized in the income statement, except to the extent that it relates to items recognized in other comprehensive income or directly in equity. In this case, the tax is also recognized in other comprehensive income or directly in equity, respectively.

The current income tax charge is calculated on the basis of the tax laws enacted or substantively enacted at the balance sheet. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions, where appropriate, on the basis of amounts expected to be paid to the tax authorities.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 4: (Continuation)

Deferred income tax is recognized, using the liability method on temporary differences between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. However, deferred tax liabilities are not recognized if they come from the initial recognition of goodwill; or if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at time of the transaction affects neither accounting nor taxable profit or loss.

Deferred income tax assets are recognized only to the extent that it is probable that future taxable profit will be available and can be used against temporary differences.

Deferred income tax is provided on temporary differences from investments in subsidiaries and associates, except for deferred income tax liability where the timing of the reversal of the temporary difference is controlled by the group and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset the recognized amounts and when the deferred income tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

Current and deferred tax assets and liabilities have not been discounted, and are stated at their nominal value.

Income tax rates prevailing at year-end in Argentina, Venezuela, Ecuador, Bolivia and Spain are 35%, 50%, 22%, 25% and 28%, respectively. Additionally, payment of Bolivian-source income to beneficiaries outside Bolivia is levied with a 12.5% withholding income tax.

4.24.2 Minimum notional income tax

The Company assesses the minimum notional income tax by applying the current 1% rate over the assets computable at the closing of the year. As this tax supplements the income tax, the Company does not assess it for the periods where no income is evidenced on the income tax, based on the case law established by the “Hermitage” decision (CSJN, 15/06/2010), which ruled on the unconstitutionality of this tax when tax losses are disclosed for the period.

The Company’s tax obligation for each year will be the higher of the two taxes. If in a fiscal year, however, minimum notional income tax obligation exceeds income tax liability, the surplus will be computable as a payment in advance of income tax through the next ten years.

As of the closing date hereof, the Company’s Management analyzed the receivable’s recoverability, and allowances are created in as long as it is estimated that the amounts paid for this tax will not be recoverable within the statutory limitation period taking into consideration the Company’s current business plans. The Company’s Management will evaluate the evolution of this recoverability in future fiscal years.

4.25 Balances with related parties

Receivables and liabilities with related parties are initially recognized at fair value and subsequently measured at amortized cost.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 4: (Continuation)

4.26            Assignments of use

The assignments of use in which a significant portion of the risks and rewards deriving from ownership are kept by the lessor are classified as operating. At present, Edenor only has lease agreements that are classified as operating.

As assignor: The payments with respect to operating assignments of use are recognized as operating expenses in the statement of comprehensive income (loss) on a straight-line basis throughout the term of the assignment.

As assignee: The assignments of use in which the Company does not transfer substantially all the risks and rewards of the ownership of the asset are classified as operating assignments of use.

The collections with respect to operating assignments of use are recognized as income in the statement of comprehensive income (loss) on a straight-line basis throughout the term of the assignment.

4.27  Variable Compensation to Certain Officers

PEPASA has granted its Corporate Directors an Annual Variable Compensation (the ‘EBDA Compensation’) for the performance of technical and administrative duties amounting to 7% of the EBDA (EBITDA less paid income tax, less total net financial costs, less interest on its own capital, considering an annual 10% dollar-denominated rate) accrued for each fiscal year, as disclosed in the corresponding financial statements approved by the applicable General Ordinary Shareholders Meeting.

The Company recognizes a provision (liability) and an expense for this EBDA Compensation based on the previously mentioned formula.

NOTE 5: CRITICAL ACCOUNTING ESTIMATES AND JUDGMENTS

The preparation of financial statements requires the Company’s Management to make future estimates and assessments, to apply critical judgment and to establish assumptions affecting the application of accounting policies and the amounts of disclosed assets and liabilities, income and expenses.

The applied estimates and accounting judgments are evaluated on a continuous basis and are based on past experiences and other reasonable factors under the existing circumstances. Actual future results might differ from the estimates and evaluations made at the date of preparation of these consolidated financial statements. The estimates which have a significant risk of producing adjustments on the amounts of the assets and liabilities during the following year are detailed below:

5.1 Impairment of non-financial assets

Non-financial assets, including identifiable intangible assets, are reviewed for impairment at the lowest level for which there are separately identifiable cash flows (CGU). For this purpose, each asset group with independent cash flows, each subsidiary, associate and each jointly controlled company has been considered a single CGU, as all of their assets jointly contribute to the generation of cash inflows, which are derived from a single service or product; thus cash inflows cannot be attributed to individual assets.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 5: (Continuation)

In order to evaluate if there is evidence that a CGU could be affected, both external and internal sources of information are analyzed.  Specific facts and circumstances are considered, which generally include the discount rate used in the estimates of the future cash flows of each CGU and the business condition as regards economic and market factors, such as the cost of raw materials, oil and gas, the regulatory framework for the energy industry (mainly the RTI / CMM and recognition of expected prices), the projected capital investments and the evolution of the energy demand.

The value in use of each CGU is estimated on the basis of the present value of future net cash flows that these units will generate. The Company Management uses approved budgets up to one year for its cash flow projections extrapolated into a term consistent with the assets’ remaining useful life, taking into consideration the appropriate discount rates. Discount rates used to discount future net cash flows is WACC, for each asset or CGU a specific WACC was determined which considered the business segment and the country conditions where the operations are performed. In order to calculate the fair value less the costs to sale, the Company Management uses the estimated value of the future cash flows that a market participant could generate from the appropriate CGU, and deducts the necessary costs to carry out the sale of the corresponding CGU.

The Company Management is required to make judgments at the moment of the future cash flow estimation. The actual cash flows and the values may differ significantly from the expected future cash flows and the related values obtained through discount techniques.

5.1.1 Impairment test of property, plant and equipment and intangible assets associated with the subsidiary Edenor

As of December 31, 2011, the Company has recorded impairment losses associated with Edenor’s consolidated assets resulting from the assessment of their recoverable value. Depreciation losses totaled up $ 647.7 million which, net of the effect of the income tax, amounted to $ 421 million.

As of the date of issuance of these financial statements, there are indicators of a potential impairment inasmuch as Edenor has operating losses for $ 656 million. Therefore, Edenor has made its projections in order to analyze the recoverability of its property, plant and equipment.

Cash flows are prepared on the basis of estimates concerning the future performance of certain variables that are sensitive to the determination of the recoverable amount, among which the following can be noted: (i) nature, opportunity and modality of electricity rate increases and/or cost adjustment recognition; (ii) demand for electricity projections; (iii) evolution of the costs to be incurred; (iv) investment needs in accordance with the service quality levels required by the regulatory authority, and (v) macroeconomic variables, such as growth rates, inflation rates and foreign currency exchange rates.

Edenor has updated its projections as from the implementation of ENRE Resolution No. 63/17, which established the new tariff schemes applicable as from February 1, 2017. However, given the recent implementation of the RTI process after a long process of deterioration of Edenor's economic and financial situation and the existence of issues pending definition which are important for the determination of the recoverable value, Edenor’s management may not ensure that the future performance of the variables used to make its projections will be in line with what has been estimated at the date of preparation of these financial statements.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 5: (Continuation)

The increase in electricity rates used by Edenor to assess the recoverability of its property, plant and equipment as of December 31, 2016 is based on both the electricity rate schedule approved as from February 2017 that fixed Edenor's remuneration, and the tariff adjustment mechanism for the next five years (Note 2.3.1.3). Given that the main variable is the electricity rate, and such rate is supported by the approved electricity rate schedule, Edenor has prepared only one scenario, considering the most pessimistic situation when estimating the variables with greater impact (Resolution of regulatory matters) and its best estimate for the other variables with lower incidence. In order to determine the scenario mentioned in the preceding paragraph, Edenor has considered the following:

               i.      Nature, opportunity, and modality of electricity rate increases and / or cost adjustments recognition: Electricity rate increases as resolved in the RTI process;

             ii.      Settlement of regulatory liabilities: Edenor has considered to use the final surplus of its annual cash flows until these liabilities are settled;

            iii.      Electricity demand growth: 2.5% per year;

           iv.      Development of costs to be incurred: mainly based on the expected level of inflation;

             v.      Investments for infrastructure maintenance: in accordance with the service quality levels required by the regulator in the RTI;

           vi.      Inflation rate;

          vii.      Exchange rate.

 The discount rate (WACC) in pesos varies for each year of the projection. For the first 5 years, the average of these rates is 29%.

Further, Edenor has performed a sensitivity analysis in view of reasonably possible changes to these variables, and it concluded that in no case should it recognize an impairment in the value of its property, plant and equipment.

Based on the conclusions previously mentioned, the valuation of property, plant and equipment, taken as a whole, does not exceed its recoverable value, which is measured as the value in use as of December 31, 2016.

Furthermore, the management understands that although the new estimates, following the issuing of Resolution No. 63/17, reflects an increase in the CGU’s value, considering the recent implementation of the RTI as of February 1, 2017, and the issues that are still pending resolution; mainly those generated by the breach of the Concession Agreement, such as the remaining balances and other effects derived from the partial measures adopted; it is still premature to know whether the actual measures obtained so far are sufficient to consider a sustainable recovery and consequently to evaluate the possible reversal of the impairment loss recognized by the Company during fiscal year 2011.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 5: (Continuation)

5.1.2 Impairment test of goodwill

As a result of the acquisition of Petrobras, the Company has recognized a goodwill of $ 994 million that has been allocated, for the purpose of impairment testing, to the oil and gas business segment regarding future synergies of combined business and assembled workforce.

For the purpose to determine the value in use of the segment, the Company prepared the cash flows on the basis of estimates concerning proved oil and gas reserves (developed and to be developed) and probable reserves, according to the reports of oil and gas reserves prepared by the Company and the projection period was determined based on the end of the respective concession contracts. In adition, the Company has made estimates concerning the future performance of certain variables that are sensitive to the determination of the recoverable amount, among which are: (i) reserve levels and production; (ii) sales price evolution; (iii) operating costs evolution; (iv) investment needs and; (V) macroeconomic variables such as inflation rates, foreign currency exchange rate. The WACC discount rate in U.S. dollars used amounted to 8.4%

As a result of the oil and gas business segment impairment test, the Company concluded that the assets in the oil and gas segment, considered as a whole do not exceed the recoverable value, measured as the value in use as of December 31, 2016 and thus has not recognized impairment losses.

5.2 Current and deferred Income tax / Minimum notional income tax

A great level of judgment is required to determine the income tax provision since the Company Management has to regularly assess the positions stated in the tax returns as regards those situations where the applicable tax regulations are subject to interpretation and, if necessary, establish provisions according to the estimated amount that the Company will have to pay to the tax authorities. When the final tax result of these items differs from the amounts initially acknowledged, those differences will have an effect on the income tax and on the deferred tax provisions in the fiscal year when such determination is made.

A significant degree of judgment is required to determine the income tax provision. There are many transactions and calculations for which the ultimate tax determination is uncertain. The Company recognizes liabilities for eventual tax claims based on estimates of whether additional taxes will be due in the future.

Deferred tax assets are reviewed at each reporting date and reduced in accordance with the probability that the sufficient taxable base will be available to allow for the total or partial recovery of these assets. Deferred tax assets and liabilities are not discounted. In assessing the realization of deferred tax assets, Management considers that it is likely that a portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets depends on the generation of future taxable income in the periods in which these temporary differences become deductible. To make this assessment, Management takes into consideration the scheduled reversal of deferred tax liabilities, the projections of future taxable income and tax planning strategies.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 5: (Continuation)

As a result of the recoverability analysis performed, as of December 31, 2016, the Company and certain subsidiaries have derecognized the liability related to the application of the provisions of the “Hermitage” decision to the determination of the minimum notional income tax liability. This has been applied to all periods in which the Company had evidenced tax losses, and resulted in the recognition of income for $ 123 y $ 88 million disclosed under the lines “Income tax and minimum notional income tax” and “Financial expense” within the Statement of Comprehensive of Income / (Loss), respectively, as the tax credit had not been previously recognized. To such effect, the Company has used the following grounds:

a)    several previous cases within the Group where Courts has ruled in favor of the Company’s allegation according to the criterion established by the “Hermitage” decision;

b)    the completion of tax audits for periods in which certain subsidiaries of the Group have applied the criterion established by the “Hermitage” ruling;

c)     and lastly, the abrogation of the tax pursuant to Section 76 of Act No. 27,260 (Tax Transparency) for fiscal years beginning as from January 1, 2019, which evidences the Treasury's position on the continuation of proceedings as the one brought against the Company.

Additionally, the Company has recognized an income of $ 23 million for the recognition of the tax credit for minimum notional income tax paid in previous years. The Company considers it is probable that it will generate future taxable income to use this tax credits within the statutory limitation period, as a result of corporate reorganization described.

5.3 Contingencies

The Company is subject to various claims, lawsuits and other legal proceedings that arise during the ordinary course of its business. The Company’s liabilities with respect to such claims, lawsuits and other legal proceedings cannot be estimated with certainty. Periodically, the Company reviews the status of each contingency and assesses potential financial liability, applying the criteria indicated in note 4.22, for which elaborates the estimates mainly with the assistance of legal advisors, based on information available to the Management at financial statements date, and taking into account our litigation and resolution/settlement strategies.

Contingencies include outstanding lawsuits or claims for possible damages to third parties in the ordinary course of the Company’s business, as well as third party claims arising from disputes concerning the interpretation of legislation.

The Company evaluates whether there would be additional expenses directly associated to the ultimate resolution of each contingency, which will be included in the provision if they may be reasonably estimated.

However, if the Company´s Management estimates are not correct, current provisions might be inadequate and could have an adverse effect on the Company’s results of operations, financial position and cash flows.

5.4 Asset retirement obligations

Asset retirement obligations after completion of operations require the Company’s Management to estimate the number of wells, long-term well abandonment costs and the time remaining until abandonment. Technology, costs and political, environmental and safety considerations constantly change and may result in differences between actual future costs and estimates.

Asset retirement obligations estimates are adjusted when it is justified by changes in the evaluation criteria or at least once a year.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 5: (Continuation)

5.5 Allowance for doubtful accounts

The Group is exposed to losses for uncollectible receivables. The Company Management estimates the final collectability of the accounts receivable.

The allowance for doubtful accounts is assessed based on the historical level of both the balances written off as an expense and the default balances. In the case of the distribution of energy segment, a delinquent balance comprises all such debt arising from the bills for electricity consumption that remain unpaid 13 working days after their due dates for small-demand (tariff 1) customers and 7 working days after due date for medium and large-demand (tariff 2 and 3) customers. Edenor´s Management records an allowance applying an uncollectibility rate for each customer category, based on the historical comparison of collections made against the default balances of each customer category.

In order to estimate collections related to the energy generation segment we mainly consider the ability of CAMMESA to meet its payment obligations to generators, and the resolutions issued by SE, which allow the Company to collect its credits with CAMMESA through different mechanisms.

Additionally, Management analyzes the allowance for uncollectible receivables of the remaining accounts receivables of the segment based on an individual analysis of recoverability of receivables of the WEM debtors.

Future adjustments to the allowance may be necessary if future economic conditions differ substantially from the assumptions used in the assessment for each year.

5.6 Defined benefit plans

Actuarial commitments with defined benefit plans to employees are recognized as liabilities in the statement of financial position based on actuarial estimates revised annually by an independent actuary, using the projected unit credit method.

The present value of pension plan obligations depends on multiple factors that are determined according to actuarial estimates which are revised annually by an independent actuary, net of the fair value of the plan assets, when applicable. For this purpose, certain assumptions are used including the discount rate and wage growth rate assumptions.

5.7 ENRE Penalties and discounts

Edenor considers its applicable accounting policy for the recognition of ENRE penalties and discounts critical because it depends on penalizable events, which are valued on the basis of management best estimate of the expenditure required to settle the present obligation at the date of these financial statements. The balances of ENRE penalties and discounts are adjusted in accordance with the regulatory framework applicable thereto and have been estimated based on Edenor’s estimate of the outcome of the RTI process described in Note 2.3.3.1.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 5: (Continuation)

5.8 Revenue recognition

In the distribution of energy business segment, revenue is recognized on an accrual basis upon delivery to customers, which includes the estimated amount of unbilled distribution of electricity at the end of each year. We consider our accounting policy for the recognition of estimated revenue critical because it depends on the amount of electricity effectively delivered to customers which is valued on the basis of applicable tariffs. Unbilled revenue is classified as current trade receivables.

In the oil and gas business segment, the fair value of the consideration receivable corresponding to revenues from gas sales to Distributors is recognized based on the volume of gas delivered and the price established by the SE (in accordance with applicable resolutions).

5.9  Oil and gas reserves

Reserves mean oil and gas volumes (in m3 of oil equivalent) that are economically producible, in the areas where the Company operates or has a (direct or indirect) interest and over which the Company has exploitation rights, including oil and gas volumes related to those service agreements under which the Company has no ownership rights on the reserves or the hydrocarbons obtained and those estimated to be produced for the contracting company under service contracts.

There are numerous uncertainties in estimating proved reserves and future production profiles, development costs and prices, including several factors beyond the producer’s control. Reserve engineering is a subjective process of estimating underground accumulations involving a certain degree of uncertainty. Reserves estimates depend on the quality of the available engineering and geological data as of the estimation date and on the interpretation and judgment thereof.

Reserve estimates are adjusted when so justified by changes in the evaluation criteria or at least once a year. These reserve estimates are based on the reports of oil and gas consulting professionals.

The Company uses the information obtained from the calculation of reserves in the determination of depreciation of assets used in the areas of oil and gas, as well as assessing the recoverability of these assets (Notes 4.8 and 4.9).

5.10 Enviromental costs

The costs incurred to limit, neutralize or prevent environmental pollution are only capitalized if at least one of the following conditions is met: (a) such costs relate to improvements in safety; (b) the risk of environmental pollution is prevented or limited; or (c) the costs are incurred to prepare the assets for sale and the book value (which considers those costs) of such assets does not exceed their respective recoverable value.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 5: (Continuation)

Liabilities related to future remediation costs are recorded when, on the basis of environmental assessments, such liabilities are probable to materialize, and costs can be reasonably estimated. The actual recognition and amount of these provisions are generally based on the Company’s commitment to an action plan, such as an approved remediation plan or the sale or disposal of an asset. The provision is recognized on the basis that a future remediation commitment will be required.

The Company measures liabilities based on its best estimation of present value of future costs, using currently available technology and applying current environmental laws and regulations as well as the Company’s own internal environmental policies.

5.11 Business Combinations

The acquisition method involves the measurement at fair value of the identifiable assets acquired and the liabilities assumed in the business combination at the acquisition date.

For the purpose to determine the fair value of identifiable assets, the Company uses the valuation approach considered the most representative for each asset. These include the i) income approach, through indirect cash flows (net present value of expected future cash flows) or through the multi-period excess earnings method, ii) cost approach (replacement value of the good adjusted for loss due to physical deterioration, functional and economic obsolescence) and iii) market approach through comparable transactions method.

Likewise, in order to determine the fair value of liabilities assumed, the Company’s Management considers the probability of cash outflows that will be required for each contingency, and elaborates the estimates with assistance of legal advisors, based on the information available and taking into account the strategy of litigation and resolution / liquidation.

Management critical judgment is required in selecting the approach to be used and estimating future cash flows. Actual cash flows and values may differ significantly from the expected future cash flows and related values obtained through the mentioned valuation techniques.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 6: FINANCIAL RISK MANAGEMENT

6.1 Financial Risk Factors

The Company’s activities are subject to several financial risks: market risk (including the exchange rate risk, the interest rate risk and the price risk), credit risk and liquidity risk.

Financial risk management is encompassed within the Company’s global policies, there is an integrated risk management methodology, where the focus is not placed on the individual risks of the business units’ operations, but there is rather a wider perspective focused on monitoring risks affecting the whole portfolio. The Company’s risk management strategy seeks to achieve a balance between profitability targets and risk exposure levels. Financial risks are those derived from financial instruments the Company is exposed to during or at the closing of each fiscal year. The Company uses derivative instruments to hedge certain risks when it deems it necessary according to its risk management internal policies.

Financial risk management is controlled by the Financial Department, which identifies, evaluates and covers financial risks. Risk management systems and policies are reviewed on a regular basis to reflect changes in market conditions and the Company’s activities, and have been applied consistently during the periods comprised in these financial statements. This section includes a description of the main risks and uncertainties which may adversely affect the Company’s strategy, performance, operational results and financial position.

6.1.1 Market risks

Exchange rate risk

The Company’s financial situation and the results of its operations are sensitive to variations in the exchange rate between the Argentine peso and other currencies. The currency generating the greatest exposure is the U.S. dollar.

The Company collects a meaningful portion of its revenues in Argentine pesos pursuant to prices which are indexed to the U.S. dollar, mainly revenues resulting from: i) Supply Agreements entered into with the ES pursuant to ES Resolution No. 220/07, ii) Energy Plus contracts; iii) generators’ revenues which, although not covered by Energy Plus or Supply Contracts with the ES, will —as from the implementation of the new remuneration scheme defined by ES Resolution No. 19-E/17— be paid in pesos at dollar-denominated prices by applying BCRA’s exchange rate effective on the last business day of the month; and iii) the sale of gas and crude oil.

Furthermore, a significant portion of the Company’s financial debt (approximately 66%) is denominated in U.S. dollars, against a 39% at the closing of the previous fiscal year. It should be pointed out that this increase is mainly due to the new financing obtained by the Company to pay the purchase price of its indirect controlling interest in Petrobras. Exposure of the financial debt to US dollar exchange rate variations increased to approximately 86% after the end of the year.

Additionally, the Company has made several investment commitments, mainly projects to increase its thermal generation capacity under ES Resolution No. 21/16 and projects for the generation of energy from renewable sources under the recently enacted Act No. 27,191 for the promotion of renewable sources of energy, most of which are denominated in foreign currency, which exposes the Company to a risk of loss resulting from the devaluation of the Argentine peso.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 6: (Continuation)

As there is not a strong currency mismatch between the operating generation of funds and financial debt, the Company considers that the risk of foreign-currency exchange rate fluctuations is reasonably hedged. However, in case such risk is not hedged by business operations, the Company may use derivative financial instruments to mitigate its associated risks.

In the Distribution segment, the subsidiary Edenor collects revenues in pesos pursuant to regulated tariffs which are not indexed to the U.S. dollar, whereas a significant portion of its existing financial debt is denominated in that currency, which exposes the Company to a risk of loss resulting from a devaluation of the Argentine peso. Edenor can manage this risk through the execution of forward contracts denominated in foreign currency.  However, as of the issuance of these financial statements it has not been able to hedge its exposure to the U.S. Dollar in a way which is deemed feasible.

If Edenor remains unable to effectively hedge the whole or a meaningful part of its exposure to the foreign currency risk, any devaluation of the peso may significantly increase its debt service burden which, in turn, may have a material adverse effect in its cash position and financial condition (including its capacity to cancel payments owed under the Corporate Bonds) and the results of its operations.

On December 17, 2015, the economic context in with the Company operates was affected by an approximate 40% devaluation of the Argentine peso, a circumstance which has affected the results of this fiscal year. During 2016, the Argentine currency has undergone a 21.9% appreciation and a 59.5% year-to-year variation in the average exchange rate.

The following table shows the Company’s exposure to the exchange rate risk for financial assets and liabilities denominated in a currency different from the Company’s functional currency.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 6: (Continuation)

	Type	Amount of foreign currency	Exchange rate (1)	Total 12.31.2016	Total 12.31.2015

ASSETS

NON CURRENT ASSETS
Financial instruments
Financial assets at amortized cost
Third parties	U$S	0,1	15,790	1	-
Other receivables
Related parties	U$S	46,3	15,840	733	-
Third parties	U$S	5,3	15,790	84	1
Financial assets at fair value through profit and loss
Third parties	U$S	32,5	15,790	513	-
Total non current assets				1.331	1

CURRENT ASSETS

Financial instruments
Financial assets at fair value through profit and loss
Third parties	U$S	43,0	15,790	678	1.234
Trade and other receivables
Related parties	U$S	6,7	15,840	106	7
Third parties	U$S	282,7	15,790	4.464	320
	EUR	0,1	16,625	1	-
	CHF	-	15,807	-	1
	VEF	1,4	1,589	2	-
Cash and cash equivalents	U$S	68,8	15,790	1.087	375
	EUR	0,1	16,625	2	-
Total current assets				6.340	1.937
Non Financial instruments
Non current assets classified as held for sale	U$S	1,2	15,790	19	-
Total assets				7.690	1.938

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 6: (Continuation)

	Type	Amount of foreign currency	Exchange rate (1)	Total 12.31.2016	Total 12.31.2015

LIABILITIES

NON CURRENT LIABILITIES

Financial instruments
Borrowings
Related parties	U$S	(1.0)	15.840	(16)	(13)
Third parties	U$S	(738.6)	15.890	(11,737)	(2,800)

Non financial instruments
Provisions
Related parties	U$S	-	15.840	-	-
Third parties	U$S	(172.7)	15.890	(2,744)	-
Total non current liabilities				(14,497)	(2,813)

CURRENT LIABILITIES

Financial instruments
Trade and other payables
Related parties	U$S	(6.0)	15.840	(95)	-
Third parties	U$S	(216.8)	15.890	(3,447)	(959)
	EUR	(3.4)	16.770	(57)	(24)
	SEK	(4.0)	1.744	(6)	-
	VEF	(3.1)	1.589	(5)	-
Borrowings
Third parties	U$S	(339.7)	15.890	(5,398)	(312)
Salaries and social security payable
Third parties	U$S	(0.1)	15.890	(1)	-

Non financial instruments
Taxes payables
Third parties	U$S	(0.7)	15.890	(11)	-
Provisions
Third parties	U$S	(44.1)	15.890	(701)	-
Total current liabilities				(9,721)	(1,295)
Total liabilities				(24,218)	(4,108)

Net Position Liability				(16,528)	(2,170)

(1) The exchange rates correspond to December 31, 2016 released by the National Bank of Argentine for U.S. dollars (U$S), euros (EUR), Swiss francs (CHF) and Norwegian kroner (SEK). The exchange rates used correspond to those published by the Central Bank of Venezuela for the bolivar (VEF). For balances with related parties, the Exchange rate used is the average.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 6: (Continuation)

The Company estimates that provided all other variables remain constant, a 10% revaluation/(devaluation) of each foreign currency as compared to the Argentine peso would generate the following increase/(decrease) in the fiscal year’s in absolute values:

	Argentinian pesos
Currency	12.31.2016	12.31.2015
U.S dollar	1,647	215
Euros	5	2
Norwegian kroner	1	-
Variation of the result for the year	1,653	217

Price risk

The Company’s investments in quoted and unquoted equity securities are sensitive to the risk of changes in the market prices resulting from uncertainties as to the future value of such securities.

Even though the Company does not hold quoted equity securities, as at the closing hereof it has an important position in financial assets at fair value, and is therefore exposed to the risk of a significant variation in market prices. Additionally, the Company is not exposed to commodity price risks.

The following table shows the Company’s exposure to the price risk for the previously mentioned financial assets:

Financial assets	12.31.2016	12.31.2015
Shares	150	-
Government securities	1,576	1,591
Investment funds	3,189	2,501
Corporate bonds	12	13
Trust	-	2,554
Others	3	-
Total	4,930	6,659

The Company estimates that provided all other variables remain constant, a 10% revaluation/(devaluation) of each quotation would generate the following increase/(decrease) in the fiscal year’s income/(loss):

	Increase (decrease) of the result for the year
Financial assets	12.31.2016	12.31.2015
Shares	15	-
Government securities	158	159
Investment funds	319	250
Corporate bonds	1	1
Trust	-	255
Variation of the result of the year	493	665

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 6: (Continuation)

Hydrocarbon Price Risk

The Company’s operations are impacted by several factors beyond its control, including, but not limited to, variations in product market prices, Governmental regulations on prices, taxes and other levies, and royalties.

The Company is not significantly exposed to the hydrocarbon international price risk mainly because, on account of the current regulatory, economic, governmental and other policies in force, domestic prices are not directly affected in the short-term due to variations in the international market.

Since the domestic production of gas is insufficient to meet the demand, there is a need to import gas and liquid fuels. The decline in the international prices of oil and LNG resulted in lower prices for the LNG and the gas imported from Bolivia.

During 2016, LNG accounted for approximately 44% of the imported gas. Besides, imported gas represented 22% of the annual consumption. The average price of these imports was U$S 4.5/MMBTU. No significant reduction in import volumes is expected in the short term.

In the fiscal years ended December 31, 2016 and 2015, the Company did not use derivative financial instruments to hedge risks associated with fluctuations in hydrocarbon prices, mainly due to the lack of impact of variations in international hydrocarbon markets on the local prices, but it may do so in the future.

Interest rate risk

The management of the interest rate risk seeks to reduce financial costs and limit the Company’s exposure to interest rate increases.

Indebtedness at variable rates exposes the Company to the interest rate risk on its cash flows due to the possible volatility they may experience, as it happened from 2014 to 2016. Indebtedness at fixed rates exposes the Company to the interest rate risk on the fair value of its liabilities, since they may be considerably higher than variable rates. As of December 31, 2016, approximately 33% of the indebtedness was subject to variable interest rates, mainly denominated in pesos and based on Private Badlar and Corrected Badlar rates plus an applicable margin. Approximately 70% of the indebtedness at variable rates is denominated in pesos. The rest of the Company’s indebtedness subject to variable interest rates is denominated in U.S. Dollars at the Libor rate plus an applicable margin.

The Company seeks to mitigate its interest-rate risk exposure through the analysis and evaluation of (i) the different liquidity sources available in the financial and capital market, both domestic and (if available) international; (ii) interest rates alternatives (fixed or variable), currencies and terms available for companies in a similar sector, industry and risk than the Company; (iii) the availability, access and cost of interest-rate hedge agreements. On doing this, the Company evaluates the impact on profits or losses resulting from each strategy over the obligations representing the main interest-bearing positions.

During fiscal year 2016, the Private Badlar rate, which applies to a substantial part of the Company’s financial loans, increased significantly during the first half of the year and then started to decrease gradually; from an approximate 25% at the beginning of the fiscal year, it reached a 31% peak halfway through the year and then started to decrease, with an approximate 20% value at the end of the year.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 6: (Continuation)

In the case of fixed rates and in view of the market’s current conditions, the Company considers that the risk of a significant decrease in interest rates is low and, therefore, does not foresee a substantial risk in its indebtedness at fixed rates.

As of the date of issuance of these financial statements, the Company is not exposed to a significant risk of variable interest rate increases since most of the financial debt is subject to fixed rate.

In the fiscal years ended December 31, 2016 and 2015, the Company did not use derivative financial instruments to mitigate risks associated with fluctuations in interest rates.

The following chart shows the breakdown of the Company’s borrowings classified by interest rate and the currency in which they are denominated:

	12.31.2016	12.31.2015
Fixed interest rate:
Argentinian pesos	2,729	634
U.S dollar	14,305	3,085
Subtotal loans granted at a fixed interest rate	17,034	3,719

Floating interest rates:
Argentinian pesos	5,808	4,083
U.S dollar	2,479	-
Subtotal loans granted at a floating interest rate	8,287	4,083

Non interest accrues
U.S dollar	367	40
Argentinian pesos	284	151
Subtotal no interest accrues	651	191
Total borrowings	25,972	7,993

Based on the conducted simulations, and provided all other variables remain constant, a 10% increase/decrease in variable interest rates would generate the following (decrease)/increase in the fiscal year's results of $ 134 million.

6.1.2 Credit risk

The Company establishes individual credit limits according to the limits defined by the Board of Directors and approved by the Financial Department based on internal or external ratings. The Company makes constant credit assessments on its customers’ financial capacity, which minimizes the potential risk for bad debt losses.

The credit risk represents the exposure to possible losses resulting from the breach by commercial or financial counterparties of their obligations taken on with the Company. This risk stems mainly from economic and financial factors or a possible counterparty default.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 6: (Continuation)

The credit risk is associated with the Company’s commercial activity through customer trade receivables, as well as available funds and deposits in banking and financial institutions.

The Company, in its ordinary course of business and in accordance with its credit policies, grants credits to a large customer base, mainly large sectors of the industry, including service station operators, refineries, exporters, petrochemical companies, natural gas distributors, electricity large users and electricity distributors.

The Company has established an allowance for doubtful accounts. This allowance represents the best estimate by the Company of possible losses associated with trade receivables.

As of December 31, 2016, the Company’s trade receivables, without considering Edenor, totaled 7,295 million, out of which 69% are short-term receivables and the remaining 31% are classified as non-current and correspond mainly to CAMMESA (national company responsible for purchasing electric power from generators and selling it to distributors). With the exception of CAMMESA, which represents approximately 38% of all trade receivables, the Company does not have a significant credit risk concentration, as this exposure is distributed among a large number of customers and other counterparties. No other client has a meaningful percentage of the total amount of these receivables.

The impossibility by CAMMESA to pay these receivables may have a substantially adverse effect on cash income and, consequently, on the result of operations and financial situation which, in turn, may adversely affect the Company’s repayment capacity.

The credit risk of liquid funds and other financial investments is limited since the counterparties are high credit quality banking institutions. If there are no independent risk ratings, the risk control area evaluates the customer’s creditworthiness, past experiences and other factors.

In the case of Edenor, delinquent trade receivables increased from $ 209 million as of December 31, 2015 to $ 659 million as of December 31, 2016, due to different provisional remedies that temporarily suspended the tariff increase applicable as from February 1, 2016, established by ENRE Resolution No. 1/16.

One of the significant items of delinquent balances is that related to the receivable amounts with Municipalities, in respect of which Edenor either applies different offsetting mechanisms against municipal taxes it collects on behalf of the municipalities, or implements debt refinancing plans, with the aim of reducing them.

Furthermore, and taking into account that in fiscal year 2016 the ENRE prevented Edenor from suspending the electricity supply to customers with delinquent balances, Edenor’s actions to reduce the impact of delinquency were limited. Therefore, at the date of issuance of these financial statements Edenor’s Board of Directors is analyzing the plans of action it will implement in order to reinforce the activities aimed at reducing delinquent balances.

Additionally, it is important to point out that in fiscal year 2016 it was possible to collect more than 50% of the delinquent receivables existing as of December 31, 2015.

Finally, and with regard to the electricity supplied to low-income areas and shantytowns, as stipulated in the Adjustment Agreement (Note 2.3.2), in fiscal year 2016 Edenor received payments for a total of $ 65 million, which represents 89% of the outstanding balance as of December 31, 2015. Past experience shows that these balances have always been collected.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 6: (Continuation)

As of December 31, 2016 and 2015, financial statements included allowances for $ 260 million and $ 79 million, respectively. Failure to collect receivables in the future may have an adverse effect on Edenor's financial situation and operating results which, in turn, may negatively impact its capacity to repay loans, including the cancellation of its Corporate Bonds.

Additionally, our Natural Gas Promotion Program compensation depends on the Argentine Government's ability and willingness to pay. Before the Government authorized the issuance of dollar-denominated sovereign bonds to cancel outstanding debts under the Program, the Company suffered a significant delay in the collection of the Compensation. Afterwards, during June and July, 2016, Petrobras and PEPASA received BONAR 2020 bonds for a face value of U$S 34.3 million and U$S 29.5 million as compensation owed as at December 2015. We may not guarantee that the Company will be able to properly collect the offered compensations, which might give rise to a claim to the Argentine Government.

6.1.3 Liquidity risk

The liquidity risk represents the risk that the Company may not have sufficient funds to meet all its obligations, whether of an economic, labor or commercial nature.

The liquidity risk is associated with the Company’s capacity to finance its commitments and conduct its business plans with stable financial sources, as well as with the indebtedness level and the financial debt maturities profile. The cash flow projection is made by the Financial Department.

The Company management supervises updated projections on liquidity requirements to guarantee the sufficiency of cash and liquid financial instruments to meet operating needs while keeping at all times a sufficient margin for unused credit facilities. In this way, the aim is that the Company does not breach indebtedness levels or the Covenants, if applicable, of any credit facility. Those projections take into consideration the Company’s debt financing plans, the meeting of the covenants and, if applicable, the external regulatory or legal requirements such as, for example, restrictions on the use of foreign currency.

Excess cash and balances above working capital management requirements are managed by the Company’s Treasury Department, which invests them in term deposits, mutual funds and marketable securities, selecting instruments having proper currencies and maturities, and an adequate credit quality and liquidity so as to provide a sufficient margin as determined in the previously mentioned projections.

The Company keeps its sources of financing diversified between banks and the capital market, and it is exposed to the refinancing risk at maturity.

The determination of the Company’s liquidity index for fiscal years ended December 31, 2016 and 2015 is detailed below:

	12.31.2016	12.31.2015

Current assets	23,150	9,699
Current liabilities	30,063	9,582

Index	0.77	1.01

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 6: (Continuation)

The following table includes an analysis of the Company financial liabilities, grouped according to their maturity dates and considering the period remaining until their contractual maturity date from the date of the financial statements.

Derivative financial liabilities are included in the analysis if their contractual maturities are essential for the understanding of the cash flow calendar. The amounts shown in the table are the contractual undiscounted cash flows.

As of December 31, 2016	Trade and other payables	Borrowings	Total
Less than three months	8,799	1,088	9,887
Three months to one year	4,068	10,995	15,063
One to two years	311	2,548	2,859
Two to five years	118	6,312	6,430
More than five years	-	12,080	12,080
Without established term	4,907	-	4,907
Total	18,203	33,023	51,226

As of December 31, 2015	Trade and other payables	Borrowings	Total
Less than three months	6,326	294	6,620
Three months to one year	313	1,910	2,223
One to two years	217	2,220	2,437
Two to five years	90	3,795	3,885
More than five years	-	2,535	2,535
Without established term	2,392	-	2,392
Total	9,338	10,754	20,092

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 6: (Continuation)

6.3 Capital risk management

On managing capital, the Company aims to safeguard its capacity to continue operating as an on-going business with the purpose of generating return for its shareholders and benefits to other stakeholders, and keeping an optimal capital structure to reduce the cost of capital.

To keep or adjust its capital structure, the Company may adjust the amount of the dividends paid to its shareholders, reimburse capital to its shareholders, issue new shares, conduct stock repurchase programs or sell assets to reduce its debt.

In line with industry practices, the Company monitors its capital based on the leverage ratio. This ratio is calculated by dividing the net debt by the total capital. The net debt equals the total indebtedness (including current and non-current indebtedness) minus cash and cash equivalents and current financial assets at fair value through profit and loss. The total capital corresponds to the shareholders’ equity as shown in the statement of financial position, plus the net debt.

Financial leverage ratios as at December 31, 2016 and 2015 were as follows:

	12.31.2016	12.31.2015
Total borrowings	25,972	7,993
Less: cash and cash equivalents, and financial assets at fair value through profit and loss	(5,609)	(4,598)
Net debt	20,363	3,395
Total capital attributable to owners	31,417	10,385
Leverage ratio	64.82%	32.69%

6.4 Regulatory risk factors

Pursuant to caption C of Section 37 of the Concession Agreement, the Grantor of the Concession may, without prejudice to other rights to which he is entitled thereunder, foreclose on the collateral granted by Edenor when the cumulative value of the penalties imposed to Edenor in the previous one-year period exceeds 20% of its annual billing, net of taxes and rates.

Edenor’s Management evaluates the development of this indicator on an annual basis.

6.5 Fair value estimation

The Company classifies the fair value measurements of financial instruments using a fair value hierarchy, which reflects the relevance of the variables used to perform those measurements. The fair value hierarchy has the following levels:

-          Level 1: quoted prices (not adjusted) for identical assets or liabilities in active markets.

-          Level 2: data different from the quoted prices included in Level 1 observable for the asset or liability, either directly (i.e. prices) or indirectly (i.e. derived from prices).

-          Level 3: Asset or liability data not based on information that can be observed in the market (i.e., unobservable data).

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 6: (Continuation)

The following table shows the Company’s financial assets and liabilities measured at fair value as of December 31, 2016 and 2015:

As of December 31, 2016	Level 1	Level 2	Level 3	Total
Assets
Financial assets at fair value through profit and losss
Corporate securities	12	-	-	12
Government securities	1,576	-	-	1,576
Shares	-	-	150	150
Investment funds	3,189	-	-	3,189
Other	3	-	-	3
Cash and cash equivalents
Investment funds	61	-	-	61
Derivative financial instruments	-	13	-	13
Other receivables	29	-	-	29
Total assets	4,870	13	150	5,033

As of December 31, 2015	Level 1	Level 2	Level 3	Total
Assets
Financial assets at fair value through profit and losss
Corporate securities	13	-	-	13
Government securities	1,591	-	-	1,591
Trust	-	2,554	-	2,554
Investment funds	2,501	-	-	2,501
Cash and cash equivalents
Investment funds	94	-	-	94
Other receivables
Financial credit	22	-	-	22
Investment funds as collateral	269	-	-	269
Total assets	4,490	2,554	-	7,044
Liabilities
Derivative financial instruments	-	18	-	18
Total liabilities	-	18	-	18

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 6: (Continuation)

The value of the financial instruments negotiated in active markets is based on the market quoted prices as of the date of these consolidated financial statements. A market is considered active when the quoted prices are regularly available through a stock exchange, broker, sector-specific institution or regulatory body, and those prices reflect regular and current market transactions between parties that act in conditions of mutual independence. The market quotation price used for the financial assets held by the Company is the current offer price. These instruments are included in level 1.

The fair value of financial instruments that are not negotiated in active markets is determined using valuation techniques. These valuation techniques maximize the use of market observable information, when available, and rely as little as possible on specific estimates of the Company. If all significant variables to establish the fair value of a financial instrument can be observed, the instrument is included in level 2.

If one or more variables used to determine the fair value cannot be observed in the market, the financial instrument is included in level 3.

The techniques used for the measurement of assets at fair value with changes in income, classified as Level 2 and 3, are detailed below:

- Trusts: they were determined based on the measurement of the underlying assets and liabilities’ fair value, corresponding to 40% of CIESA’s shares. To determine this value, a measurement of the fair value of CIESA’s assets and liabilities was performed. CIESA’s main asset is its stake in TGS, which has been measured at the value of this company’s American Depositary Receipt.

- Derivative Financial Instruments: calculated from variations between market prices at the closing date of the year, and the amount at the time of the contract.

- Shares: they were determined based on Income approach through the Indirect Cash Flow method (net present value of expected future cash flows) and the discount rates used were estimated taking the Weighted Average Cost of Capital (“WAAC”) rate as a parameter.

NOTE 7: INVESTMENTS IN SUBSIDIARIES

(a) Subsidiaries information

Unless otherwise indicated, the capital stock of the subsidiaries consists of common shares, each granting the right to one vote. The country of the registered office is also the principal place where the subsidiary develops its activities.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

 NOTE 7: (Continuation)

			12.31.2016	12.31.2015
	Country	Main activity	Direct and indirect participation %	Direct and indirect participation %
BLL	Argentina	Winemaking	100.00%	100.00%
Corod	Argentina	Oil	100.00%	-
CTG	Argentina	Generation	90.42%	90.42%
CTLL	Argentina	Generation	100.00%	100.00%
Ecuador TLC S.A.	Ecuador	Oil	100.00%	-
Eg3 Red S.A.	Argentina	Distribution	100.00%	-
Enecor S.A.	Argentina	Transportation of electricity	69.99%	-
IEASA	Argentina	Investment	100.00%	100.00%
INDISA	Argentina	Investment	91.60%	91.60%
INNISA	Argentina	Investment	90.27%	90.27%
IPB	Argentina	Investment	100.00%	100.00%
PACOSA	Argentina	Distributor	100.00%	100.00%
PBI	Bolivia	Investment	100.00%	-
PELSA	Argentina	Oil	58.88%	-
Petrobras Energía Colombia	Colombia	Oil	100.00%	-
Petrobras Energía México	México	Oil	100.00%	-
Petrobras Energía Ecuador	Gran Cayman	Investment	100.00%	-
Petrobras Energía Operaciones Ecuador	Ecuador	Oil	100.00%	-
PEPASA (1)	Argentina	Oil	49.54%	49.60%
PEPCA (2)	Argentina	Investment	-	100.00%
Petrobras Hispano Argentina S.A.	Spain	Investment	100.00%	-
Petrolera San Carlos S.A.	Venezuela	Oil	100.00%	-
PISA	Uruguay	Investment	100.00%	100.00%
PP	Argentina	Investment	100.00%	100.00%
PP II	Argentina	Investment	100.00%	100.00%
PPSL	España	Investment	100.00%	-
TGU	Uruguay	Gas transportation	100.00%	-
Transelec	Argentina	Investment	100.00%	100.00%
WEBSA	Argentina	Distributor	100.00%	-

(1) During the years 2015 and 2016, the Company sold PEPASA shares, reducing its interest from 49.74% (as of December 31, 2014) to 49.60% y 49.54%, respectively. However, the necessary conditions to keep PEPASA’s control are met.

(2) On July 27, it was sold (See Note 38).

(b) Summarised financial information for each subsidiary that has significant non-controlling interest

Non-controlling interests in subsidiaries are not significant for the Company, except for Edenor, a company which is indirectly controlled through IEASA, with 51.54% equity interest. PELSA; with 58.88% equity interest, consolidated as from July 27, 2016; and PEPASA with 49,54% equity interest.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 7: (Continuation)

Edenor

The subsidiary is registered in Argentina, which is also the principal place where it develops its activities.

i.      Summary statement of financial position

	12.31.2016	12.31.2015
Non Current
Total non current assets	12,311	9,114

Borrowings	2,770	2,461
Other non current liabilities	6,238	3,317
Total non current liabities	9,008	5,778

Current
Cash and cash equivalents	259	129
Other current assets	6,363	3,738
Total current assets	6,622	3,867

Borrowings	54	49
Other current liabilities	9,509	5,629
Total current liabilities	9,563	5,678

Equity	362	1,525

ii.    Summary statement of comprehensive income (loss)

	12.31.2016	12.31.2015
Revenue	13,080	3,802
Depreciation	(352)	(281)
Interest income	197	96
Interest expense	(1,442)	(430)

(Loss) Profit for the year before tax	(1,932)	1,326
Income tax	743	(184)
(Loss) Profit for the year	(1,189)	1,142

Other comprehensive loss	5	(2)
Total comprehensive (loss) profit of the year	(1,184)	1,140

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 7: (Continuation)

PELSA

i.           Summary statement of financial position

12.31.2016
Non Current
Total non current assets	4,896

Other non current liabilities	1,012

Current
Cash and cash equivalents	77
Other current assets	1,154
Total current assets	1,231

Other current liabilities	630

Equity	4,485

ii.         Summary statement of comprehensive income (loss) for the five months period

12.31.2016
Revenue	1,155
Depreciation	(413)
Interest income	13

Loss for the year before tax	(3)
Income tax	(41)
Loss for the year	(44)

Other comprehensive loss	228
Total comprehensive profit of the year	184

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 7: (Continuation)

PEPASA

i.      Summary statement of financial position

	12.31.2016	12.31.2015
Non Current
Total non current assets	3,398	2,669

Borrowings	402	1,242
Other non current liabilities	97	131
Total non current liabities	499	1,373

Current
Cash and cash equivalents	226	40
Other current assets	3,444	1,261
Total current assets	3,670	1,301

Borrowings	3,743	928
Other current liabilities	1,689	1,060
Total current liabilities	5,432	1,988

Equity	1,137	609

ii.    Summary statement of comprehensive income (loss)

	12.31.2016	12.31.2015
Revenue	2,839	943
Depreciation	(867)	(276)
Interest income	1	12
Interest expense	(712)	(382)

Profit for the year before tax	816	515
Income tax	(288)	(164)
Total comprehensive profit of the year	528	351

NOTE 8: INVESTMENTS IN JOINT VENTURES

The following table presents the main activity and information from the financial statements used for the valuation, and percentages of participation in joint ventures:

		Information about the issuer
	Main activity	Date	Share capital	(Loss) Profit of the year	Equity	Direct and indirect participation %
CIESA (1)	Investment	12.31.2016	639	64	1,543	50%
Citelec (2)	Investment	12.31.2016	554	(31)	315	50%

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 8: (Continuation)

(1) From the acquisition of Petrobras, the Company holds a direct and indirect interest of 50% in CIESA, a company that holds a 51% interest in the share capital of TGS. On January 17, the following exchange was made: i) Grupo Inversor Petroquímica S.L. (“GIP”) and PCT LLC (“PCT”) transferred to Petrobras Hispano Argentina (“PHA”) their capacity as beneficiaries and trustees of the trust holding 40% of CIESA's capital stock and voting rights; ii) the Company and PHA transferred to GIP and PCT shares representing 40% of CIESA’s capital stock and voting rights; the Company thus keeping a 10% direct interest in CIESA. After the consummation of the exchange, the Company continues exercising joint control over CIESA (see Note 38).

(2) Through a 50% interest, the company co-controls Citelec, company that controlled Transener with 52.65% of the shares and votes. As a result, the Company indirectly holds a 26.33% interest in Transener.

The details of the valuations of interests in joint ventures is as follows:

	12.31.2016	12.31.2015
CIESA	3,532	-
Citelec	167	224
	3,699	224

The following tables show the breakdown of the result from interests in joint ventures:

	12.31.2016	12.31.2015
CIESA	125	-
Citelec (1)	(20)	9
	105	9

(1)  Includes adjustments for repurchase of corporate bonds and depreciation of property, plant and equipment.

The evolution of interests in joint ventures is as follows:

	Note	12.31.2016	12.31.2015
At the beginning of the year		224	227
Share capital increase	40	-	1
Increase for subsidiries acquisition	35	3.407	-
Other decreases		(32)	(14)
Share of (loss) profit		105	9
Other comprehensive (loss) income		(5)	1
At the end of the year		3.699	224

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 9: INVESTMENTS IN ASSOCIATES

The following table presents the main activity and information from the financial statements used for valuation and percentages of participation in associates:

		Information about the issuer
	Main activity	Date	Share capital	(Loss) Profit of the year	Equity	Direct and indirect participation %
Refinor	Refinery	09.30.2016	92	(1)	898	28.50%
Oldelval	Transport of hydrocarbons	12.31.2016	110	11	472	23.10%

The detail of the valuations of the investments in associates is as follows:

	12.31.2016	12.31.2015
Refinor	602	-
Oldelval	184	-
CIESA (1)	-	123
Others	1	-
	787	123

(1) It corresponds to 10% interest in CIESA through PEPCA, a subsidiary which was sold on July 27, 2016 (Note 38).

The following tables show the breakdown of the result from investments in associates:

	12.31.2016	12.31.2015
Oldelval	11	-
Refinor	(1)	-
CIESA	(3)	(10)
	7	(10)

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 9: (Continuation)

The evolution of investments in associates is as follows:

	Note	12.31.2016	12.31.2015
At the beginning of the year		123	133
Dividends	40	(4)	-
Increase for subsidiries acquisition	35	777	-
Decreases on disposal of investment in subsidiary	38	(116)	-
Share of (loss) profit		7	(10)
At the end of the year		787	123

Investments in Mixed Companies in Venezuela

These investments were incorporated with the acquisition of PPSL’s shares and the subsequent reorganization (Notes 35 and 37) and corresponds to the equity interest in the companies Petroritupano S.A., Petrowayú S.A., Petroven-Bras S.A. and Petrokariña S.A., which were formed in August 2006 a result of migration of the operating agreements governing production activities in Venezuela in the Oritupano Leona, La Concepción, Acema and Mata areas, respectively.

The mixed companies have to sell to PDVSA all liquid hydrocarbons and the associated natural gas (when it is provided in the agreement), produced in the delimited area, according to a price formula associated with international benchmarks such as BRENT.

Given that, as of the date of the acquisition of PPSL, the authorizations regarding the change of indirect control by the Government of Venezuela were not obtained, and considering the fact that the contracts of mixed companies provide the mandatory transfer of the shares to said government for these cases, the Company has determined that the fair value for its investment as of the date of acquisition is zero.

As of the date of these financial statements, the Company is working on the requirements of the Government of Venezuela´s authorities in order to obtain the aforementioned authorizations, including the presentation of development and remediation plans for the respective areas.

Upon the execution of the pertinent agreements in connection with the migration of the operating agreements, in 2006, the Government of Venezuela recognized a divisible and transferable credit in favor of the Company in the amount of USD 88.5 million, which does not accrue interest and could be applied to the payment of acquisition bonds to be used in any new mixed ownership project for oil exploration and production activities, or licenses for gas exploration and production operations in Venezuela. Since projects for the use of the credit recognized had not materialized, the efforts to transfer such credit to third parties had not been successful, and other alternative uses of the credit was not anticipated, the Company recorded this credit at zero.

Notes to the consolidated financial statements (Continuation)

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 9: (Continuation)

Investment in Oleoductos de Crudos Pesados (OCP) - Ecuador

The Company has a 11.42% equity interest in OCP, an oil pipeline in Ecuador that has a transportation capacity of 450,000  barrels/day.

OCP has negative equity as a result of certain tax assessments in favor of the Government of Ecuador in issues where OCP and the Ecuadorian Treasury have differences in interpretation. However, and since the Company has not made any capital contributions or financial assistance commitments to OCP, this shareholding has been valued at zero.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 10: PROPERTY, PLANT AND EQUIPMENT

	Original Values
Type of good	At the beginning	Translation effect	Increase for subsidiries acquisition	Increases	Decreases	Reversal of impairment	Transfers	At the end

Land	25	-	1,149	4	-	-	15	1,193
Buildings	393	-	1,638	-	(5)	-	64	2,090
Equipment and machinery	2,148	4	5,022	61	(578)	-	2,074	8,731
High, medium and low voltage lines	3,201	-	-	-	(87)	-	1,302	4,416
Substations	1,300	-	-	-	(23)	-	396	1,673
Transforming chamber and platforms	793	-	-	-	(7)	-	218	1,004
Meters	806	-	-	-	-	-	79	885
Wells	1,124	244	6,885	415	(50)	-	1,904	10,522
Mining property	805	25	4,046	157	-	-	-	5,033
Gas plant	193	-	-	4	(16)	-	570	751
Vehicles	256	1	23	18	(4)	-	2	296
Furniture and fixtures and software equipment	193	1	108	127	(154)	-	12	287
Communication equipments	58	-	2	-	-	-	33	93
Materials and spare parts	359	2	204	308	(48)	-	(197)	628
Refining and distribution industrial complex	-	-	827	-	-	-	46	873
Petrochemical Industrial Complex	-	-	737	-	-	-	19	756
Work in progress	4,866	9	1,149	6,769	(301)	-	(5,932)	6,560
Advances to suppliers	805	-	10	577	-	-	(606)	786
Other goods	9	-	1	-	-	-	2	12

Total at 12.31.2016	17,334	286	21,801	8,440	(1,273)	-	1	46,589
Total at 12.31.2015	11,420	-	-	6,248	(360)	25	-	17,333

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 10: (Continuation)

	Depreciation				Net book values
Type of good	At the beginning	Decreases	For the year	At the end	At the end	At 12.31.2015

Land	-	-	-	-	1,193	25
Buildings	(98)	1	(80)	(177)	1,913	295
Equipment and machinery	(565)	52	(456)	(969)	7,762	1,583
High, medium and low voltage lines	(753)	65	(132)	(820)	3,596	2,448
Substations	(291)	8	(48)	(331)	1,342	1,009
Transforming chamber and platforms	(176)	7	(31)	(200)	804	617
Meters	(270)	-	(45)	(315)	570	536
Wells	(303)	4	(1,366)	(1,665)	8,857	821
Mining property	(118)	-	(512)	(630)	4,403	687
Gas plant	(19)	9	(111)	(121)	630	174
Vehicles	(71)	3	(54)	(122)	174	185
Furniture and fixtures and software equipment	(107)	153	(69)	(23)	264	86
Communication equipments	(35)	-	(4)	(39)	54	23
Materials and spare parts	(15)	-	(3)	(18)	610	344
Refining and distribution industrial complex	-	-	(36)	(36)	837	-
Petrochemical Industrial Complex	-	-	(27)	(27)	729	-
Work in progress	-	-	-	-	6,560	4,866
Advances to suppliers	-	-	-	-	786	805
Other goods	(4)	-	(2)	(6)	6	5

Total at 12.31.2016	(2,825)	302	(2,976)	(5,499)	41,090
Total at 12.31.2015	(2,202)	69	(691)	(2,824)		14,509

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 10: (Continuation)

Borrowing costs capitalized in the book value of property, plant and equipment during the year ended December 31, 2016 and 2015 amounted to $ 303 and $ 272 million respectively.

Labor costs capitalized in the book value of property, plant and equipment during the year ended December 31, 2016 and 2015 amounted to $ 419 and $ 434 million respectively.

NOTE 11: INTANGIBLE ASSETS

	Original values
Type of good	At the beginning	Increase for subsidiries acquisition (1)	Increase	Decrease	At the end

Concession agreements	951	-	-	-	951
Goodwill	5	994	-	-	999
Intangibles identified in acquisitions of companies	9	289	29	-	327
Others	-	14	-	-	14
Total at 12.31.2016	965	1,297	29	-	2,291
Total at 12.31.2015	1,074	-	-	(109)	965

Type of good	At the beginning	For the year	At the end

Concession agreements	(222)	(27)	(249)
Goodwill	-	-	-
Intangibles identified in acquisitions of companies	(9)	(19)	(28)
Others	-	-	-
Total at 12.31.2016	(231)	(46)	(277)
Total at 12.31.2015	(202)	(29)	(231)

(1)     Includes the increase of intangible assets related to the purchase of PPSL in the amount of $ 1,218 million.

	Net book values
Type of good	At the end	At 12.31.2015

Concession agreements	702	729
Goodwill	999	5
Intangibles identified in acquisitions of companies	299	-
Others	14	-
Total at 12.31.2016	2,014
Total at 12.31.2015		734

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 12: FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT AND LOSS

Non current	12.31.2016	12.31.2015

Shares	150	-
Government securities	592	24
Trusts	-	2,554
Total non current	742	2,578

Current

Government securities	984	1,567
Corporate securities	12	13
Investment funds	3,189	2,501
Other	3	-
Total current	4,188	4,081

NOTE 13: FINANCIAL ASSETS AT AMORTIZED COST

	12.31.2016	12.31.2015
Non current

Government securities	44	-
Corporate securities	1	-
Financial Trustee - Gasoducto Sur Work	17	-
	62	-

Current

Government securities	2	-
Financial Trustee - Gasoducto Sur Work	21	-
	23	-

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 14: DEFERRED TAX ASSETS AND LIABILITIES, INCOME TAX AND MINIMUM NOTIONAL INCOME TAX

The composition of the deferred tax assets and liabilities is as follows:

	12.31.2015	Increase for subsidiries acquisition	Profit (loss)	Other comprehensive income (loss)	12.31.2016
Tax los-carryforwards	32	-	910	-	942
Trade and other receivables	53	89	52	-	194
Financial assets at fair value through profit and loss	8	-	(8)	-	-
Trade and other payables	333	-	791	-	1,124
Defined benefit plans	109	170	55	27	361
Provisions	134	1,372	216	-	1,722
Taxes payable	49	379	(192)	(12)	224
Other	23	112	(9)	-	126
Deferred tax asset	741	2,122	1,815	15	4,693
Property, plant and equipment	(710)	(4,477)	563	-	(4,624)
Investments in joint ventures and associates	-	(1,281)	(48)	-	(1,329)
Intangible assets	(229)	(74)	9	-	(294)
Trade and other receivables	(266)	(269)	(316)	-	(851)
Financial assets at fair value through profit and loss	(49)	(53)	7	-	(95)
Other	(27)	(64)	27	-	(64)
Deferred tax liabilities	(1,281)	(6,218)	242	-	(7,257)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 14: (Continuation)

	12.31.2014	Profit (loss)	12.31.2015
Tax los-carryforwards	116	(84)	32
Trade and other receivables	35	18	53
Derivative financial instruments	2	(2)	-
Financial assets at fair value through profit and loss	2	6	8
Trade and other payables	347	(14)	333
Defined benefit plans	78	31	109
Provisions	50	84	134
Taxes payable	32	17	49
Other	24	(1)	23
Deferred tax asset	686	55	741

Property, plant and equipment	(623)	(87)	(710)
Intangible assets	(237)	8	(229)
Trade and other receivables	(177)	(89)	(266)
Financial assets at fair value through profit and loss	-	(49)	(49)
Other	(26)	(1)	(27)
Deferred tax liabilities	(1,063)	(218)	(1,281)

Deferred tax assets and liabilities are offset in the following cases: a) when there is a legally enforceable right to offset tax assets and liabilities; and b) when deferred income tax charges are associated with the same fiscal authority. The following amounts, determined after their adequate offset, are disclosed in the statement of financial position:

	12.31.2016	12.31.2015
Deferred tax asset	1,232	52
Deferred tax liabilities	(3,796)	(592)
Net deferred tax liabilities	(2,564)	(540)

The breakdown of income tax charge is:

	12.31.2016	12.31.2015
Current tax	1,124	370
Deferred tax	(2,057)	163
Other comprehensive (loss) income	(15)	-
Difference in the estimate of previous fiscal year income tax and the income return	(5)	-
Minimum notional tax	(145)	54
Total income tax	(1,098)	587

Below is a reconciliation between income tax expense and the amount resulting from application of the tax rate on the income before taxes:

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 14: (Continuation)

	12.31.2016	12.31.2015
Profit before tax	(1,350)	4,436
Current tax rate	35%	35%
Result at the tax rate	(473)	1,553

Share of profit of Joint Ventures and associates	(39)	-
Non-taxable results	(744)	(1,045)
Non-deductible provisions	123	12
Losses due to translation of financial statements	54	-
Other	132	(2)
Subtotal	(947)	518

Minimun notional income tax credit	(145)	54
Difference in the estimate of previous fiscal year income tax and the income tax statement	13	45
Tax loss-carryforwards not previously recognized	17	(282)
Deferred tax assets not recognized	(36)	252
Total income tax expense	(1,098)	587

As of December 31, 2016 and 2015 consolidated accumulated tax losses amount to $ 4,283 million and $ 1,750 million, respectively, which may be offset, pursuant to the applicable tax laws, with tax profits corresponding to future fiscal years based on the following breakdown:

		Amount to 35%
Fiscal year generation	Fiscal year prescription	12.31.2016	12.31.2015

2011	2016	-	24
2012	2017	37	37
2013	2018	115	121
2014	2019	153	154
2015	2020	252	277
2016	2021	942	-
		1,499	613
Unrecognized deferred assets		(557)	(581)
Recognized Tax loss-carryforwards		942	32

Due to the uncertainty on whether future tax income may or may not absorb all deferred tax assets, as of December 31, 2016 and 2015 the Company and some subsidiaries have not recorded deferred assets resulting from tax-loss carry-forwards accrued for a total amount of $ 557 million and $ 581 million, respectively.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 15: Trade and Other receivables

Non Current	Note	12.31.2016	12.31.2015

CAMMESA Consolidated Receivable Res. SE Nº 406/03 Inc. c)	2	1,702	629
Additional Remuneration Trusts Res. No. 95/13	2	584	260
Receivable for refining and distribution		6	-
Trade receivables, net		2,292	889

Tax credits		533	517
Allowance for tax credits		(105)	(260)
Related parties	40	740	7
Prepaid expenses		26	2
Financial credit		44	73
Guarantee deposits		80	1
Contractual credits in Ecuador	47	850	-
Other		9	-
Other receivables, net		2,177	340

Total non current		4,469	1,229

Current

Receivables from energy distribution (1)		4,138	1,020
Receivables from MAT		311	83
CAMMESA		1,501	1,279
Res. No. 406/03 Inc. c) CAMMESA consolidated receivables	2	27	10
Maintenance remuneration	2	492	79
Receivables from oil and gas sales		1,038	167
Receivables from refinery and distribution		949	-
Receivables from petrochemistry		744	-
Related parties	40	108	7
Other		25	30
Allowance for doubtful accounts		(429)	(88)
Trade receivables, net		8,904	2,587

(1)    As of December 31, 2016, the billing was affected by the effects of the provisional remedies detailed in Note 2.3.1.8

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 15: (Continuation)

	Nota	12.31.2016	12.31.2015

Tax credits		415	443
Advances to suppliers		24	51
Advances to employees		17	2
Related parties	40	98	15
Prepaid expenses		121	41
Receivables for non-electrical activities		143	66
Financial credit		126	75
Credit for sale of interests in subsidiaries and financial instruments	38	1,263	-
Guarantee deposits		941	278
Credit with FOCEDE		-	50
Natural Gas Surplus Injection Promotion Program		1,582	452
Credit from income recognition on account of the RTI- SE Res. 32/15		-	651
Expenses to be recovered		314	7
Receivables from arbitral proceedings		-	190
Other		343	22
Allowance for other receivables		(147)	(54)
Other receivables, net		5,240	2,289

Total current		14,144	4,876

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 15: (Continuation)

Book value of current trade and other financial receivables is similar to their fair value due to their short-term maturity.

Trade receivables and other long-term financial other receivables are measured at amortized cost, which does not differ materially from its fair value.

At December 31, 2016 and 2015, trade receivables that were past due amounted to $ 2.766 million and $ 542 million, respectively, which were due and net for an allowance for doubtful accounts of $ 429 million, and $ 88 million respectively. The ageing analysis of these trade receivables is as follows:

	12.31.2016	12.31.2015
Less than three months	2,432	223
Three to six months	135	44
Six to nine months	37	54
From nine to twelve months	161	219
Up to twelve months	1	2
Total expired trade receivables	2,766	542

The movements in the allowance for the impairment of trade receivables are as follows:

	12.31.2016	12.31.2015
At the beginning	88	91
Increase for subsidiries acquisition	142	-
Allowance for impairment	252	26
Decreases	(30)	(28)
Reversal of unused amounts	(23)	(1)
At the end of the year	429	88

As of the date of these financial statements, the maximum exposure to credit risk corresponds to the carrying amount of each class of receivables.

On the basis of the change in an assumption, while holding all other assumptions constant, a 5% increase / decrease in the estimated trade receivables’ uncollectibility rate would result in $ 21 million decrease / increase in fiscal year’s results.

The movements in the allowance for the impairment of other receivables are as follows:

	12.31.2016	12.31.2015
At the beginning	314	147
Increase for subsidiries acquisition	81	-
Allowance for impairment	49	170
Decreases	(9)	(3)
Reversal of unused amounts	(180)	-
Decreases due to deconsolidation	(3)	-
At the end of the year	252	314

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 16: INVENTORIES

	12.31.2016	12.31.2015
Current

Materials and spare parts	1,336	209
Advances to suppliers	103	16
In process and finished products	1,496	-
Stock of crude oil	425	-
	3,360	225

NOTE 17: CASH AND CASH EQUIVALENTS

	12.31.2016	12.31.2015

Cash	16	7
Banks	1,305	416
Checks to be deposit	3	-
Investment funds	61	94
Time deposits	36	-
	1,421	517

NOTE 18: SHARE CAPITAL

As of December 31, 2014, the Company´s share capital consisted of 1,314,310,895 common shares in book-entry form with a face value of  $ 1 each and each granting the right to one vote.

On December 1, 2015, due to the exercise of all stock options granted to executives in consideration for the Opportunities Assignment Agreement, the Company issued 381,548,564 new ordinary shares (see Note 50).

Consequently, as of December 31, 2015, the Company’s share capital consists of 1,695,859,459 common shares in book-entry form with a face value of $ 1 each and each granting the right to one vote.

As a result of the Cash Mandatory Tender Offer and the Voluntary Exchange of Shares (Note 36), the Company issued 140,635,231 common shares in book-entry form with a face value of $ 1 each and each granting the right to one vote, the Company’s outstanding shares as at November 23, 2016 thus amounting to 1,836,494,690.

Pursuant to the Prior Merger Commitment (the “PMC”) approved by the Boards of Directors of Pampa Energía, Petrobras, PEISA and Albares on December 23, 2016 (Note 37) and based on the indicated exchange ratio, the Company will issue 101,873,741 common shares with a face value of $ 1 each and each granting the right to one vote; consequently, after the perfection of the merger through absorption, the Company's capital stock will amount to 1,938,368,431 common shares.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 18: (continuation)

Publicly traded shares

The Company’s shares are listed for trading on Buenos Aires Stock Exchange, forming part of the Merval Index.

Also, on August 5, 2009, the SEC authorized the Company for the registration of ADSs representing 25 common shares each. On October 9, 2009, the Company started to market its ADSs on the NYSE.

The listing of the ADSs with the NYSE is part of the Company’s strategic plan to increase its liquidity and the volume of its shares.

NOTE 19: TRADE AND OTHER PAYABLES

Non Current	Note	12.31.2016	12.31.2015

Customer contributions		98	106
Funding contributions for substations		52	52
Customer guarantees		83	67
Trade payables		233	225

ENRE Penalties and discounts		3,477	1,004
Loans (mutuums) with CAMMESA		1,347	1,100
Compensation agreements		-	82
Liability with FOTAE		173	156
Payment agreement with ENRE		106	132
Other payables		5,103	2,474

Total non current		5,336	2,699

Current

Suppliers		5,705	2,472
CAMMESA (1)		5,470	3,360
Customer contributions		137	148
Discounts to customers		37	126
Funding contributions substations		22	24
Customer advances (1)		293	33
Customer guarantees		15	1
Related parties	40	181	2
Other		6	5
Trade payables		11,866	6,171

ENRE Penalties and discounts		56	63
Related parties	40	14	125
Advances for works to be executed		14	31
Compensation agreements		708	192
Payment agreements with ENRE		60	54
Other creditors		55	-
Other		94	3
Other payables		1,001	468

Total current		12,867	6,639

(1)       As of December 31, 2016, the billing was affected by the effects of the provisional remedies detailed in Note 2.3.1.8

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 19: (Continuation)

The fair values of non-current customer contributions as of December 31, 2016 and 2015 amount to $ 131.7 million and $ 127.1 million, respectively. The fair values are determined based on estimated discounted cash flows in accordance with a market rate for this type of transactions. This fair value is classified as level 3.

The book value of other non-current financial debt is measured at amortized cost, which does not differ significantly from its fair value.

The book value of the compensation agreements approximates their fair value given the valuation characteristics.

The book value of other financial liabilities included in trade and other payables approximates their fair value.

NOTE 20: BORROWINGS

Non Current	Note	12.31.2016	12.31.2015

Financial borrowings		691	717
Corporate bonds		12,158	4,480
CAMMESA financing		2,421	1,454
Related parties	40	16	34
		15,286	6,685

Current

Bank overdrafts		846	1
Financial borrowings		7,539	82
Corporate bonds		2,246	1,048
CAMMESA financing		34	10
Related parties	40	21	167
		10,686	1,308

The maturities of the Company’s borrowings (excluding finance lease liabilities) and its exposure to interest rates are as follow:

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 20: (Continuation)

Fixed rate	12.31.2016	12.31.2015

Less than one year	5,335	498
One to two years	536	533
Two to five years	580	508
Up to five years	10,583	2,180
	17,034	3,719

Floating rates

Less than one year	4,918	646
One to two years	207	819
Two to five years	3,162	2,618
	8,287	4,083

Non interest accrues

Less than one year	433	164
One to two years	(5)	(14)
Two to five years	223	41
	651	191

The movements in the borrowings are as follows:

	12.31.2016	12.31.2015
At the beginning	7,993	4,571
Proceeds from borrowings	18,367	4,793
Payment of borrowings	(6,813)	(2,281)
Accrued interest	2,715	770
Payment of borrowings' interests	(1,519)	(733)
Net foreign currency exchange difference	1,761	1,118
Increase for subsidiries acquisition	7,434	-
Costs capitalized in property, plant and equipment	244	280
Decrease through shares of subsidiaries	(1,179)	-
Decrease through offsetting with other credits	(1,951)	-
Decrease through offsetting with trade receivables	(242)	(708)
Decrease through offsetting with the delivery of rights over arbitral actions	-	308
Repurchase and redemption of corporate bonds	(893)	(121)
Other financial results	55	(4)
At the end of the year	25,972	7,993

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 20: (Continuation)

As of December 31, 2016 and 2015, the fair values of the Company’s non-current borrowings (Corporate Bonds) amount approximately to $ 14,108 million and $ 5,159 million, respectively. Such values were calculated on the basis of the determined market price of the Company’s corporate notes at the end of each year (fair value level 1 and 2).

The carrying amounts of short-term borrowings approximate their fair value due to their short-term maturity.

Financial borrowings and CAMMESA financing approximate their fair value as they are subjected to a variable rate.

The other long-term borrowing were measured at amortized cost, which does not differ significantly from its fair value.

During the years ended December 31, 2016 and 2015, the Company and its subsidiaries acquired and/or redeem its own corporate bonds or corporate bonds of various subsidiaries at their respective market value for a total face value of US$ 15.1 million and US$ 13.8 million, respectively. Due to these debt-repurchase and/or redemptions, the Company and its subsidiaries recorded a loss of $ 4 million and gain of $ 10 million in the year ended December 31, 2016 and 2015, respectively, disclosed under the line “Result from repurchase of corporate bonds” within Other financial results.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 20: (Continuation)

Detail of loans as of December 31, 2016

Company	Currency	Residual value	Amount repurchased	Interest	Rate	Expiration	Book value

EASA	USD	4	2	Fixed	5%	12/16/2017	27
EASA	USD	130	130	Fixed	9%	12/16/2021	-
Edenor	USD	172	-	Fixed	10%	10/25/2022	2,823
Edenor	USD	15	15	Fixed	11%	10/9/2017	-
CTG	ARS	173	-	Variable	Badlar + 3.5%	2/12/2018	179
CTG	USD	1	-	Fixed	7%	8/12/2020	22
CTLL (1)	ARS	51	-	Variable	Badlar + 5%	10/30/2017	53
CTLL	USD	30	-	Fixed	6%	10/30/2020	543
CTLL (1)	ARS	258	-	Fixed/Vble.	Badlar + 4.5% y 27.75%	5/6/2017	267
CTLL	ARS	575	-	Variable	Badlar	11/13/2020	589
CTLL	ARS	282	-	Variable	Badlar	10/5/2018	297
PEPASA	ARS	525	-	Variable	Badlar	6/6/2017	532
PEPASA (1)	ARS	310	-	Variable	Badlar + 5%	8/3/2017	322
PEPASA	ARS	403	-	Variable	Badlar + 4%	6/22/2017	402
PEPASA (1)	ARS	296	-	Variable	Badlar + 5.9%	4/14/2017	311
PAMPA	USD	500	-	Fixed	7%	7/21/2023	8,074
							14,441

CTLL	ARS	736	-	Variable	CAMMESA	(3)	1,154
CTLL	ARS	337	-	Variable	CAMMESA	(2)	102
CPB	ARS	1,211	-	Variable	CAMMESA	(2)	1,199
							2,455

PAMPA (1)	ARS	993	-	Fixed	27.5%	7/26/2017	999
PAMPA (1)	ARS	963	-	Variable	Badcor + 3%	7/26/2017	970
PAMPA (1)	USD	141	-	Variable	Libor + 7%	7/26/2017	2,236
PAMPA (1)	ARS	142	-	Fixed	30.0%	2/26/2019	142
							4,347

PEPASA	USD	153	-	Fixed	Between 5% and 8%	Aug-2017 to Feb-2018	2,436
PAMPA	USD	25	-	Fixed	Between 2.9% and 7.5%	Apr-2017 to Dec-2017	398
CTLL	USD	15	-	Variable	Libor + 4.5%	09/26/2018	239
CTLL	USD	19	-	Fixed	7.7%	6/30/2018	305
CTLL	ARS	500	-	Fixed	20.0%	11/11/2017	505
							3,883

PAMPA	PAMPA						846

							25,972

(1)         As of the date of issuance of these financial statements, they are canceled.

(2)         Corresponds to the mutual contracts entered into with CAMMESA to finance major maintenance works related to the different generation units approved by the SE. The financing will be amortized in 36 monthly and consecutive installments as from the completion of the works, this term could be extended by 12 months. Maintenance Remuneration will be used to cancel the financing granted. As a result of the entry into force of the new remuneration scheme (Resolution SE No. 19-E /17), the Maintenance Remuneration was discontinued and it was defined that the balance of the financing will be repayable through the discount of US $ 1 / MWh for the energy generated until its total cancellation.

(3)         On December 1, 2014, CTLL and CAMMESA signed a Financing and Assignment of Loan Agreement in order to finance the works of the 2014 Agreement Project (see Note 46.3). The financing will be canceled, at CTLL option, through a payment in cash or through offsetting with CAMMESA receivables of the Company and other subsidiaries.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 20: (Continuation)

Financing for the acquisition of Petrobras’ capital stock (the “Transaction”)

A summary of the financing obtained by the Company to pay the purchase price of its indirect controlling interest in Petrobras is detailed below:

	Note	US$ millions
Cash of the Company		168
EMES		10
20% deposit upon signing of the Purchase Agreement		178
Syndicated loan		271
Funds obtained from the sale of TGS	38	161
YPF Financing		140
Cash of the Company		107
EMES		40
80% paid at the closing of the Transaction		719
Total price of the Transaction at closing		897
Price adjustment		3
Total price paid for the Transaction		900

Syndicated Loan

On July 26, 2016, the Company entered into a syndicated loan agreement with Citigroup Global Markets Inc.; Deutsche Bank AG, London Branch, and domestic and foreign financial entities (the “Syndicated Loan”). Under the Syndicated Loan, the Company was granted a credit facility for an initial equivalent amount of U$S 750 million to finance the Transaction. The Syndicated Loan was later reduced to an equivalent amount of U$S 600 million following Pampa’s use of US$ 161 million of proceeds from the sale of its indirect interests in TGS to fund a portion of the purchase price for the Transaction.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 20: (Continuation)

On July 27, 2016, U$S 271 million were disbursed to finance part of the Transaction’s purchase price (the “Dollar-denominated Acquisition Tranche”), leaving an equivalent amount of U$S 329 million available, consisting of a dollar-denominated loan (the “Dollar-denominated Offer Tranche”) and a peso-denominated loan (the “Peso-denominated Offer Tranche” and, together with the Dollar-denominated Offer Tranche, the “Tender Offer Loans”). The proceeds from the Dollar-denominated Acquisition Tranche have been used by the Company solely to partially finance the acquisition of all PPSL’s outstanding shares. The proceeds from the Tender Offer Loans were used by the Company exclusively for the following purposes: (i) to finance the Mandatory Tender Offer, and (ii) to pay all expenses to be incurred in connection with the Mandatory Cash Tender Offer (the “Offer Funding Requirements”). In order to finance the Mandatory Tender Offer, on November 22, 2016, the Company received a disbursement for all of the funds committed under the Peso-denominated Offer Tranche in the amount of $ 2,956 million and reduced to zero the commitments under the Dollar-denominated Offer Tranche.

Interest on the Dollar-denominated Acquisition Tranche was cancelled quarterly in arrears, and accrued at a rate equal to three-month LIBOR (which will under no circumstances be less than 0% per annum) plus a margin of 7.00% during months 0 to 6 following May 12, 2016 and 7.25% during month 7 until its final cancellation in January 2017, and (the “Applicable Margin”). Interest on the Peso-denominated Offer Tranche was accrued at the Badcor Rate (as defined below) plus the annual 3% and 27.5% Applicable Margin on capital of $ 1,456 million and $ 1,500 million, respectively and was canceled monthly. The “Badcor Rate” under the Syndicated Loan means the Buenos Aires wholesale deposits rate as adjusted (as described in the Bank Syndicated Loan) by the cash reserve percentage required for financial institutions in connection with 30 days’ term deposits made by clients, the annual nominal interest rate granted by the Central Bank, and the Argentine sales tax.

The syndicated loan was guaranteed until its cancellation with a pledge in first degree of privilege over the direct or indirect participation of the Company in PPSL and Petrobras, and after the sale of certain assets to YPF, over the participation in IEASA.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 20: (Continuation)

On December 7, 2016, January 18 and January 26, 2017 the Company repaid US$ 130 million, US$ 70 million and US$ 71 million of the Dollar-denominated Acquisition Tranche, respectively. Thus, as of January 26, 2017, the Company had wholly canceled the Dollar-denominated Acquisition Tranche.

On December 7, 2016, the Company repaid $ 1,000 million of the Peso-denominated Offer Tranche. Subsequently, the Company made several cancellations during January and February, 2017, and wholly canceled the Peso-denominated Offer Tranche.

Therefore, as of the issuance of these financial statements, the Company has wholly canceled the syndicated loan.

EMES Financing

On May 11, 2016, Emes Energía Argentina LLC (“EMES”), an investment vehicle with the participation of the main officers of the Company and other international investors, entered into an agreement pursuant to which EMES granted a loan in the amount of U$S 50 million (the “EMES Financing”) to the Company, which was used to partially pay the purchase price to the seller under the Share Purchase Agreement.

Before the expiration of the Exchange Offer or the merger between the Company and Petrobras, the Company would have to cancel the total amount owed under the EMES Loan, and EMES would have to accept the delivery of part of the acquired PPSL Credit equivalent to the amount resulting from assessing the market value of the number of Petrobras’ ADRs which, if participating in the Exchange Offer or merger, would entitle EMES to receive the number of ADRs from the Company resulting from dividing the loan principal by the average market price per ADR of the Company at the NYSE on the 30 business days before the Share Purchase Agreement execution date.

The execution of the EMES Financing was a condition precedent requested by the Syndicated Loan's creditors. The EMES Financing was approved by the Audit Committee and the Company's Board of Directors and is in full compliance with Argentine laws and regulations.

On October 25, the Company and EMES agreed to cancel the loan with the partial assignment of the principal of the PPSL credit for an amount of U$S 77.4. On November 1, 2016, PPSL canceled its debt with EMES through the delivery of 11,090,286 Petrobras’ ADRs.

YPF Financing

On May 13, 2016, the Company executed a credit agreement with YPF under which YPF undertook to grant a loan to the Company in the amount of U$S 140 million, which were destined by the Company to partially finance the Transaction as described above.

To guarantee the performance of its obligations under this financing, the Company granted a pledge on PEPASA’s shares held by it, which represent approximately 49% of PEPASA’s capital stock and voting rights.

On October 14, 2016, the Company pre-paid US$ 20 million of the YPF Financing.

As of December 31, 2016, the outstanding balance of the loan was offset with the receivable for the price balance owed by YPF to Petrobras under the agreements for the transfer of 33.33% of all rights and obligations over the Neuquén River concession and all of the rights and obligations which represents 80% interest over the Aguada de la Arena consortium.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 20: (Continuation)

Issuance of bonds up to USD 500 million

On July 6, 2016 Petrobras offered Subscription of Series T Notes, for an amount of up to US $ 500 million, or its equivalent in other currencies, to be issued under the existing Global Program Notes, authorized by Resolution No. 17,162 of the CNV, by publishing the relevant Pricing Supplement in the CNV, BCBA and the MAE.

That same day, the Company made the offer to purchase for cash all Series S Notes outstanding, setting July 19, 2016 as the first deadline for the offer and the end date on August 2, 2016.

On July 14, 2016 the Company completed the issuance and placement of Series T Notes, for a total amount of USD 500 million, at a fixed rate of 7.375%, maturing on July 21, 2023.

Proceeds from the issue of corporate bonds were used to refinance liabilities, increase working capital, make capital expenditures in fixed assets in Argentina or capital contributions to affiliates, with application of the funds for the above mentioned purposes.

Series T corporate bonds include cross default provisions whereby the Trustee, as instructed by the bondholders representing at least 25% of the related outstanding principal, may declare all amounts owed due and payable if any debt of the Company or its significant subsidiaries is accelerated or not paid when due, provided that those due and unpaid amounts exceed USD 40 million upon those maturities and that the default has not been defeated or cured within the legal and/or contractual terms that may be applicable. As of the date of these financial statements, Petrobras Argentina has complied with all terms and conditions related to its financial indebtedness.

Regarding Class S Corporate Bonds, in November 2016, Petrobras  completed the Tender Offer for a nominal value of USD 209 million and the Early Redemption (Optional Redemption) for a nominal value of USD 91 million, thus fully paying off such debt, thus fulfilling the precedent condition for the closing of the acquisition of PPSL . The total amount paid by Petrobras totaled US $ 316 million.

As at the issuance of these Consolidated Financial Statements, the Company is in compliance with the covenants provided for in this loan.

TGS Financing

On October 6, 2011, TGS granted the Company a borrowing/financing amounting to US$ 26 million to make the payment necessary to acquire the rights to control, suspend and waive Enron Creditors Recovery Corp. and Ponderosa Assets LLP against the Republic of Argentina before the International Centre for Settlement of Investment Disputes of the World Bank (”CIADI”) (the “Arbitration Proceeding”) pursuant to the Call Option Agreement entered into between the Company, Inversiones Argentina II and GEB Corp. (the “ICSID Contract”).

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 20: (Continuation)

After several postponements and ammendments, the parties agreed that the financing will be paid at maturity or in advance through the full and unconditional assignment to TGS of all PESA’s rights and obligations under the ICSID Agreement in case, on or before the maturity date: (a) TGS has received a 20% increase on its tariff chart and that increase remains effective pursuant to the Transitory Agreement approved by Order No. 1918/09 of the National Executive Branch, or (b) the following has been granted to TGS and remains effective: (x) the tariff adjustment set forth in the Agreement initialized by TGS and approved by its Board of Directors on October 5, 2011, or (y) any other compensatory system implemented through any tariff review system or mechanism hereinafter replacing those currently in force under Economic Emergency Law No. 25,561 of the Republic of Argentina and having an equivalent economic effect on TGS.

During September 2015, the condition stipulated in the loan agreement granted by TGS has been met, which required its compulsory cancellation through the full and unconditional assignment of all the ownership rights and liabilities held by the Company under the Arbitration Proceeding.

On October 7, 2015, all rights under the Arbitration Proceeding were assigned to a trust formed abroad to TGS and consequently, on that date the effects of the transaction were recognized according to the following breakdown:

Loan principal balance	244
Interest and taxes	80
Total TGS loan	324

Rights over arbitration proceedings	(109)
Gain from discharge / cancellation of TGS loan	215

NOTE 21: DEFERRED REVENUE

	12.31.2016	12.31.2015
Non current
Customer contributions not subject to repayment	200	154
	200	154

Current
Customer contributions not subject to repayment	1	1
	1	1

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 22: SALARIES AND SOCIAL SECURITY PAYABLE

Non current	12.31.2016	12.31.2015

Seniority - based bonus	89	74
Early retirements payable	5	6
	94	80

Current

Salaries and social security contributions	419	232
Provision for vacations	617	354
Provision for gratifications and annual bonus for efficiency	705	296
Early retirements payable	4	5
	1,745	887

NOTE 23: INCOME TAX AND MINIMUM PRESUME TAX LIABILITY

Non current	12.31.2016	12.31.2015

Income tax, net of witholdings and advances	837	103
Minimum notional income tax, net of witholdings and advances	97	169
	934	272

Current

Income tax, net of witholdings and advances	1,451	92
Minimum notional income tax, net of witholdings and advances	3	47
	1,454	139

NOTE 24: DEFINED BENEFITS PLANS

The main characteristics of benefit plans granted to Company employees are detailed below.

a)       Indemnity plan: Benefit plan whereby Company employees meeting certain conditions are eligible to receive upon retirement a certain number of salaries according to the provisions of the plan.

b)       Compensatory plan: Benefit plan whereby Company employees meeting certain conditions are eligible to receive upon retirement a certain amount according to the provisions of the plan (based on the last computable salary and the number of years working for the Company) after deducting the benefits from the pension system. This plan requires the Company to make contributions to a fund. The plan calls for a contribution to a fund exclusively by the Company and without any contribution by the employees. The assets of the fund are contributed to a trust fund and invested in US dollar-denominated money market instruments in order to preserve the accumulated capital and obtain a return in line with a moderate risk profile. In addition, although there is no target asset allocation for the following years, funds are mainly invested in US government bonds, commercial papers rated A1 or P1, AAAm-rated mutual funds and time deposits in banks rated A+ or higher in the United States of America, in accordance with the Trust Agreement dated on March 27, 2002 entered with The Bank of New York Mellon, duly amended by the Permitted Investment Letter dated on September 14, 2006. The Bank of New York Mellon is the trustee and Willis Towers Watson is the managing agent. In case there is an excess (duly certified by an independent actuary) of the funds to be used to settle the benefits granted by the plan, the Company will be entitled to choice to use it, in which case it may have to notify the trustee thereof.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 24: (Continuation)

c)       Collective agreements: Benefit plan whereby Company employees covered by certain collective bargaining agreements and meeting certain conditions are eligible to receive upon retirement or disability a certain number of salaries according to the provisions of the plan.

 As of December 31, 2016 and 2015, the most relevant actuarial information corresponding to the described benefit plans is the following:

	12.31.2016			12.31.2015
	Present value of the obligation	Present value of assets	Net liability at the end of the year	Present value of the obligation
Liabilities at the beginning	310	-	310	223
Items classified in profit or loss
Current services cost	42	-	42	36
Cost for interest	208	(13)	195	86
Items classified in other comprehensive income
Actuarial losses (gains)	73	5	78	1
Benefit payments	(76)	2	(74)	(36)
Increase for subsidiries acquisition	631	(147)	484	-
Contributions paid	-	(2)	(2)	-
At the end	1,188	(155)	1,033	310

As of December 31, 2016, net liability by type of plan, is as follows: a) 157 million corresponding to Indemnity plan; b) 270 million corresponding to Compensatory plan and c) 606 million corresponding to Collective agreements. As of December 31, 2015, total net liability corresponds to Collective agreements plans.

Estimated expected benefits payments for the next ten years are shown below. The amounts in the table represent the undiscounted cash flows and therefore do not reconcile to the obligations recorded at the end of the year.

12.31.2016
Less than one year	112
One to two years	89
Two to three years	69
Three to four years	82
Four to five years	95
Six to ten years	472

Principal actuarial assumptions used were as follows:

	12.31.2016	12.31.2015
Discount rate	5%	6%
Salaries increase	1%	2%
Average inflation	21%	32%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 24: (Continuation)

The following information shows the effect of a variation in the discount rate and salaries increase on the obligation amount:

12.31.2016
Discount rate: 4%
Obligation	1,299
Variation	111
11%

Discount rate: 6%
Obligation	1,091
Variation	(97)
(9%)

Salaries increase: 0%
Obligation	1,115
Variation	(73)
(7%)

Salaries increase: 2%
Obligation	1,267
Variation	79
8%

The sensitivity analyses are based on a change in an assumption while holding all other assumptions constant. In practice, this is unlikely to occur, and changes in some of the assumptions may be correlated. Therefore, the presented analysis may not be representative of the actual change in the defined benefit obligation.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 25: TAX LIABILITIES

Non current	12.31.2016	12.31.2015

Value added tax	287	107
Sales tax	9	4
Payment plans	10	15
Other	-	2
	306	128

Current

Value added tax	840	18
Municipal, provincial and national contributions	377	74
Personal assets tax provision	-	26
Payment plans	3	3
Municipal taxes	58	44
Tax withholdings to be deposited	381	281
Stamp tax payable	10	10
Royalties	165	13
Gasoil Tax	2	-
Extraordinary Canon	527	-
Water Fund	3	-
Sales tax	14	2
Other	12	2
	2,392	473

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 26: PROVISIONS

	Note	12.31.2016	12.31.2015
Non Current
Provisions for contingencies		3,977	264
Asset retiremet obligations		1,719	49
Environmental remediation		174	-
Onerous contract (Ship or pay)	40 and 47	366	-
Other provisions		31	-
		6,267	313

Current
Provisions for contingencies		94	71
Asset retiremet obligations		143	-
Environmental remediation		175	-
Onerous contract (Ship or pay)	40 and 47	394	-
		806	71

	12.31.2016
	For contingencies	Asset retirement obligation	For environmental remediation
Non Current
At the beginning of the year	264	49	-
Increases	399	526	99
Increase for subsidiries acquisition	3,330	1,147	111
Decreases	(10)	(3)	(36)
Reversal of unused amounts	(6)	-	-
At the end of the year	3,977	1,719	174

	12.31.2016
	For contingencies	Asset retirement obligation	For environmental remediation
Current
At the beginning of the year	71	-	-
Increases	73	103	111
Increase for subsidiries acquisition	3	63	124
Decreases	(53)	(23)	(60)
At the end of the year	94	143	175

NOTE 26: (Continuation)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

	12.31.2015
	For contingencies	Asset retirement obligation
Non Current
At the beginning of the year	117	3
Increases	149	46
Decreases	(2)	-
At the end of the year	264	49

	12.31.2015
	For contingencies
Current
At the beginning of the year	24
Increases	79
Decreases	(32)
At the end of the year	71

a)       Provision for Environmental remediation

The Company is subject to extensive environmental regulations in Argentina and in the other countries in which it operates. The Company’s management believes that its current operations are in compliance with applicable environmental requirements, as currently interpreted and enforced, including regulatory remediation commitments assumed. The Company has not incurred in any material environmental liabilities as a result of its operations. The Company undertakes environmental impact studies for new projects and investments and, to date, environmental requirements and restrictions imposed on these new projects have not had any material adverse impact on Petrobras Argentina’s business.

The Company has performed a sensitivity analysis relating to the discount rate. The 1% increase or decrease in the discount rate would not have a significant impact on the Company’s results of operations.

b)       Asset retirement obligations

In accordance with the regulations applicable in the countries where the Company (directly or indirectly through subsidiaries) performs oil and gas exploration and production activities, the Company must incur costs associated with well plugging and abandonment. The Company has not pledged any assets for the purpose of settling such obligations.

The Company has performed a sensitivity analysis relating to the discount rate. The 1% increase or decrease in the discount rate would not have a significant impact on the Company’s results of operations.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 26: (Continuation)

c)       Provision for legal proceedings

The Company (directly or indirectly through subsidiaries) is a party to several commercial, tax and labor proceedings and claims that arise in the ordinary course of its business. In determining a proper level of provision, the Company has considered its best estimate mainly with the assistance of legal and tax advisors.

 The determination of estimates may change in the future due to new developments or unknown facts at the time of evaluation of the provision. As a consequence, the adverse resolution of the evaluated proceedings and claims could exceed the established provision.

NOTE 27: REVENUE

	12.31.2016	12.31.2015

Sales of energy to the SPOT Market	2,411	1,050
Sales of energy for the Resolution No. 220/07	1,138	885
Sales of energy to MAT	1,048	470
Energy plus sales	1	2
Other sales	11	11
Generation subtotal	4,609	2,418

Energy sales (1)(2)	12,952	3,721
Right of use of poles	99	76
Connection and reconnection charges	19	5
Other sales	9	-
Distribution subtotal	13,079	3,802

Oil, Gas and liquid sales	6,620	848
Other sales	117	-
Oil and gas subtotal	6,737	848

Administrative services sales	50	37
Other sales	2	1
Holding and others subtotal	52	38

Refinery and distribution sales	4,364	-
Refinery and distribution subtotal	4,364	-

Petrochemicals sales	2,454	-
Petrochemicals subtotal	2,454	-
Total revenue	31,295	7,106

(1)       Includes revenue from the application of SE Resolution No. 347/12 for $ 1,347.8 million and $ 535.5 million for the year ended December 31, 2016 and 2015, respectively.

(2)       As of December 31, 2016, includes the effects of the provisional remedies detailed in Note 2.3.1.8.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 28: COST OF SALES

	12.31.2016	12.31.2015
Inventories at the beginning of the year	225	136

Plus: Charges for the year
Incorporation of inventories for acquisition of companies	3,072	-
Purchases of inventories, energy and gas	11,711	2,496
Salaries and social security charges	3,702	2,196
Benefits to the personnel	134	36
Accrual of defined benefit plans	137	97
Fees and compensation for services	1,831	586
Property, plant and equipment depreciations	2,814	641
Intangible assets amortization	39	29
Transport of energy	11	16
Consumption of materials	394	297
Penalties	2,377	260
Maintenance	440	128
Canons and Royalties	1,064	139
Rental and insurance	179	79
Surveillance and security	102	53
Taxes, rates and contributions	67	25
Communications	36	15
Water consumption	14	9
Other	147	25
Subtotal	28,271	7,127

Less: Inventories at the end of the year	(3,360)	(225)
Total cost of sales	25,136	7,038

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 29: SELLING EXPENSES

	12.31.2016	12.31.2015
Salaries and social security charges	672	311
Benefits to the personnel	25	-
Accrual of defined benefit plans	15	12
Fees and compensation for services	530	333
Compensation agreements	157	74
Property, plant and equipment depreciations	94	35
Amortizaciones de activos intangibles	7	-
Taxes, rates and contributions	511	95
Communications	130	59
Penalties	182	24
Doubtful accounts	236	27
Surveillance and security	19	1
Transport	258	-
Maintenance	52	-
Other	64	2
Total selling expenses	2,952	973

NOTE 30: ADMINISTRATIVE EXPENSES

	12.31.2016	12.31.2015
Salaries and social security charges	1,547	527
Benefits to the personnel	46	16
Accrual of defined benefit plans	85	13
Fees and compensation for services	1,230	294
Compensation agreements	236	101
Directors' and Syndicates' fees	65	44
Property, plant and equipment depreciations	68	15
Consumption of materials	38	23
Maintenance	33	3
Transport and per diem	25	6
Rental and insurance	117	77
Surveillance and security	51	26
Taxes, rates and contributions	38	45
Communications	30	9
Advertising and promotion	29	1
Other	38	21
Total administrative expenses	3,676	1,221

NOTE 31: EXPLORATION EXPENSES

	12.31.2016	12.31.2015
Geological and geophysical expenses	24	-
Decrease in abandoned and unproductive wells	111	3
	135	3

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 32: OTHER OPERATING INCOME AND EXPENSES

Other operating income	Note	12.31.2016	12.31.2015

Recovery of expenses		67	7
Recovery of doubtful accounts		29	1
Gain from cancellation of TGS Loan	20	-	215
Surplus Gas Injection Compensation		2,262	547
Commissions on municipal tax collections		21	15
Services to third parties		134	54
Profit for property, plant and equipment sale		49	-
Recovery of penalties		-	7
Dividends received		6	4
Onerous contract (Ship or pay)	40 and 47	150	-
Income recognition for arbitral proceedings		6	75
Reversal of contingencies provision		5	-
Other		125	16
Total other operating income		2,854	941

Other operating expenses
Provision for contingencies		(478)	(228)
Voluntary retirements - bonus		(35)	(43)
Decrease in property, plant and equipment		(51)	(6)
Indemnities		(27)	(12)
Allowance for uncollectible tax credits		(29)	(95)
Net expense for technical functions		(18)	(13)
Tax on bank transactions		(506)	(176)
Other expenses FOCEDE		(15)	(60)
Cost for services provided to third parties		(32)	(52)
Compensation agreements		(109)	(48)
Donations and contributions		(17)	(7)
Institutional relationships		(42)	(18)
Cease of operations in Medanito	44.8	(213)	-
Extraordinary Canon		(388)	-
Other		(293)	(11)
Total other operating expenses		(2,253)	(769)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 33: FINANCIAL RESULTS

Finance income	12.31.2016	12.31.2015
Commercial interest	679	239
Financial interest	110	61
Other interest	104	31
Total finance income	893	331

Finance expenses
Commercial interest (1)	(1,024)	(194)
Fiscal interest	(76)	(75)
Financial interest	(3,083)	(937)
Other interest	(19)	(2)
Taxes and bank commissions	(36)	(33)
Other financial expenses	(58)	(16)
Total financial expenses	(4,296)	(1,257)

Other financial results
Foreign currency exchange difference, net	(1,194)	(566)
Result from repurchase of Corporate Bonds	(4)	10
Changes in the fair value of financial instruments	1,163	2,271
Discounted value measurement	(72)	23
Asset retirement obligation	(54)	(19)
Other financial results	(2)	-
Total other financial results	(163)	1,719

Total financial results, net	(3,566)	793

(1) For the year ended December 31, 2015, net of the profit recorded due to the agreement between CAMMESA and Edenor instructed by SE Resolution No.32/15.

(2) Net of $ 419 million and $ 434 million capitalized in property, plant and equipment for the years ended December 31, 2016 and 2015, respectively.

NOTE 34: EARNING (LOSS) PER SHARE

a)    Basic

Basic earnings (loss) per share are calculated by dividing the result attributable to the Company’s equity interest holders by the weighted average of outstanding common shares during the year.

b)    Diluted

Diluted earnings (loss) per share are calculated by adjusting the weighted average of outstanding common shares to reflect the conversion of all dilutive potential common shares. According to what is mentioned in Note 50 as of December 31, 2014, the Company had a kind of dilutive potential common shares, which corresponded to share purchase options. As of December 31, 2015 they were converted into shares, therefore there were no longer other potential dilutive ordinary shares.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 34: (Continuation)

Potential common shares will be deemed dilutive only when their conversion into common shares may reduce the earnings per share or increase losses per share of the continuing business. Potential common shares will be deemed anti-dilutive when their conversion into common shares may result in an increase in the earnings per share or a decrease in the losses per share of the continuing operations.

The calculation of diluted earnings (loss) per share does not entail a conversion, the exercise or another issuance of shares which may have an anti-dilutive effect on the losses per share, or where the option exercise price is higher than the average price of ordinary shares during the period, no dilutive effect is recorded, being the diluted earning (loss) per share equal to the basic. As of December 31, 2015, the diluted earnings per share is equal to basic.

	12.31.2016	12.31.2015
(Loss) Earning attributable to the equity holders of the Company	(11)	3,065
Weighted average amount of outstanding shares	1,736	1,347
Basic and diluted (loss) earnings per share	(0.0063)	2.2760

As of December 31, 2016, the Company does not hold any significant potential dilutive shares, therefore there are no differences with the basic earnings (loss) per share.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 35: ACQUISITION OF PETROBRÁS PARTICIPACIONES S.L.’S CAPITAL STOCK

On May 13, 2016, Petrobras Internacional Braspetro B.V. (“Petrobas Holland”), a subsidiary of Petróleo Brasileiro S.A. (“Petrobras Brazil”) and the Company executed a share purchase agreement for the acquisition by the Company of the whole capital stock of Petrobras Participaciones S.L. (“PPSL”), which holds 67.1933% of the capital stock and voting rights in Petrobras (respectively, the “Share Purchase Agreement” and the “Transaction”). The Share Purchase Agreement includes all supplementary documents and schedules executed at the closing of the Transaction, including, but not limited to, a Trademarks License Agreement and De-Branding Agreement, a Lubricant Purchase and Sale Agreement, a Lubricant Trademark License Agreement and a Technical and Technological Support Agreement, as well as certain transition agreements regarding Petrobras’ operating systems (the “Transitional Agreements”). As part of the Transaction and the purchase price, the Company acquired a Petrobras Holland credit with PPSL (the “PPSL Credit”) for an amount to U$S 80 million.

The closing of the Transaction was subject to the meeting of certain conditions precedent which are customary for this kind of transactions, such as the truthfulness and correctness of representations and warranties granted by the parties at the Transaction's closing date. Furthermore, the parties agreed that the closing of the Transaction would be subject to the condition precedent that Petrobras should repay the Series S Corporate Bonds for U$S 300 million maturing in 2017 issued under Petrobras’ Middle-Term Corporate Bonds Program for U$S 2,500 million (the “Petrobras' Bond”) and that the guarantee granted by Petrobras Brazil to secure the obligations under Petrobras' Bond should be released, all of which occurred by July 27, 2016.

Pursuant to the Share Purchase Agreement, the suggested Base Price for the purchase of the 67.1933% indirect interest in Petrobras and the PPSL Credit amounted to U$S 892 million, subject to the following adjustments stipulated in the Share Purchase Agreement: (i) a reduction in the Base Price on account of payments made or to be made by any of the companies which make up the acquired group (the “Acquired Group”) to Petrobras Brazil or its affiliates (for example, distributions or payment of dividends) from December 31, 2015 until the date of closing of the Transaction, or an increase in the Base Price based on investments made by any of these companies in the Acquired Group, (ii) a reduction in the Base Price for the costs incurred by the exercise of the partners’ preemptive rights under the Joint Operating Agreement for the “Aguarague” area, (iii) a reduction in the Base Price for the cost of the make-whole amount under the Petrobras' Bond, (iv) a reduction in the Base Price in case contingencies arise at the closing of the Transaction that should have been presented or provided for in the Acquired Group’s Financial Statements pursuant to generally accepted accounting principles (GAAP), (v) an increase in the Base Price on account of the application of a six-month LIBOR rate plus a 2% margin on 80% of the Base Price for the period comprised between the Share Purchase Agreement’s execution date and the closing of the Transaction, and (vi) an increase in the Base Price of any amount associated with operations in Peru. The Share Purchase Agreement stipulated that, provided no liabilities are realized within the next fifteen years as a consequence of certain contingencies detected in the purchase process, the Company will have to recognize and pay Petrobras Brazil a percentage over the difference between the estimated amount of the contingencies and the amount actually paid for them. The Company estimates that there are no future contingent payments at the acquisition date or as of the date of these Financial Statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 35: (Continuation)

Furthermore, the Offered Price should be adjusted by an amount equivalent to PPSL's net assets as of the closing of the Transaction; that is, with PPSL’s existing cash as of that date minus debts with vendors held by the Company.

On July 27, 2016, the Transaction was closed upon the meeting of all conditions precedent it was subject to. The price paid by the Company to Petrobras Holland amounted to U$S 897.2 million according to the calculation of adjustments made by Petrobras Holland and agreed under the Share Purchase Agreement. The purchase price was allocated as follows: a) U$S 817.2 million, to 100% of the shares of PPSL, which in turn holds 1,356,791,556 shares of Petrobras; b) U$S 80 million, to the PPSL Credit.

On November 21, 2016, the parties agreed to certain adjustments to the final price of the Transaction, which was set at US $ 900.4 million.

Besides, the Company agreed that, once the closing of the Transaction had been perfected and subject to the approval by both Pampa Energía and Petrobras’ board of directors: (i) an affiliate of Petrobras Brazil would acquire 33.6% of all rights and obligations in the concession over the Neuquén River area and in the assets associated with such interest, and (ii) an affiliate of Petrobras Brazil would acquire 100% of the rights and obligations pursuant to the Operating Agreement entered into by Petrobras, Bolivia branch, and YPFB regarding the Colpa and Caranda areas in Bolivia. Additionally, and simultaneously with the execution of the Share Purchase Agreement, the Company agreed with YPF that the latter would acquire (y) 33.33% of all rights and obligations in the concession over the Neuquén River area, and (z) Petrobras’ interest in the Aguada de la Arena area (80%), the main purpose of which is shale. The transfer of the 80% interest in the Aguada de la Arena area was subject to the condition precedent that Petrobras’ partner in this area —holder of the remaining 20% interest— did not previously exercise its preemptive rights.

In this regard, on August 4, 2016, after the closing of the Transaction, Petrobras’ Board of Directors approved the transfer of the interests described above.

On October 14, 2016, the assignment to YPF of 33.33% of Petrobras’ interest in the “Río Neuquén” area concession for U$S 72 million and 100% of Petrobras’ interest in the “Aguada de la Arena” area concession (which represents an 80% interest in this area) for the amount of U$S 68 million were perfected.

On October 27, 2016, the 33.6% of Petrobras Argentina’s interest in the Río Neuquén area and the Operating Agreement for the Colpa and Caranda area were assigned to an affiliate of Petrobras Brazil, Petrobras Operaciones S.A. for an amount of U$S 72 million and a negative value of U$S 20 million respectively.

For the acquisition of the PPSL shares, the Company’s management has made an estimation of the fair value of the assets acquired and the liabilities assumed on as of July 27, 2016.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 35: (Continuation)

The following table details the preliminary fair value of the transferred consideration, the estimated fair values of the acquired assets, the assumed liabilities and the non-controlling interest corresponding to PPSL’s acquisitions as at July 27, 2016:

	Purchase price allocation

Cash payment	13,362
Total consideration transferred	13,362

Investments in joint ventures	3,407	(a)
Investments in associates	777	(b)
Property, plant and equipment	21,801	(c)
Intangible assets	224	(d)
Financial assets at fair value through profit and loss	653
Financial assets at amortized cost	315
Trade and other receivables	7,256	(e)
Inventories	3,072
Cash and cash equivalents	4,384
Non current assets classified as held for sale	3,405
Trade and other payables	(4,324)
Borrowings	(7,434)
Salaries and social security payable	(383)
Defined benefit plans	(484)
Deferred tax liabilities	(4,096)
Taxes payables	(859)
Provisions	(5,793)	(f)
Liabilities associated with assets classified as held for sale	(240)
Income tax and minimum notional income tax provision	(1,444)
Non-controlling interest	(7,869)	(g)
Goodwill	994	(h)
Total purchase price allocation	13,362

(a)     Interests in joint businesses: in determining the fair value of Petrobras’ interest in CIESA, the Company used a Market-based Approach, applying the Comparable Transactions methodology. To such effect, the Company analyzed the sale of 25.5% of the indirect interest in TGS (through PEPCA, owner of a 10% equity interest in CIESA, and through other rightholding subsidiaries, as sole beneficiary of the trust holding a 40% equity interest in CIESA), perfected on July 27, 2016.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 35: (Continuation)

(b)     Interests in associates:

-          Interests in mixed companies in Venezuela: Petrobras is a party to the Contracts for Conversion into a Mixed Company entered into on August 7, 2006, as a participating company jointly with Corporación Venezolana de Petróleo S.A. and, in such capacity, is a class B shareholder of certain Mixed Companies in Venezuela (see Note 9). Since the acquisition of PPSL entailed a change in Petrobras’ indirect parent company, the written authorization by the Venezuelan Government required by section 6.3 of the timely executed Conversion Contracts should be obtained. Given that as of the date of the acquisition of PPSL, the authorizations regarding the change of indirect control by the Government of Venezuela were not obtained, and considering the fact that the contracts of mixed companies provide the mandatory transfer of the shares to said government for these cases, the Company has determined market value for its investment as of the date of acquisition is zero.

-          Other associates and other investments classified as financial asset at fair value through profit and loss: It includes interests in Refinor, Oldelval, TJSM and TMB. The valuation approach used to obtain their fair value was the Income-based approach through the Indirect Cash Flow method (net present value of expected future cash flows). The discount rates used were as follows: 10.1% for interests in Refinor and Oldelval, and 7.1% for interests in TJSM and TMB; all of them were estimated taking the Weighted Average Cost of Capital (“WAAC”) rate in U.S. dollars as a parameter.

(c)     Property, plant and equipment:

-          Mining Property: The Company has valued its interests in proven reserves (both developed and to be developed) and probable reserves in different acquired gas and oil production blocks according to the reserves reports drawn up by the Company. In all cases (with the exception of 66.9% of the Neuquén River area and 80% of the Aguada de la Arena block, which were classified as assets available for sale as at the acquisition date and valued at their net realizable value pursuant to IFRS 5) the approach used to determine the mining property's fair value was the income-based approach through the Indirect Cash Flow method. The projection period was determined based on the termination of the respective concession contracts. A 100% risk factor for proven reserves and a 50% risk factor for probable reserves have been considered. A 10.6% discount rate has been used, which was estimated taking the WACC rate in U.S. dollars as a parameter. The other main assumptions used to project cash flows were associated with volumes and productions costs, prices and investments, and were based on market participant assumptions.

-          Other Property, plant and equipment: Fair values of Property, Plant and Equipment of the Electricity Generation, Petrochemicals, Refining and Distribution and Holding segments have been determined mainly through the application of the cost-based approach, which consists of the replacement value of the item as adjusted by its loss of value resulting from physical impairment, and physical and economic obsolescence. In the cases where the value obtained through the application of the cost-based approach was higher than the discounted cash flow value, the latter was considered the fair value.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 35: (Continuation)

(d)       Intangible Assets: The intangible asset identified and recognized in relation to Petrobras’ business corresponds to Commercial Relationships identified within the Refining and Distribution segment. The fair value of this intangible asset has been determined through the application of the income-based approach and the multi period excess earnings method.

Useful life was based on the amount and the moment on which the Company expects to derive economic benefits. It was assigned an average useful life of five years based, among other factors, on the contractual agreements, consumers’ behaviors and economic factors associated with the combined companies.

(e)     Acquired Receivables: The fair value of acquired trade and other receivables amounts to $ 7,256 million. The gross contractual amount of receivables is $ 8,352 million, out of which $ 295 million are not expected to be collected.

(f)     Contingent Liabilities: The Company has recorded $ 3,330 million to reflect the fair value of possible and probable tax, civil and labor contingencies as of the acquisition date. Petrobras is (whether directly or indirectly) involved in several legal, tax and labor proceedings in its ordinary course of business; their fair value was calculated considering the level of probability of cash outflows that would be required for each contingency, including the following: i) differences of interpretation with the Argentine Treasury regarding the following: a) the exemption from the Tax on Personal Assets in its capacity as Substitute Taxpayer for the shareholder PPSL (a company incorporated in Spain) on account of the application of the Double Taxation Treaty entered into with Spain; b) the Tariff heading used by the company for certain exported products; c) inaccurate customs declarations for certain spare parts to be used for the maintenance of production plants; ii) differences of interpretation with the Ecuadorian Treasury regarding the assessment of the reference price in the Income Tax and the Tax on Extraordinary Income; and iii) claims by contractors for the lack of payment of services associated with health, safety and environment.

(g)     Non-controlling interest in Petrobras: It has been measured based on the proportional interest over the fair value of net identifiable assets in the acquisition.

(h)    Goodwill: The recognized goodwill represents the excess of the purchase consideration transferred over the fair value of identifiable net assets acquired. The $ 994 million goodwill arising from the acquisition is attributable to the future synergies of the Company and Petrobras combined business (as described above) and assembled workforce. Goodwill is not amortized, but is rather assessed for impairment at least annually or more frequently whenever events or circumstances indicate that goodwill might be impaired. The Goodwill was allocated to the Oil and Gas segment to evaluate its impairment. Goodwill is not deductible for tax purposes.

The acquired business added to the Group revenues from sales for $ 12,357 million and net earnings for $ 1,124 million for the period comprised between July 27 and December 31, 2016.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 35: (Continuation)

If the acquisition had taken place on January 1, 2016, the consolidated revenues from sales and the results for the year as of December 31, 2016 would have been $ 47,937 million and $ 420 million, respectively. The proforma information was calculated based on the Company and Petrobras’ results. .

The Company has incurred in non-recurring expenses associated with the acquisition of PPSL, the Tender Offer and the Exchange Offer in the amount of $ 305 million during the fiscal year ended December 31, 2016, mainly corresponding to fees and advisory services included in Administrative Expenses in the Statement of Comprehensive Income and within the cash flow generated by operating activities in the Statement of Cash Flows.

As a result of the acquisition of PPSL, the Company paid $ 13,362 million, which net of cash and cash equivalent acquired of $ 4,384, results in a net cash flow of $ 8,978, which is disclosed in the line “Payment for companies’ acquisitions” in statement of cash flow within investment activities.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 36: MANDATORY TENDER OFFER AND VOLUNTARY PUBLIC OFFER FOR THE EXCHANGE OF PETROBRAS’ SHARES (“THE OFFERS”)

Pursuant to the provisions of Sections 87 and following ones of Capital Market Act No. 26,831 and Section II, Chapter II, Title III of the CNV provisions on mandatory tender offers on account of changes of control and acquisition of significant indirect interests, on May 20, 2016 the Company's Board of Directors resolved to make a tender offer for the acquisition of the 662,445,264 Petrobras’ shares held by the investing public, which represent 32.81% of the capital stock and voting rights in Petrobras (the “Cash Acquisition Offer”), subject to the Transaction Close and the approval of the Cash Acquisition Offer by the CNV and the SEC. Furthermore, the Board of Directors decided to launch a voluntary public offer for the exchange of Petrobras’ shares, (the “Exchange Offer”) subject to the same conditions applicable to the Cash Acquisition Offer to avoid a higher use of cash or greater financial indebtedness to meet the Cash Acquisition Offer.

Regarding these Offers, on May 20, 2016 the Company Board of Directors resolved as follows:

a) To fix the price of the Cash Acquisition Offer at U$S 0.6574 per Petrobras’ share, converted into pesos at the exchange rate for sales operations of Banco de la Nación Argentina on the Transaction closing date, subject to certain price adjustments stipulated in the Share Purchase Agreement. This price results from applying the Transaction base price to the price per Petrobras share payable under the Cash Acquisition Offer, that is, the price of U$S 892 million divided by the Petrobras’ whole capital stock owned by PPSL (1,356,791,556 shares);

b) To set the exchange ratio for the Exchange Offer based on the price per Petrobras’ share mentioned in (i): the weighted average price of the Company shares during the 5 days prior to the opening of the offers acceptance reception period divided by the price per Petrobras’ share fixed for the Cash Tender Offer; to such effect, the Shareholders Meeting resolving on the capital increase may delegate on the Board of Directors the determination of a +/- 10% adjustment on the Company share average price;

c) To approve the issuance of up to 320 million new ordinary shares of the Company (“The new shares of Pampa Energía”), which will be paid in kind through the transfer to the Company of Petrobras’ shares and/or American Depositary Receipts (ADRs) held by parties wishing to participate in the Exchange Offer, establishing that this increase will represent a maximum of 15.87% of Pampa’s capital stock after such increase.

On June 22, 2016, the Ordinary and Extraordinary General Meeting of Shareholders resolved to approve the capital increase necessary to perfect the Exchange Offer, the exchange ratio and the adjustment mechanism, as well as the suspension of preemptive rights, pursuant to Section 197 of the Companies’ Act, in the subscription of new shares to be issued as a result of the capital increase.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 36: (Continuation)

As previously mentioned, the Company offered to pay holders wishing to participate in the Mandatory Tender Offer under subsection a) below, based on an agreed acquisition price of U$S 897.2 million, a price of U$S 0.6612 per share which, converted into pesos at the exchange rate for sales operations of Banco de la Nación Argentina on the Transaction closing date, amounts to $ 10.0508 per Petrobras’ share.

On September 7, 2016, with the purpose of accelerating and facilitating the procedure before the regulatory body and moving forward in a way that will benefit both Petrobras and the Company’ shareholders, the Company’s Board of Directors decided to increase the price to be offered for Petrobras’ Shares under the Mandatory Tender Offer. Therefore, and subject to the approval of the corresponding regulatory body, the Company will offer to the shareholders of Petrobras a price per share equivalent to U$S 0.6825 which, converted into pesos at the official exchange rate at the Transaction's closing date, amounts to $ 10.3735.

The authorization to consummate the Offer was granted through an ordinance issued by the CNV’s Board of Directors on September 22, 2016 and Resolution No. 18,243 issued by the CNV on September 28, 2016 (approving the issuance of Pampa Shares). On October 3, 2016, the Company requested the SEC to expedite the effectiveness of the International Tender Offer, which was granted on October 6, 2016. The Tender Offer will remain open for a total term of 26 business days, starting on October 7, 2016 at 10:00 a.m. and finishing on November 14, 2016 at 3:00 p.m.

On November 22 and 23, 2016 the Cash Offer and the Exchange Offer were completed with the following results:

a)         In the domestic tranche, 365,532,273 Petrobras’ common shares were submitted, out of which 311,669,706 shares opted for the Cash Acquisition Offer at a price of $ 10.3735 per share, which entailed a $ 3,233.1 million disbursement; and 53,862,567 shares were exchanged for the Company’s common shares at a 0.5253 ratio, which entailed the issuance of 28,294,006 new Company common shares.

b)         In the international tranche, 21,388,145 Petrobras’ ADRs were submitted to the Exchange Offer and were exchanged for ADSs of the Company at a 0.2101 ratio, which entailed the issuance of 4,493,649 ADSs of the Company.

Following this capital increase, the Company’s outstanding shares amounted to 1,836,494,690. As a result of the Offers, the Company has increased its direct and indirect interests in Petrobras to 90.4%.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 37: CORPORATE REORGANIZATION

On August 10, 2016, the Company and Petrobras’ Board of Directors resolved to instruct both managements to initiate all necessary tasks and procedures to merge Pampa Energía, as acquiring company, with Petrobras, as acquired company

Furthermore, the management of both companies has considered it appropriate that under such merger, two Petrobras’ subsidiaries should be incorporated as absorbed companies: PEISA (95% through a direct interest and 5% through an indirect interest) and Albares (jointly, the “Absorbed Companies”) as said incorporation will entail important benefits for Pampa Energía and all its corporate group, as it will allow for a higher operating efficiency, an optimized use of available resources, the leveraging of technical, administrative and financial structures, and the implementation of converging policies, strategies and goals. Furthermore, the high complementarity between the participating companies will be leveraged, thus reducing costs resulting from the duplication and overlapping of operating and administrative structures.

The merger will be effective as of November 1, 2016, date on which the transfer to the absorbing company of all the rights and obligations, assets and liabilities of the absorbed companies will become effective, all of which subject to the corresponding corporate approvals under the applicable law and the registration with the Public Registry of Commerce of the merger and the dissolution without liquidation of the absorbed companies.

The Absorbent and the Absorbed performed the necessary procedures before the applicable entities in order to obtain the authorizations, registrations and recordings necessary for the Company to operate as the continuing company in the merger. Notwithstanding that, in view of the need to request and obtain a large number of authorizations, registrations and recordings to be granted by several national, provincial and municipal entities and the impossibility to obtain such approvals on a simultaneous basis, the absorbed companies should exceptionally continue operating and performing certain activities on behalf and at the expense of the absorbing company with the sole purpose of not hindering their course of business until all authorizations, registrations and recordings were finally obtained.

This reorganization was perfected by means of a merger through absorption process, whereby Pampa Energía absorbed Petrobras, PEISA and Albares, which will be dissolved without liquidation subject to the stipulations of the PMC, the provisions of sections 82 to 87 of Companies Act No. 19,550 and its amending provisions, the CNV provisions, the BCBA Listing Rules and other provisions, the IGJ provisions and all other applicable legal and regulatory provisions.

Pursuant to the PMC approved by the Board of Directors of Pampa Energía, Petrobras, PEISA and Albares (the “Participating Companies”) on December 23, 2016, which was authorized by the CNV on January 13, 2017:

a)    each Petrobras’ minority shareholder will receive 0.5253 common shares of the Company with a face value of $ 1 each and each granting the right to one vote for each share it held before the merger.

b)    each minority holder of Petrobras’ ADRs will receive 0.2101 ADSs of the Company for each Petrobras’ ADR it held before the merger.

As regards PEISA and Albares, as Petrobras holds 100% of the capital stock of such companies, no capital stock increase will be necessary and, consequently, there will be no exchange ratio for the shares of these companies.

Once the exchange of shares is perfected, the Company will issue 101,873,741 common shares with a face value of $ 1 each and each granting the right to one vote and, after the merger through absorption is effected, the Company’s capital stock will be made up of 1,938,368,431 common shares.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 37: (Continuation)

On February 16, 2017, the Participating Companies’ Extraordinary General Meetings of Shareholders approved the merger of Pampa Energía —as acquiring company— with Petrobras, PEISA and Albares —as acquired companies— in agreement with the terms of the PMC.

Pursuant to the provisions of Chapter X of the CNV provisions, the Company has filed a merger authorization proceeding before this entity. As at the issuance of these financial statements, certain regulatory actions and CNV’s instruction for registration with the Public Registry of Commerce are pending.

NOTE 38: SALE AND SWAP OF PARTICIPATION IN TGS

After the expiration of the exclusivity period with Harz Energy for the sale of the indirect interest in TGS on June 27, 2016, the Company launched again the selling process to other interested parties.

On July 18, the Company executed an agreement with Grupo Inversor Petroquímica S.L. (members of the GIP Group, headed by the Sielecki family), WST S.A. and PCT L.L.C. (members of the Werthein group) (jointly, the “Purchasers”) for the sale of 25.5% indirect interest in TGS (through PEPCA, owner of a 10% equity interest in CIESA  and through other subsidiaries rightholders as the only beneficiary of the trust that owns 40% equity interest in CIESA, the “interest in TGS”) for a base price of U$S 241 million, subject to certain adjustments resulting from PEPCA’s financial position at the closing of the transaction. The closing of the transaction was conditional upon the acquisition of Petrobras Participaciones S.L’s capital stock, a transaction which is detailed in the note below.

On July 19, 2016, the Purchasers paid the Company U$S 8 million as part of the agreed price. On this date, it was agreed that the balance would be payable by purchasers as follows: (i) U$S 153 million simultaneously with the closing of the acquisition of Petrobras Participaciones S.L., thus reducing the bank financing necessary for such acquisition; and (ii) the balance of U$S 80 million by February 15, 2017, at a 5% annual interest rate.

As part of the conditions for the closing of the transaction, the Purchasers agreed to assume the risk in case the necessary regulatory approvals are not obtained. Furthermore, and subject to the closing of Petrobras Participaciones S.L.’s acquisition, the Company acquired an option, valid until February , 2017, to swap the rights as sole beneficiary of the CIESA Trust in exchange of the shares of Petrobras Hispano Argentina S.A., which holds 25% of CIESA and 15% of CIESA’s shares, both of which are owned by Petrobras Argentina. (the “Exchange”).

On July 27, 2016 and upon the fulfillment of the conditions precedent, the transaction was perfected for a final price of U$S 241 million (that is, without any price adjustment), and the purchasers having paid the amount of U$S 153 million.

The economic impact of the transaction reached to a gain of approximately $ 479.7 million.

On January 17, 2017, the exchange whereby the Purchasers transferred to PHA their capacity as beneficiaries and trustees of the trust holding 40% of CIESA's capital stock and voting rights, and the Company and PHA transferred to the Purchasers shares representing 40% of CIESA’s capital stock and voting rights, was perfected; the Group thus keeping a 10% direct interest in CIESA's capital stock and voting rights. The Exchange was approved by ENARGAS on December 29, 2016. The Purchasers and the Company’s direct and indirect interests in TGS remain unaltered as a result of the Exchange.

Furthermore, on this same date the Purchasers paid to the Company and PISA the balance of the purchase price under the share purchase agreement executed on July 18, 2016 for a total amount of U$S 80 million plus applicable interest.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 38: (Continuation)

On January 11, 2017, the CNDC approved the acquisition by the Company of 40% of CIESA’s capital stock, an interest that had been acquired by the Company through CIESA’s financial debt swap executed on July, 2012 and 100% of EPCA shares acquired on March, 2011.

NOTE 39: SEGMENT INFORMATION

The Company focuses its business primarily on the electricity sector by participating in the electricity generation, transmission, and distribution segments based on its equity ownership interest in the legal entities involved. As of December 31, 2015, and based on the growth of PEPASA’s operations, the Company has identified Oil and Gas as a new business segment.

With the acquisition of a controlling interest in Petrobras as from July 27, 2016, the Company has restructured reportable operating segments consistently with internal reports reviewed by the Executive Committee. Consequently, it has introduced the following changes:

i)        The incorporation of the Refining and Distribution, and the Petrochemical business segments;

ii)       The exclusion of the segment “Transmission”, which corresponds to the Company’s indirect interest in Citelec and its subsidiaries, since it is no longer considered a reportable segment in the reports received by the Executive Committee. Instead, the stake in those companies was included within the Holding and Other Business segment, and has been valued according to the equity method of accounting, consistently with the Statement of Comprehensive Income and the Statement of Financial Position.

Comparative information by segment has been restated to show the modification in the composition of segments described in subsection ii).

Through its own activities, subsidiaries and share holdings in joint businesses and affiliates, and based on the business nature, customer portfolio and risks involved, we were able to identify the following business segments:

Electricity Generation, consisting of the Company’s direct and indirect interests in CPB, CTG, CTLL, HINISA, HIDISA, PACOSA, Greenwind, PEFMSA, PEA, TMB, TJSM and through its own electricity generation activities through Central Térmica Genelba and Econoergía, the Pichi Picún Leufú hydroelectric complex, and its equity interest in Enecor.

Electricity Distribution, consisting of the Company’s indirect interest in EASA and Edenor.

Oil and Gas, consisting of the Company’s own interests in oil and gas areas and through its direct interest in PEPASA, PELSA and investments in Oldelval and OCP associates.

Refining and Distribution, consisting of the Company’s own operations in the refinery at Bahía Blanca and the service station network, the equity interest in Refinor associate and the commercialization of the oil produced in Argentina, which is transferred at market prices from the Oil and Gas segment. The Refining and Distribution segment has a common strategy in line with the integration of Company operations and according to the industry regulations seeking to meet the domestic market supply.

Petrochemicals, comprising of the Company’s own styrenics operations and the catalytic reformer plant operations conducted in Argentine plants.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 39: (Continuation)

Holding and Other Business, consisting of financial investment transactions, holding activities, interests in joint businesses CITELEC and CIESA and their respective subsidiaries, which hold the concession over the high voltage electricity transmission nationwide and over gas transportation in the South of the country, respectively.

The Company manages its operating segment based on its individual net results.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 39: (Continuation)

Consolidated profit and loss information at December 31, 2016	Generation	Distribution of energy (1)	Oil and gas	Refining & Distribution	Petrochemicals	Holding and others	Eliminations	Consolidated
Revenue	4,609	13,079	6,737	4,364	2,454	52	-	31,295
Intersegment sales	15	-	1,298	2,186	53	28	(3,580)	-
Cost of sales	(2,726)	(12,220)	(5,678)	(5,973)	(2,207)	(3)	3,671	(25,136)
Gross profit (loss)	1,898	859	2,357	577	300	77	91	6,159

Selling expenses	(65)	(1,618)	(397)	(757)	(110)	(5)	-	(2,952)
Administrative expenses	(392)	(1,171)	(657)	(23)	(15)	(1,446)	28	(3,676)
Exploration expenses	-	-	(135)	-	-	-	-	(135)
Other operating income	55	91	2,127	459	-	560	(438)	2,854
Other operating expenses	(104)	(465)	(1,482)	(98)	(263)	(282)	441	(2,253)
Share of profit (loss) in joint ventures	-	-	-	-	-	105	-	105
Share of profit (loss) in associates	-	-	11	(1)	-	(3)	-	7
Income from the sale of subsidiaries and financial assets	-	-	-	-	-	480	-	480
Operating profit (loss) before recognition of income for provisional remedies, hiher costs recognition and SE Resolution N0. 32/15	1,392	(2,304)	1,824	157	(88)	(514)	122	589
Recognition of income - provisional remedies - CAMMESA Note MEyM No. 2016-04484723	-	1,126	-	-	-	-	-	1,126
Income recognition on account of the RTI - SE Resolution No. 32/15	-	419	-	-	-	-	-	419
Higher costs recognition - SE Resolution No. 250/13 and subsequent Notes	-	82	-	-	-	-	-	82
Operating profit (loss)	1,392	(677)	1,824	157	(88)	(514)	122	2,216

Financial income	600	206	141	6	2	105	(167)	893
Financial expenses	(750)	(1,645)	(740)	(9)	-	(1,320)	168	(4,296)
Other financial results	228	(360)	(21)	(40)	(3)	35	(2)	(163)
Financial results, net	78	(1,799)	(620)	(43)	(1)	(1,180)	(1)	(3,566)
Profit (loss) before income tax	1,470	(2,476)	1,204	114	(89)	(1,694)	121	(1,350)

Income tax and minimun notional income tax	(317)	753	(329)	(8)	-	999	-	1,098
Profit (loss) for the period	1,153	(1,723)	875	106	(89)	(695)	121	(252)

Depreciation and amortization (2)	378	364	2,114	105	35	26	-	3,022

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 39: (Continuation)

Consolidated profit and loss information at December 31, 2016	Generation	Distribution of energy (1)	Oil and gas	Refining & Distribution	Petrochemicals	Holding and others	Eliminations	Consolidated
Total profit (loss) attributable to:
Owners of the Company	1,045	(1,147)	627	106	(89)	(674)	121	(11)
Non - controlling interest	108	(576)	248	-	-	(21)	-	(241)

Consolidated statement of financial position as of December 31,2016
Assets	19,577	17,219	19,414	6,259	2,812	19,494	(7,498)	77,277
Liabilities	8,632	18,856	11,662	3,267	2,401	25,883	(7,498)	63,203

Additional consolidated information as of December 31, 2016
Increases in property, plant and equipment	2,378	2,703	3,051	165	58	85	-	8,440
Increases in intangible assets	108	-	994	224	-	-	-	1,326

(1) Includes financial results generated by Corporated Bonds issued by EASA for $ 578 million and other consolidation adjustments.
(2) Includes amortization and depreciation of property, plant and equipment and intangible assets (recognized in cost of sales, administrative expenses and selling expenses).

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 39: (Continuation)

Consolidated profit and loss information at December 31, 2015	Generation	Distribution of energy (1)	Oil and gas	Holding and others	Eliminations	Consolidated
Revenue	2,418	3,802	848	38	-	7,106
Intersegment sales	-	-	96	16	(112)	-
Cost of sales	(1,282)	(5,189)	(660)	(3)	96	(7,038)
Gross profit (loss)	1,136	(1,387)	284	51	(16)	68

Selling expenses	(24)	(833)	(116)	-	-	(973)
Administrative expenses	(262)	(697)	(150)	(128)	16	(1,221)
Exploration expenses	-	-	(3)	-	-	(3)
Other operating income	91	80	552	218	-	941
Other operating expenses	(79)	(599)	(82)	(9)	-	(769)
Reversal of impairment of property, plant and equipment	25	-	-	-	-	25
Share of profit in joint ventures	-	-	-	9	-	9
Share of loss in associates	-	-	-	(10)	-	(10)
Operating profit (loss) before higher costs recognition and SE Resolution No. 32/15	887	(3,436)	485	131	-	(1,933)
Income recognition on account of the RTI - SE Resolution 32/15	-	5,025	-	-	-	5,025
Higher Costs Recognition - SE Resolution No. 250/13 and subsequent Notes	-	551	-	-	-	551
Operating profit	887	2,140	485	131	-	3,643

Financial income	295	96	1	26	(87)	331
Financial expenses	(358)	(577)	(389)	(20)	87	(1,257)
Other financial results	(82)	(870)	419	2,252	-	1,719
Financial results, net	(145)	(1,351)	31	2,258	-	793
Profit before income tax	742	789	516	2,389	-	4,436

Income tax and minimun notional income tax	(192)	(176)	(164)	(55)	-	(587)
Profit for the year	550	613	352	2,334	-	3,849

Depreciation and amortization (2)	149	295	276	-	-	720

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 39: (Continuation)

Consolidated profit and loss information at December 31, 2015	Generation	Distribution of energy (1)	Oil and gas	Holding and others	Eliminations	Consolidated
Total profit attributable to:
Owners of the Company	497	59	175	2,334	-	3,065
Non - controlling interest	53	554	177	-	-	784

Consolidated statement of financial position as of December 31, 2015
Assets	8,051	11,737	3,970	6,563	(1,171)	29,150
Liabilities	5,956	11,673	3,361	950	(1,171)	20,769

Additional consolidated information as of December 31, 2015
Increases of property, plant and equipment	1,516	2,518	2,214	-	-	6,248

(1) Includes financial results generated by Corporated Bonds issued by EASA for $ 672 million and other consolidation adjustments.
(2) Includes amortization and depreciation of property, plant and equipment and intangible assets (recognized in cost of sales, administrative expenses and selling expenses).

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 39: (Continuation)

Accounting criteria used by the subsidiaries to measure results, assets and liabilities of the segments is consistent with that used in the consolidated financial statements. Transactions between different segments are conducted under market conditions. Assets and liabilities are allocated based on the segment’s activity.

NOTE 40: RELATED PARTIES´ TRANSACTIONS

a)    Sales of goods and services

	12.31.2016	12.31.2015
Joint ventures
Transener	15	15
TGS	254	-
		-
Other related parties
TGS	-	40
CYCSA	14	2
Refinor	45	-
Oldelval	1	-
	329	57

Corresponds to oil and gas sale, advisory services in technical assistance for the technical assistance.

b)    Purchases of goods and services

	12.31.2016	12.31.2015
Joint ventures
Transener	(10)	(5)
TGS	(132)	-
SACME	(35)	(27)

Other related parties
TGS	-	(3)
Origenes Vida	(6)	-
Refinor	(117)	-
Oldelval	(31)	-
	(331)	(35)

Corresponds to maintenance, purchase of gas and refined products and operation and monitoring of the system for transmitting electricity and life insurance contracts for staff.

c)     Fees for services

	12.31.2016	12.31.2015
Other related parties
Salaverri, Dellatorre, Burgio & Wetzler	(23)	(1)
	(23)	(1)

Corresponds to fees for legal advice.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 40: (Continuation)

d)    Other operating income

	12.31.2016	12.31.2015
Other related parties
TGS	-	215
CYCSA	-	6
OCP	150	-
Other	1	-
	151	221

e)     Other operating expenses

	12.31.2016	12.31.2015
Other related parties
Fundación	(13)	(3)
	(13)	(3)

Corresponds to donations.

f)      Financial income

	12.31.2016	12.31.2015
Joint ventures
TGS	24	-
	24	-

Corresponds to finance leases.

g)    Financial expenses

	12.31.2016	12.31.2015
Other related parties
TGS	-	(12)
Orígenes Retiro	(7)	-
Grupo EMES	(417)	-
	(424)	(12)

h)    Capital Subscription

	12.31.2016	12.31.2015
Joint ventures
Citelec	-	1
	-	1

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 40: (Continuation)

i)      Corporate Bonds transactions

Purchase

	12.31.2016	12.31.2015
Other related parties
Orígenes Retiro	666	-
	666	-

Sale

	12.31.2016	12.31.2015
Other related parties
Orígenes Retiro	590	-
	590	-

j)      Other financial results

	12.31.2016	12.31.2015
Other related parties
CYCSA	-	12
	-	12

Corresponds to the valuation of derivative financial instruments.

k)    Dividendos cobrados

	12.31.2016	12.31.2015
Other related parties
CIESA	4	-
	4	-

l)      Key management personnel remuneration

The total remuneration to executive directors accrued during the year ended December 31, 2016 and 2015 amounts to $ 567 million ($ 65 million in Directors' and Sindycs' fees and $ 502 in the accrual of the Company-Value Compensation and EBDA) and $ 267.3 million ($ 43.7 million in Directors' and Sindycs' fees and $ 223.6 in the accrual of the Company-Value Compensation and EBDA), respectively.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 40: (Continuation)

m)   Balances with related parties:

As of December 31, 2016	Trade receivables	Other receivables
	Current	Non Current	Current
Joint ventures:
Transener	10	-	-
TGS	90	733	88
SACME	-	7	1
Other related parties:
Ultracore	-	-	4
Refinor	6	-	4
Oldelval	1	-	-
Other	1	-	1
	108	740	98

As of December 31, 2016	Trade payables	Other payables	Borrowings		Provisions
	Current	Current	Non Current	Current	Non Current	Current
Joint ventures:
Transener	9	-	-	-	-	-
TGS	116	-	-	-	-	-
SACME	-	5	-	-	-	-
Other related parties:
Orígenes Retiro	-	-	16	21	-	-
OCP	-	-	-	-	366	394
UTE Apache	-	5	-	-	-	-
Refinor	32	-	-	-	-	-
Oldelval	22	-	-	-	-	-
Other	2	4	-	-	-	-
	181	14	16	21	366	394

According to paragraphs 25 and 26 of IAS 24, Edenor applied the disclosure exemption in relation to related party transactions with a governmental agency that has control, joint control or significant influence. As of December 31, 2016, ANSES holds Edenor's Notes due 2022 amounting to $ 317 million.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 40: (Continuation)

As of December 31, 2015	Trade receivables	Other receivables
	Current	Non Current	Current
Joint ventures:
Transener	6	-	-
SACME	-	7	1
Other related parties:
CYCSA	1	-	6
Ultracore	-	-	2
TGS	-	-	5
Other	-	-	1
	7	7	15

As of December 31, 2015	Trade payables	Other payables	Borrowings
	Current	Current	Non Current	Current
Joint ventures:
Transener	2	-	-	-
SACME	-	3	-	-
Other related parties:
CYCSA	-	117	-	-
Orígenes Retiro	-	-	34	167
UTE Apache	-	5	-	-
	2	125	34	167

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 41: FINANCIAL INSTRUMENTS

The following chart presents financial instruments by category:

As of December 31, 2016	Financial assets/liabilities at amortized cost	Financial assets/liabilities at fair value through profit and losss	Subtotal financial assets/liabilities	Non financial assets/liabilities	Total
Assets
Trade receivables and other receivables	17,553	29	17,582	1,031	18,613
Financial assets at amortized cost
Government securities	46	-	46	-	46
Corporate securities	1	-	1	-	1
Trusts	38	-	38	-	38
Financial assets at fair value through profit and loss
Government securities	-	1,576	1,576	-	1,576
Corporate securities	-	12	12	-	12
Shares	-	150	150	-	150
Investment funds	-	3,189	3,189	-	3,189
Derivative financial instruments	-	13	13	-	13
Cash and cash equivalents	1,360	61	1,421	-	1,421
Total	18,998	5,030	24,028	1,031	25,059

Liabilities
Trade and other liabilities	13,016	1,347	14,363	3,840	18,203
Borrowings	25,972	-	25,972	-	25,972
Total	38,988	1,347	40,335	3,840	44,175

As of December 31, 2015	Financial assets/liabilities at amortized cost	Financial assets/liabilities at fair value through profit and losss	Subtotal financial assets/liabilities	Non financial assets/liabilities	Total
Assets
Trade receivables and other receivables	5,018	291	5,309	796	6,105
Financial assets at fair value through profit and loss
Government securities	-	1,591	1,591	-	1,591
Corporate securities	-	13	13	-	13
Trusts	-	2,554	2,554	-	2,554
Investment funds	-	2,501	2,501	-	2,501
Cash and cash equivalents	423	94	517	-	517
Total	5,441	7,044	12,485	796	13,281

Liabilities
Trade and other liabilities	8,207	-	8,207	1,131	9,338
Borrowings	7,993	-	7,993	-	7,993
Derivative financial instruments	-	18	18	-	18
Total	16,200	18	16,218	1,131	17,349

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 41: (Continuation)

The categories of financial instruments have been determined according to IFRS 9.

The income, expenses, gains and losses derived from each of the financial instrument categories are indicated below:

As of December 31, 2016	Financial assets/liabilities at amortized cost	Financial assets/liabilities at fair value through profit and losss	Subtotal financial assets/liabilities	Non Financial assets/ liabilities	Total
Interest income	889	4	893	-	893
Interest expense	(3,719)	(417)	(4,136)	(66)	(4,202)
Foreign exchange, net	(1,464)	250	(1,214)	20	(1,194)
Results from financial instruments at fair value	-	1,163	1,163	-	1,163
Other financial results	(175)	3	(172)	(54)	(226)
Total	(4,469)	1,003	(3,466)	(100)	(3,566)

As of December 31, 2015	Financial assets/liabilities at amortized cost	Financial assets/liabilities at fair value through profit and losss	Subtotal financial assets/liabilities	Non Financial assets/ liabilities	Total
Interest income	327	4	331	-	331
Interest expense	(1,137)	-	(1,137)	(71)	(1,208)
Foreign exchange, net	(1,027)	461	(566)	-	(566)
Results from financial instruments at fair value	-	2,271	2,271	-	2,271
Other financial results	(17)	1	(16)	(19)	(35)
Total	(1,854)	2,737	883	(90)	793

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 42: CONTINGENCIES

Actions brought against the Company

42.1 Legal action for breach of the joint venture formed by Isolux Corsan Argentina SA and Tecna Estudios y Proyectos de Ingeniería S.A. and Engineering Projects (collectively "the Contractor")

As a result of the serious delays in the delivery of the expansion work, the lower power produced by the installed steam turbine (165 MW as compared with the originally expected 176 MW) and other breaches by the Contractor, CTLL is currently under an arbitration proceeding brought before an Arbitration Court constituted pursuant to the arbitration rules of the International Chamber of Commerce.

The arbitration complaint was brought by the Contractor in 2011, which claims as follows:

(i)      The granting of the provisional reception certificate under the Construction Agreement;

(ii)     The return of the amounts collected by CTLL through the execution of bank guarantees issued by BBVA and Commerzbank AG for a total amount of US$ 20 million;

(iii)   The payment of the last contractual milestone, which had received a discount (compensation for breaches) by the Contractor, valued in US$ 18 million;

(iv)   The payment of the damages which would result from CTLL’s actions regarding items (i) and (ii) above.

CTLL filed a counterclaim against the Contractor seeking a compensation for the serious injuries sustained as a result of the above mentioned breaches.

The Contractor assessed its claims in the amount of US$ 97.5 million, including US$ 71.5 million for reputational damages. Likewise, the Company assessed its claims in the total amount of US$ 148.3 million, and later restated this amount to US$ 228.2 million.

On June 19, 2015, CTLL was served notice of the award issued by the Arbitration Court (the “Award”): (i) disallows practically all claims filed by the Contractor in the Arbitration Proceeding; (ii) declares that the Contractor has incurred several breaches of contract; (iii) provides for a penalty payable by the Contractor to CTLL in the amount of US$ 49.3 million as compensation for damages, cost reimbursements and penalties stipulated under the Contract in case of delays by the Contractor; (iv) declares the legitimacy of the execution of sureties by CTLL; and finally, (v) sentences the Contractor to pay the amount of US$ 1.6 million corresponding to 60% of the costs and expenses incurred by CTLL in the Arbitration Proceeding.

On November 17, 2015 the Addendum to the Award was notified, which determined the outstanding balance by the Contractor in favor of CTLL, which after offsetting certain reciprocal receivables and payables between the parties, amounted to US $ 14.5 million.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 42: (Continuation)

On December 3, 2015, the parties executed an agreement for the cancellation of the outstanding balance in favor of CTLL, which as at November 27, 2015 amounted to U$S 15.3 million (U$S 10.3 million as principal, U$S 3.2 million as interest, and U$S 1.8 million as arbitration and legal costs), payable in four installments, the first three installments for U$S 4 million and the last one for U$S 3.3 million, with maturities on December 30, 2015, and January 30, February 27 and March 30, 2016, respectively. The Contractor failed to comply with the terms and conditions to cancel each of the installments, thus the Company began the execution of the amount owed before the courts of Spain. As of the date of these financial statements, the Company has collected the whole amount owed, plus interest and expenses for a total amount of U$S 15.7 million.

With the execution of the Agreement on December 3, 2015, which entailed the waiver by the Contractor of all its rights to bring or continue any action aimed to annul or challenge the Award in any way whatsoever, CTLL recognized the accounting impact of the award on that date, to such effect using the provisions of IAS 37 – “Provisions, Contingent Liabilities and Contingent Assets”.

Items of the judgment directly related to activities the Contractor should conduct so that the acquired asset may properly operate according to the stipulated contractual conditions have been recognized as a decrease in net asset cost for an amount of US$ 24.3 million (net of the US$ 18 million compensation received pursuant to the March 2011 Agreement), to such end using the exchange rate effective upon the execution of the settlement agreement with the Contractor.

The remaining compensatory items not directly related to the cost of the asset for an amount of U$S 10.9 million, which constitute a reimbursement of certain sums paid by CTLL to third parties or which are accessories to the asset recognized as from the Award (compensatory interest), have been disclosed as income under Other operating income and Financial Results in the statement of Comprehensive Income, respectively.

42.2 Distribution of energy segment

Below is a detail of the most significant causes in which Edenor is involved.

Furthermore, it is worth mentioning that there exist contingent obligations and labor, civil and commercial complaints filed against Edenor related to legal actions for individual non-significant amounts for which a provision, which as of December 31, 2016  amounts to $ 429.3 million, has been recorded.

42.2.1 Legal action brought by Consumidores Libres Coop. Ltda. de provisión de servicios de acción comunitaria

Purpose:

a) That all the last resolutions concerning electricity rates issued by the ENRE and the SE be declared null and unconstitutional, and, in consequence whereof, that the amounts billed by virtue of these resolutions be refunded.

b) That all the defendants be under the obligation to carry out the RTI.

c) That the resolutions issued by the SE that extend the transition period of the Adjustment Agreement be declared null and unconstitutional.

d) That the defendants be ordered to carry out the sale process, through an international public bidding, of the class "A" shares, due to the fact that the Management Period of the Concession Agreement is considered over.

e) That the resolutions as well as any act performed by a governmental authority that modify contractual renegotiations be declared null and unconstitutional.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 42: (Continuation)

f) That the resolutions that extend the management periods stipulated in the Concession Agreement be declared null and unconstitutional.

g) Subsidiarily, should the main claim be rejected, that the defendants be ordered to bill all customers on a bimonthly basis.

Amount: undetermined

Procedural stage of the proceedings: on February 17, 2017 the Court of Original Jurisdiction rejected the complaint and raised res judicata sua sponte, in addition to declaring that the issuance of MEyM Resolutions Nos. 6 and 7/16 and ENRE Resolution No. 1/16 rendered the application of the regulatory framework questioned by the plaintiff baseless.

Conclusion: Edenor believes that the trial court’s decision is based upon the applicable law and that even in the case that such decision were appealed by the plaintiff there exist solid arguments to believe that it would be confirmed by the Appellate Court.

42.2.2 Legal action brought by Consumidores Financieros Asociación civil para su defensa

Purpose:

1) Reimbursement of the VAT percentage paid on the illegally “widened” taxable basis due to the incorporation of a concept (FNEE) on which no VAT had been paid by the defendants when CAMMESA (the company in charge of the regulation and operation of the MEM) invoiced them the electricity purchased for distribution purposes.

2) Reimbursement of part of the administrative surcharge on “second due date”, in those cases in which payment was made within the time period authorized for such second deadline (14 days) but without distinguishing the effective day of payment.

3) Application of the “borrowing rate” in case of customer delay in complying with payment obligation, in accordance with the provisions of Law No. 26,361.

Amount: undetermined

Procedural stage of the proceedings: on April 22, 2010, Edenor answered the complaint and filed a motion to dismiss for lack of standing (“excepción de falta de legitimación”), requesting, at such opportunity, that a summons be served upon the Federal Government, the AFIP and the ENRE as third-party defendants. Notice of this was served upon the plaintiff. Although the plaintiff’s opposition to the requested summons had not been resolved yet, the proceedings were brought to trial, in response to which Edenor S.A. filed a motion for reversal with a supplementary appeal. The Court hearing the case granted the motion filed by Edenor S.A. and ordered that the Federal Government, the AFIP and the ENRE be summoned as third-party defendants, which is currently taking place.

Conclusion: no provision has been recorded for these claims in these consolidated financial statements as Edenor believes, based on both that which has been previously mentioned and the opinion of its legal advisors, that there exist solid arguments for them to be considered unfounded. It is estimated that the proceedings will not be terminated in 2017.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 42: (Continuation)

42.2.3 Legal action brought by ASOCIACIÓN DE DEFENSA DE DERECHOS DE USUARIOS Y CONSUMIDORES – ADDUC

Purpose: that Edenor be ordered to reduce or mitigate the default or late payment interest rates charged to customers who pay their bills after the first due date, as the interest rates violate section 31 of Law No. 24,240, ordering both the non application of pacts or accords that stipulate the interest rates that are being applied to the users of electricity –their unconstitutional nature– as well as the reimbursement of interest amounts illegally collected from users of the service from August 15, 2008 through the date on which the defendant complies with the order to reduce interest. It is also requested that the value added tax (VAT) and any other taxes charged on the portion of the surcharge illegally collected be reimbursed.

Amount: undetermined

Procedural stage of the proceedings: on November 11, 2011, Edenor answered the complaint and filed a motion to dismiss for both lack of standing to sue (“excepción de falta de legitimación activa”) and the fact that the claims at issue were being litigated in another lawsuit (“excepción de litispendencia”), currently in process, requesting as well that a summons be served upon the ENRE as a third-party defendant. Notice of these pleadings was served upon the plaintiff. Prior to rendering a decision on the motion to dismiss, the Court ordered that the Court in Contentious and Administrative Federal Matters No. 2 – Clerk’s Office No. 3 provide it with the proceedings “Consumidores Financieros Asociación Civil vs EDESUR and Other defendants, for breach of contract”. On April 8, 2014, the Court in Civil and Commercial Federal Matters No. 9 – Clerk’s Office No. 17 admitted the motion to dismiss due to the fact that the claims at issue were being litigated in another lawsuit (“excepción de litispendencia”), and ordered that the proceedings be sent to Federal Court No. 2 – Clerk’s Office No. 3 to be dealt with thereat, thus joining them to the case entitled “consumidores financieros vs Edesur and other defendants, for breach of contract”. Apart from the fact that the proceedings have been received in the court that currently hears the case, which continues in process, no significant events have occurred.

Conclusion: it is estimated that this action will not be terminated in 2017. No provision has been recorded for these claims in these consolidated financial statements.

42.3 Arbitration Oil Combustibles SA ("OIL")

In December 2010, OIL and Petrobras have signed a contract committing itself to selling virgin naphtha and octanicas basis for a period of 15 years to Petrobras, called "Supply Framework Agreement".

In April 2015, the firm OIL initiated an arbitration before the International Chamber of Commerce (ICC) against Petrobras, considering that by extraordinary and unforeseeable reasons the aforementioned Agreement became too onerous for OIL.

The management of the Company believes that in the state in which the arbitration is, it does not appear likely that the outcome of this matter may have a significant adverse effect on the financial position or results of operations of the Company.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 42: (Continuation)

42.4 Sales tax

The Company maintains interpretative differences with the AFIP and Argentinian provincial tax authorities related to taxes applicable to its oil and gas activity. The Company estimates that the outcome of these differences will not have significant adverse effects on the Company’s financial position or results of operations.

HIDISA and HINISA have filed a note to the Province of Neuquén’s Revenue Department informing that they consider that the electric power generation activity conducted in that province should be covered by the provisions of Section 12 of Act No. 15,336. Pursuant to this Section, revenues resulting from the generation of electric power are exempted from the provincial sales tax.

As of December 31, 2015, a provision is held for sales tax liabilities which would have been assessed for the January 2014 – December 2016 period if the electric power-derived revenue had been taxed.

Actions submitted by the Company

42.5 Claim for the recognition of Gas Plus costs

In September 2015, CAMMESA informed CTLL that, pursuant to SE Resolution No. 529/14, as from the termination of the first automatic renewal of the natural gas supply agreements in force as at that date (January 2016), it would cease recognizing: (i) any other automatic renewal of such contracts, (ii) costs associated with the acquisition of Gas Plus (including the 10% contemplated in the Master Agreement).

Therefore, on September 3, 2015 and January 1, 2016, CTLL declared a force majeure regarding the agreements for the acquisition of natural gas with Pan American Energy LLC Argentina and PEPASA, respectively, which resulted in the suspension of CTLL's obligations under both agreements. Additionally, claims against CAMMESA were filed regarding both agreements.

In the absence of a reply by the ES, on November 13, 2015 CTLL submitted an administrative claim prior to the filing of a complaint to reverse CAMMESA's decision and, subsidiarily, to seek a redress for the damages sustained by CTLL. In view of this situation and after all administrative remedies had been exhausted, on October 7, 2016 the Company filed a complaint against the National Government for the January-March 2016 period.

42.6 Income tax

HIDISA and HINISA have assessed their income taxes for fiscal years 2012 - 2015 and CTG for the fiscal year 2015, taking into consideration the application of the inflation adjustment mechanisms set forth in Title VI of the Income Tax Act, the update of Property, plant and equipment amortizations (Sections 83, 84 and 89), a cost restatement on account of the disposal of shares and mutual funds quotas (Sections 58, 61 and 89), and the update of intangible assets amortizations (Sections 81.c, 84 and 89, and Section 128 of its regulatory decree), to such effect using the domestic wholesale price index (IPIM) published by the National Institute of Statistics and Censuses, until October 2015 and the index of consumer prices City of Buenos Aires (IPCBA) for the November-December 2015 period, based on the similarity with the parameters put forward in the matter of “Candy S.A.” heard by the National Supreme Court of Justice, which on July 3, 2009 ruled for the application of the inflation adjustment mechanism.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 42: (Continuation)

As of December 31, 2015 and until this issue is finally and conclusively resolved, HIDISA, HINISA and CTG will hold a provision for the additional income tax liabilities assessable for fiscal years mentioned in case the inflation adjustment had not been deducted. This provision amounts to $ 165,3 million including compensatory interest and was disclosed in the line “Income tax liability and minimum notional income tax non current”.

42.7 Minimum national income tax

42.7.1 Tax refund claim

The Company and CTLL have filed different petitions for refund against AFIP – DGI for the application of the IGMP corresponding to the fiscal years 2008 and 2009, seeking the refund of $ 25 million, including the recovery of payments recorded and the reversal of the payment made on account of the offsetting of several fiscal credits. As AFIP didn’t answer the claim, the Company and CTLL brought the tax refund claim before a National First Instance Administrative Litigation Court Federal.

On August 25, 2016 CTLL obtained a favorable ruling by the Chamber of Appeals, which confirmed the first instance decision sustaining the refund claim.

The Company considers it has a high probability of obtaining a favorable final and conclusive ruling.

42.7.2 Declaratory relief

The Company and its subsidiaries filed a petition for declaratory relief pursuant to Section 322 of the Federal Code of Civil and Commercial Procedure against AFIP in order to obtain assurance as to the application of the minimum notional income tax for the fiscal years from 2010 to 2015, based on the decision by the CSJN in “Hermitage” dated on September 15, 2010.

In this established precedent, the Court had declared this tax unconstitutional since it may be considered unreasonable under certain circumstances and since it breaches the tax capacity principle.

Furthermore, the Company and certain subsidiaries have requested the granting of interim injunctive relief so that AFIP may refrain from demanding payment or instituting tax execution proceedings on the tax and for the fiscal year mentioned. The Court seized of in the proceedings decided to reject the precautionary measures.

During November and December, 2015, the Company and EGSSA (currently merged with CTG) received a favorable decision by the first-instance Court and the Chamber of Appeals, respectively, on the declaratory relief claim filed for fiscal period 2010.

During the month of November 2016, EGSSA obtained a favorable first-instance decision on the declaratory relief claim filed for fiscal period 2011.

During December 2016, the Treasury concluded an inspection on Edenor for fiscal year 2014, during which Edenor had applied the criterion established by the “Hermitage” decision in its IGMP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 42: (Continuation)

Taking into consideration the different rulings favorable to the Company and its subsidiaries, and in line with the case law established by the “Hermitage” decision and the Treasury’s position on closing several verifications for periods where taxpayers do not have any taxable income (before the calculation of tax losses), in which the Treasury has waived its claims for these debts based on the unfavorable case law and in line with the criterion established by the Court, the Company has decided to derecognize the liabilities it had previously disclosed for the IGMP it should have assessed if the provisions of the Hermitage decision had not applied.

As of December 31, 2016, and due to the uncertainty on whether it may obtain a favorable decision, the Company keeps a $ 97 million in the line “Income tax liability and minimum notional income tax non current” for the fiscal periods in which no tax losses have been evidenced. As of December 31, 2015 the minimum notional income tax provision amounted to $ 257 million, including compensatory interest.

42.8 Distribution Segment

42.8.1 Legal action brought by the Company (“Edenor S.A. vs ENRE Resolution No. 32/11”)

Purpose: The judicial annulment of ENRE Resolution that provided the following:

- That Edenor be fined in the amount of $ 750,000 due to its failure to comply with the obligations arising from Section 25, sub-sections a, f and g, of the Concession Agreement and Section 27 of Law No. 24,065.

- That Edenor be fined in the amount of $ 375,000 due to its failure to comply with the obligations arising from Section 25 of the Concession Agreement and ENRE Resolution No. 905/1999.

- That Edenor customers be paid as compensation for the power cuts suffered the following amounts: $ 180 to each small-demand residential customer (T1R) who suffered power cuts that lasted more than 12 continuous hours, $ 350 to those who suffered power cuts that lasted more than 24 continuous hours, and $ 450 to those who suffered power cuts that lasted more than 48 continuous hours. The resolution stated that such compensation did not include damages to customer facilities and/or appliances, which were to be dealt with in accordance with a specific procedure.

Amount:  $ 22.4 million.

Procedural stage of the proceedings: On July 8, 2011, Edenor requested that notice of the action be served upon the ENRE, which has effectively taken place. The proceedings are “awaiting resolution” since the date on which the ENRE answered the notice served. Furthermore, on October 28, 2011, the Company filed an appeal (“recurso de queja por apelación denegada”) to the Supreme Court of Justice concerning the provisional relief sought and not granted. On April 24, 2013, the Company was notified of Division I’s decision dated March 21, 2013, pursuant to which the appeal filed by Edenor S.A. was declared formally inadmissible. On May 3, 2013, the Company filed an ordinary appeal (“Recurso Ordinario de Apelación”) to the Supreme Court. Additionally, on May 13, 2013, an extraordinary appeal (“Recurso Extraordinario Federal”) was also filed to the same Court. On November 7, 2014, it was notified to the Company that Division I had rejected the ordinary appeal but partially granted the extraordinary appeal, considering for the granting thereof the federal nature of the regulations being challenged and rejecting it in relation to the arbitrariness raised by Edenor S.A. Therefore, and within the procedural term granted for such purpose, the Company filed an appeal requesting that the extraordinary appeal dismissed be sustained (“Recurso de Queja por Rec. Extraordinario Denegado”). As of the date of this report, no decision has yet been issued on this regard.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 42: (Continuation)

Conclusion: As of the closing date of the year ended December 31, 2016, the provision recorded by Edenor for principal and interest accrued amounts to $ 52 million. It is estimated that this legal action may be terminated in 2017.

42.8.2 Legal action brought by the Company (“Edenor S.A. VS FEDERAL GOVERNMENT – MINISTRY OF FEDERAL PLANNING / PROCEEDING FOR THE DETERMINATION OF A CLAIM AND MOTION TO LITIGATE IN FORMA PAUPERIS”)

On June 28, 2013, Edenor instituted these proceedings for the recognizance of a claim and the related leave to proceed in forma pauperis, both pending in the Federal Court of Original Jurisdiction in Contentious and Administrative Federal Matters No. 11 – Clerk’s Office No. 22.

Purpose of the main proceedings: To sue for breach of contract due to the Federal Government’s failure to perform in accordance with the terms of the “Agreement on the Renegotiation of the Concession Agreement” (“Acta Acuerdo de Renegociación del Contrato de Concesion” – Adjustment Agreement) entered into with Edenor in 2006, and for damages caused as a result of such breach.

Procedural stage of the proceedings: On November 22, 2013, Edenor amended the complaint so as to extend it and claim more damages as a consequence of the Federal Government’s omission to perform the obligations under the aforementioned “Adjustment Agreement”. On February 3, 2015, the court hearing the case ordered that notice of the complaint be served to be answered within the time limit prescribed by law, which was answered by the Federal Government in due time and in proper manner.  Subsequently, Edenor S.A. reported as new event, under the terms of Section 365 of the Federal Code of Civil and Commercial Procedure, the issuance by the SE of Resolution 32/15. After notice was served, the court rejected the treatment thereof as an “event”, holding Edenor liable for costs. Edenor filed an appeal, which was admitted “with a postponed effect” (i.e. the Appellate Court will grant or reject the appeal when deciding on the granting or rejection of the appeal against final judgment). On October 16, 2015, the Attorney General’s Office requested to borrow the records for a term of 20 days, which were returned on December 1, 2015, in order to control the work done by the state’s attorneys. On December 4, 2015, Edenor requested the suspension of the procedural time-limits under the terms of section 157 of the Federal Code of Civil and Commercial Procedure, in accordance with the provisions of SE Resolution 32/15, notice of which has been served upon the defendant. On February 16, 2016, the Company reiterated the request due to the revocation of SE Resolution 32/15. At the date of issuance of this report, and by “agreement of the parties”, the procedural time-limits are suspended until mid-May 2017.

Regarding the motion to litigate in forma pauperis, that was filed on July 2, 2013, the discovery period has ended and the period for the parties to put forward their arguments on the merits of the evidence produced has begun. As of the date of issuance of these financial statements, Edenor has requested the suspension of the procedural time-limits.

Conclusion: Edenor believes that there exist solid legal arguments to support its claim. It is estimated that this action will not be terminated in 2017.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 42: (Continuation)

42.8.3Legal action brought by the Company (Study, Review and Inspection of Works in Public Spaces Fees “TERI”)

In December 2015, the Company filed with the City of Buenos Aires Court in Contentious and Tax-Related Matters, a petition for declaratory judgment, together with a petition for the granting of a precautionary measure, in order to obtain a favorable judgment that would put an end to the controversy, declaring the unlawfulness of the Government of the City of Buenos Aires’s claim concerning compliance by Edenor S.A. with the payment of the TERI. The precautionary measure requested, if granted, would stop the executory proceedings in process and eliminate the possibility that an attachment be levied on Edenor’s assets. It must be pointed out that as of the date of the filing of the petition, the Company has received assessment and demand for payment notices from the Government of the City of Buenos Aires for a total amount of $ 28.8 million for such concept.

In the Company’s opinion, these fees are not applicable in accordance with federal regulations and applicable case law, as well as procedural status of similar cases. Therefore, the Company’s Management as well as its external legal advisors believe that there exist good reasons to support the Company’s position and have this tax claim rejected by a court of law. Therefore, the probability of an outflow of resources on account of such contingency has been regarded as low.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 43: LEASES

43.1 Operating

a.   As assignee

The features that these assignments of use have in common are that payments (installments) are established as fixed amounts; there are neither purchase option clauses nor renewal term clauses (except for the assignment of use contract of the Energy Handling and Transformer Center that has an automatic renewal clause for the term thereof); and there are prohibitions such as: transferring or sub-leasing the building, changing its use and/or making any kind of modifications thereto. All operating assignment of use contracts have cancelable terms and assignment periods of 2 to 13 years.

Among them the following can be mentioned: commercial offices, two warehouses, the headquarters building (comprised of administration, commercial and technical offices of Edenor), the Energy Handling and Transformer Center (two buildings and a plot of land located within the perimeter of Central Nuevo Puerto and Puerto Nuevo) and Las Heras Substation.

As of December 31, 2016 and 2015, future minimum payments with respect to operating assignments of use are as follow:

	12.31.2016	12.31.2015
2016	-	48
2017	41	20
2018	8	6
2019	9	4
2020	6	-
2021	2	-
Total future minimum lease payments	66	78

Total expenses for operating assignments of use for the years ended December 31, 2016 and 2015 are $ 68.5 million and $ 42.4 million, respectively.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 43: (Continuation)

b.   As assignor

Edenor has entered into operating assignment of use contracts with certain cable television companies granting them the right to use the poles of Edenor’s network. Most of these contracts include automatic renewal clauses.

As of December 31, 2016 and 2015, future minimum collections with respect to operating assignments of use are as follow:

	12.31.2016	12.31.2015
2015	-	91
2016	-	85
2017	109	-
2018	109	-
2019	103	-
Total future minimum lease collections	321	176

Total income from operating assignments of use for the years ended December 31, 2016 and 2015 is $ 108.2 million and $ 76.4 million, respectively.

43.2 Financial

Corresponds to the financing granted to TGS for the sale of certain properties, plant and equipment belonging to the Oil and Gas business segment.. This agreement was entered into in August 11, 2016 and consists of the payment of 119 monthly installments of US$ 623 thousands and a purchase option for the same amount payable at the end of the 120 months of contract life. As of December 31, 2016, this credit is included in other current and non-current receivables in an amount of $ 57 million and $ 733 million, respectively.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 44: OPERATIONS IN HYDROCARBON CONSORTIUMS

44.1 General considerations

The Company is jointly and severally liable with the other participants for meeting the contractual obligations under these arrangements.

The production areas in Argentina are operated pursuant to concession production agreements with free crude oil availability.

According to Law No.17,319, royalties equivalent to 12% of the wellhead price of crude oil and natural gas are paid in Argentina. The wellhead price is calculated by deducting freight and other sales related expenses from the sale prices obtained from transactions with third parties. This rate may increase from 3% to 4% depending to the producing jurisdiction and market value of the product.

44.2 Oil and gas areas and participation in joint-operations

As of December 31, 2016, the Company and associates are part of the joint operations and consortia for the exploration and production of oil and gas as indicated below:

			Participation			Duration Up To
Name	Note	Location	Direct	Indirect	Operator

Argentinian production
25 de Mayo - Medanito S.E.		Río Negro	100.00%	-	PAMPA	2026
Jagüel de los Machos		Río Negro	100.00%	-	PAMPA	2025
Bajada del Palo		Neuquén	3.85%	43.07%	PELSA	2025
Río Neuquén	(d)	Río Negro y Neuquén	33.07%	-	YPF	2027/2051
Entre Lomas		Río Negro y Neuquén	3.85%	43.07%	PELSA	2026
Sierra Chata		Neuquén	45.56%	-	PAMPA	2023
El Mangrullo		Neuquén	100.00%	-	PAMPA	2025
La Tapera - Puesto Quiroga		Chubut	35.67%	-	Tecpetrol	2027
El Tordillo		Chubut	35.67%	-	Tecpetrol	2027
Aguaragüe		Salta	15.00%	-	Tecpetrol	2023/2027
Gobernador Ayala	(a)	Mendoza	22.51%	-	Pluspetrol	2036
Charco del Palenque - Jarilla Quemada		Río Negro	3.85%	43.07%	PELSA	2034/2040
Anticlinal		Neuquén	15.00%	-	YPF	2026
Estación Fernández Oro		Río Negro	15.00%	-	YPF	2026
Rincón del Mangrullo		Neuquén	50.00%	-	YPF	2022
Senillosa		Neuquén	85%	-	PEPASA	2040

Foreign
Oritupano - Leona		Venezuela	-	22.00%	PDVSA	2025
Acema		Venezuela	-	34.49%	PDVSA	2025
La Concepción		Venezuela	-	36.00%	PDVSA	2025
Mata		Venezuela	-	34.49%	PDVSA	2025

Argentinian exploration
Parva Negra Este		Neuquén	42.50%	-	PAMPA	2018
Enarsa 1 (E1)	(c)	Plataforma Continental Argentina	25.00%	-	YPF	-
Enarsa 3 (E3)	(c)	Plataforma Continental Argentina	35.00%		PAMPA	-
				-

Chirete		Salta	50.00%	-	High Luck Group Limited	2017
Río Atuel		Mendoza	33.33%	-	Tecpetrol	2018
Borde del Limay	(b)	Neuquén	85.00%	-	PAMPA	2014
Los Vértices	(b)	Neuquén	85.00%	-	PAMPA	2014
Veta Escondida y Rincón de Aranda		Neuquén	55.00%	-	PAMPA	2027

(a)      The granting of the concession is in progress and the term will be 25 years from such granting.

(b)      It is in process of returning to Gas y Petróleo del Neuquén SA (“GyP”, permit holder).

(c)      The Company, in compliance with section 5.2 of the respective partnership agreements, informed to the partners of Enarsa 1 and Enarsa 3, its decision not to participate in retraining them in exploration permits according to section 30 of Law 27.007.

(d)     Within the concession agreement renegotiation with the Province of Río Negro, it was agreed to assign to EDHIPSA 5% of the rights and obligations inherent to the production concession in Rio Neuquén area in the Province of Río Negro, to be assumed in equal parts by the partners.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 44: (Continuation)

44.3 Production concession in the Veta Escondida area

On April 4, 2012 by the sanction of the Provincial Decree No. 563/12, Petrobras Argentina was notified of a decision of the government of the Province of Neuquén to terminate the production concession in the Veta Escondida area. The Company has sought relief alleging that it has complied with all requirements under the concession and that it did not commit any breach which would support the decision adopted by the Government of Neuquén.

As of the date of these financial statements, the parties are negotiating a solution to the conflict taking into account the current situation of the industry and market.

44.4 Changes in working interest oil and gas areas

44.4.1 Parva Negra Area

Petrobras had submitted a request for an exploitation concession in Parva Negra area, holding a 100% interest. In 2014, Petrobras renegotiated its rights on the area and entered into a joint operation agreement with GyP, holder of the Parva Negra Este exploration permit, with GyP having a 15% interest and Petrobras (operator) having a 85% interest.

Regarding that circumstance, the Executive Branch of the Province of Neuquén, through Decree No. 575/2014, approved the joint operation agreement (UTE) for Parva Negra Este area, while Decree No. 1600/2015 approved Amendment No. 1 whereby EXXONMOBIL Exploration Argentina is authorized to participate. The Company has a 42.5% stake and the remaining commitment to drill 1 horizontal branch of approximately 2,500 meters in an exploratory well, and, if successful, to complete and test it, until the end of 2017.

44.4.2 Senillosa Area

On May 18, 2016, and subject to certain conditions subsequent, PEPASA and Rovella agreed on the assignment of Rovella’s 35% interest in the whole Senillosa joint venture in favor of PEPASA in consideration of the forgiveness of a debt it held with the company. Thus, PEPASA now holds an 85% interest in the Senillosa joint venture.

Lastly, as of the date of these financial statements and as a result of the low pressure and production in the wells, the long-term production trial was terminated and the built facilities were dismantled. Therefore, PEPASA recorded an impairment of Property, Plant and Equipment in the amount of $ 34.8 million under “Exploration Expenses”.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 44: (Continuation)

44.5 Investment Commitments

In the Province of Río Negro, in the 25 de Mayo – Medanito, Jagüel de los Machos and Río Neuquén concessions, the Company committed to spend a total estimated amount of U$S 908 million in exploration and exploitation activities (U$S 451 million until 2017, U$S 266 million during the 2018-2020 period and U$S 191 million from 2021 onwards). Additionally, in Entre Lomas field concession, PELSA committed to spend a total estimated amount of U$S 492 million in exploration and exploitation activities as from the agreement’s effective date (U$S 173 million until 2017, U$S 140 million during the 2018-2020 period and U$S 179 million from 2021 onwards).

As of December 31, 2016, the Company has investment commitments for approximately U$S 6.7 million due to its interests in consortia in charge of the exploration of the Río Colorado, Río Atuel and Parva Negra Este blocks,  including the drilling of exploratory wells. Lastly, PELSA has investment commitments in the amount of U$S 13.3 million. Totaling investment commitments for U$S 6.3 million until 2017, U$S 4.8 million during the 2018-2020 period and U$S 8.9 million from 2021 onwards for both companies.

44.6 35-Year Exploitation Concession over the Río Neuquén area in the Province of Neuquén

Pursuant to Decree No. 776/2016 passed on June, 13, 2016, the Executive Branch of the Province of Neuquén approved the Investment Memorandum of Agreement executed by Petrobras Argentina and such province, whereunder a 35-year non-conventional exploitation concession was granted over the Río Neuquén area, including a 5-year pilot development plan period.

This agreement mainly provides that Petrobras will be under a duty to execute a pilot plan for the development of non-conventional hydrocarbons (tight gas) involving the drilling of 24 wells and the refurbishing of surface facilities from 2016 through 2020. Total investments for such period are estimated at U$S 346 million. The agreement provides for the payment of a fixed bond of U$S 5.7 million and a Corporate Social Responsibility Contribution in the amount of U$S 8.6 million.

In addition, through a payment of $ 208 million, differences in interpretation concerning the sales tax in the proceedings pending before the Tax Bureau of the Province of Neuquén were finally settled.

44.7 Transfer of production areas

On October 14, 2016, the Company perfected the sale of its 33.33% interest in the “Río Neuquén” area concession and its whole interest in the “Aguada de la Arena” area concession to YPF. On October 27, 2016, the Company consummated also the sale to an affiliate of Petrobras Brazil of 33.6% of all rights and obligations under the concession over the Neuquén River area and 100% of all rights and obligations in the Colpa and Caranda areas in Bolivia.

44.8 25 de Mayo-Medanito S.E. Concession in the Province of La Pampa

On March 30, 2016, the Legislature of the Province of La Pampa enacted a law declaring “of strategic interest” the 25 de Mayo-Medanito S.E. area located in that province with the purpose of transferring its possession to the province after the expiration of the original term of the concession to Petrobras for 25 years.

On October 29, 2016, the Province of La Pampa took possession of the 25 de Mayo-Medanito S.E area.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 44: (Continuation)

As a result of the foregoing, the Company recognized a loss of $ 213 million, mainly related to environmental remediation and retirement obligations, which is disclosed within other operating expenses in the statement of comprehensive income.

44.9 Operating Service Agreements

On October 29, 2016, PEPASA entered into an agreement with Pampetrol SAPEM, through which PEPASA will provide, for a one-year term, operation and production of hydrocarbons service in 25 de Mayo - Medanito SE area located in the Province of La Pampa, in exchange for a payment equivalent to approximately 62% of hydrocarbons production in this area. The related exploitation concession corresponds to Pampetrol and the before mentioned agreement does not grant the Company rights or participation in such concession.

Exploratory well costs

The following table provides the year end balances and activity for exploratory well costs, during the years ended December 31, 2016 and 2015:

	31.12.2016	31.12.2015

At the beginning of the year	113	30
Increase for subsidiries acquisition	227	-
Increases	102	86
Transferred to development	(57)	-
Loss of the year	(111)	(3)
At the end of the year	274	113

Number of wells at the end of the year	7	6

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 44: (Continuation)

Oil and gas reserves (INFORMATION NOT COVERED BY THE AUDITORS’ REPORT)

The table below presents the estimated proved reserves of oil (including crude oil, condensate and LNG) and natural gas, by geographic area as of December 31, 2016.

	Proved Reserves

	Proved Developed		Proved Undeveloped		Total Proved

	Oil and LNG	Natural Gas	Oil and LNG	Natural Gas	Oil and LNG	Natural Gas
	(Mbbl)	(MMcf)	(Mbbl)	(MMcf)	(Mbbl)	(MMcf)
	(a)	(b)	(a)	(b)	(a)	(b)

Argentina	35,382	388,155	11,543	193,920	46,925	582,075

TOTAL	35,382	388,155	11,543	193,920	46,925	582,075

(a) In thousands of barrels.

(b) In millions of cubic feet.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 45: ECONOMIC AND FINANCIAL SITUATION OF GENERATION, TRANSMISSION AND ENERGY DISTRIBUTION SEGMENTS

45.1 Generation

45.1.1 HIDISA e HINISA

During fiscal years ended December 31, 2014 and 2015, HIDISA and HINISA have recorded gross and operating losses. This situation is mainly attributable to the negative impact ES Resolution 95/13 and its amending provisions have had on the remuneration as from the commercial transaction for the month of November 2013.

During fiscal year 2016, the economic and financial situation has experienced a significant improvement as a result of the following measures:

1)         On March 30, 2016, ES Resolution No. 22/16 updated the Remuneration Scheme set forth by ES Resolution No. 482/15 as from the economic transactions for the month of February, 2016, which represented an increase in the remunerations for fixed costs (120%), variable costs (40%) and maintenance works (100%).

2)         On September 7, 2016, HIDISA and HINISA executed with CAMMESA a Loan and Receivables Assignment Agreement for the execution of approved non-recurring maintenance works in the plants. For HIDISA and HINISA, this measure entailed the recognition during this year of revenues from sales for the remuneration accrued as from February 2015 for an amount of $ 18.8 a million plus financial interest in the amounts of $ 3.6.

Lastly, on February 2, 2017, ES Resolution No. 19/17 abrogated the remuneration scheme set forth by ES Resolution No. 22/16 as from the economic transactions for the month of February 2017, which represented a new income increase for the Company mainly due to: i) a higher availability of power capacity, which is determined independently of the reservoir level, thus eliminating hydrology risks; ii) a higher price as a result of its dollarization, thus minimizing the risk associated with exchange rate fluctuations.

Consequently, as from the implementation of the above-mentioned regulatory measures, HIDISA and HINISA have managed to successfully reestablish the economic and financial balance of their business.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 45: (Continuation)

45.1.2 CPB

During the year ended December 31, 2016, CPB recorded operating losses for $ 114,6 million. This situation is mainly attributable to the negative impact on availability and generation—with the resulting decrease in the collected fixed and variable remuneration— for the following events: (i) the delay throughout the first quarter in unit TV29’s commissioning after the conclusion of the major maintenance; and (ii) certain sudden outages of unit TV30 throughout the first semester, added to the commencement of the major maintenance on August 15. Additionally, CPB has borne a heavier financial burden during the year due to the cessation of capitalization and the resulting full impact on results of the portion of CAMMESA financing destined to the maintenance of unit TV29 as from its commissioning, as well as the impact of the increase in the foreign exchange rate on CPB foreign-currency denominated liabilities, mainly those related to the main agreements under the 2015-2016 Technological Upgrade Works. However, CPB is expected to revert this situation with the consolidation of unit TV29’s reliability and availability and once unit TV30’s major maintenance is concluded.

As of December 31, 2016, CPB’s working capital was negative in the amount of $ 660 million. It should be pointed out that CPB has recorded financing with affiliates in the amount of $ 449 million under “Loans”, which will be partially refinanced through future disbursements by CAMMESA under the Major Maintenances Financing Agreement.

Although the conditions for the repayment of the loan are subject to the Plant's availability and generating capacity, the financial burden could continue exceeding its operating results, thus affecting CPB’s economic equation.

Notwithstanding the foregoing, and according to the estimates made by CPB’s Management, there is no significant substantial doubt on CPB´s ability to continue operating as an on-going business.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 45: (Continuation)

45.2 Electricity distribution

In fiscal year 2016, Edenor recorded, as it did in fiscal years 2012, 2013 and 2014, negative operating and net results, thus deteriorating once again its economic and financial situation, which had temporarily improved in 2015 as a consequence of the issuance by the SE of Resolution No. 32/15, which addressed the need for the adjustment of the distribution companies’ resources and considered that the adoption of urgent and interim measures was necessary in order to maintain the normal provision of the public service, object of the concession.

This imbalance in the business equation was caused by the delay in the compliance with certain obligations under the Adjustment Agreement, especially with regard to both the recognition of the semiannual rate adjustments resulting from the MMC, and the carrying out of the RTI, mitigated by the adoption of certain interim measures.

In line with the above-described situation, on December 16, 2015, the Executive Power issued Executive Order No. 134, which declared the state of emergency in the country’s electricity sector and authorized the MEyM to implement a plan of action for the generation, transmission and distribution of electricity at national level and guarantee the provision of the electricity public service under adequate economic and technical conditions.

As part of the measures aimed at the restructuring of the electricity sector, in January 2016, the MEyM issued Resolutions Nos. 6 and 7 and the ENRE its Resolution No. 1 (hereinafter the “Resolutions”), which approved a new electricity rate system that reflects the new generation cost and seeks to partially adjust the distribution companies’ revenue in order for them to be able to cover their operating costs and make investments. This new electricity rate system protects those sectors that cannot afford the full cost of the service through the creation of a “Social Tariff” and special tariffs for different public welfare entities, is accompanied by a program aimed at reducing the consumption of electricity and provides for the billing of electricity consumption on a monthly basis in order to soften the impact of the increases on customers.

At the same time, the aforementioned MEyM Resolution No. 7/16 repealed SE Resolution No. 32/15, pursuant to which the government grant mentioned in the first paragraph of this Note had been granted, and instructed the ENRE to take all the necessary steps to conclude the RTI before December 31, 2016. In this regard, the ENRE issued the Resolution that approved the program for the Review of the distribution tariff, establishing the criteria and methodologies for the process. As a result, on October 28, 2016, the public hearing necessary to define the electricity rate schedule for the next period was held and the new electricity rate schedule, effective as from February 1, 2017, was issued (Note 2.3.1.3).

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 45: (Continuation)

Despite these advances, as from May 2016, different courts granted provisional remedies ordering the temporary suspension of the Resolutions in all the Province of Buenos Aires.

Subsequently, and as a consequence of the judgment passed by the Supreme Court of Justice of Argentina on September 6, 2016 in the “Abarca” case, whereby the provisional remedy granted by Division II of the Federal Appellate Court of La Plata (Note 2.3.1.8) was revoked, the MEyM through Resolution No. 197/16, and the ENRE by means of Resolution No. 523/16 set forth the modality of payment of the debt with the MEM for energy purchases, as well as the customer billing methodology, including the treatment to be given to the unpaid retroactive amounts as a consequence of the aforementioned provisional remedy.

Furthermore, with regard to the economic effects of the provisional remedies that affected La Matanza and Pilar jurisdictions, which suspended the application of MEyM Resolutions Nos. 6 and 7/16 and ENRE Resolution No. 1/16, the MEyM instructed CAMMESA to issue credit notes for the effects of the aforementioned provisional remedies.

In that regard, Edenor has absorbed the higher costs associated with the provision of the service and complied with the execution of the investment plan and the carrying out of the essential operation and maintenance works that are necessary to maintain the provision of the public service in a satisfactory manner in terms of quality and safety, which in a context of constant increase in the demand for electricity, has deteriorated Edenor's economic and financial equation over all these years.

As a consequence of that which has been mentioned in this Note, as of December 31, 2016 the negative working capital amounts to $ 2.9 billion, which includes the amount owed to CAMMESA for $ 1.8 billion plus interest accrued as of December 31, 2016, in respect of which Edenor has submitted a payment plan proposal based on available and projected cash flows. At the date of issuance of these financial statements, no reply from CAMMESA has yet been received.

In spite of this scenario, considering the application of the RTI as from February 1, 2017, Edenor’s Board of Directors is optimistic that the new electricity rates will result in Edenor’s operating once again under a regulatory framework with clear and precise rules, which will make it possible not only to cover the operation costs, afford the investment plans and meet debt interest payments, but also to deal with the impact of the different variables that affect Edenor’s business.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 46: GENERATION PROJECTS

46.1 Thermal Generation Projects (ES Resolution No. 21/16)

Under the MEyM call for the hiring of new thermal generation capacity, Pampa subsidiaries have submitted four different new generation projects, out of which only one was finally awarded.

The awarded project consists of the expansion of CTLL plant’s generating capacity through the installation of a new GE aeroderivative gas turbine (model LMS100) with a gross generation capacity of 105 MW, which will be commissioned for service in August, 2017. The estimated cost of the project amounts to U$S 90 million, plus VAT. CTLL has entered into project and maintenance agreements for the unit with the main suppliers and contractors.

Additionally, CTLL has executed with CAMMESA an agreement for the sale of the energy and power generated by the new unit for a term of 10 years as from the project’s commissioning, with a fixed price of U$S 24,000 MW/month during the first 6 years, U$S 23,000 MW/month for the following two years and U$S 20,000 MW/month for the last two years. The agreed variable price is U$S 12 MWh.

46.2 Purchase of Albares Renovables Argentina S.A. (“Albares”)

On September 14, 2016, Petrobras acquired 100% of the capital stock and voting rights in Albares for an approximate value of U$S 6 million. This company was awarded the construction of a new thermal generation plant in Parque Industrial Pilar under the Call to Companies interested in Offering New Thermal Capacity with an Availability Commitment within the WEM. The project, with a total capacity of 100 MW, consists of the installation of 6 engine generators with a net power of 16.5 MW each and both natural gas and fuel oil consumption capacity. In this respect, Albares executed a demand agreement with CAMMESA with the commitment to install the above-mentioned electric generation engines.

The cash payment of the Company for the acquisition of Albares amounted to $ 89 million, and is disclosed in the line " Payment for companies’ acquisitions" within the investment activities in the consolidated statement of cash flows.

46.3 2014 Thermal Generation Availability Increase Agreement

On September 5, 2014, the Company, together with its generation subsidiaries (the “Generators”) executed  a new thermal generation availability increase agreement with the National Government through the application of LVFVDs and the generators’ own resources (the “2014 Agreement”).

Conditional upon the meeting of certain precedent conditions precedent, the 2014 Agreement provided for an enhanced generation capacity in CTLL’s Plant by incorporating two 8 MW each engine generators and one 105 MW high-efficiency gas turbine, with an estimated investment of $ 930 million (jointly, the “Project”).

On July 15, 2016, the new 105 MW high-efficiency gas turbine, which makes up the project to expand CTLL’s generating capacity by 120 MW, was commissioned for service.

As at the issuance of these Consolidated Financial Statements, CTLL is negotiating with CAMMESA a WEM Supply Agreement pursuant to ES Resolution No. 220/07 which will partially remunerate the energy and power generated by the new unit.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 46: (Continuation)

46.4 Renewable Energies Projects

Under the MEyM’s Call for the hiring of electric power from renewable sources —the “RenovAr Program (Round 1)”— CTLL submitted the following generation projects.

In order to develop various wind projects, the Company acquired several companies for a purchase price or $ 78 million, which is disclosed in the statement of cash flow under the line item “Payment for companies’ acquisitions” within investment activities.

46.4.1       Greenwind Argentina S.A. (“Greenwind”) – Corti Wind Farm

On April 18, 2016, CTLL acquired 100% of Greenwind's capital stock and equity for an amount of U$S 2.1 million. Greenwind is a corporation organized in Argentina the main objective of which is the development of the “Corti” wind power project, which consists of the installation of a 100 MW capacity farm in Bahía Blanca, Province of Buenos Aires. Greenwind holds a right of usufruct over a 1,500-hectare plot of land where wind measurements have been taken during the last four years.

46.4.2       Parques Eólicos del Fin del Mundo S.A. (“PEFMSA”) - De la Bahía Wind Farm

On May 17, 2016, CTLL acquired 100% of PEFMSA's capital stock and equity for an amount of U$S 0.7 million. PEFMSA is a corporation organized in Argentina the main objective of which is the development of the “Parque Eólico de la Bahía” wind power project, which consists of the installation of a 50  MW capacity farm in Bahía Blanca, Province of Buenos Aires. PEFMSA holds a right of usufruct over a 500-hectare plot of land where wind measurements have been taken during the last four years.

46.4.3       Parques Eólicos Argentinos S.A. (“PEASA”) - Las Armas Wind Farm

On August 25, 2016, CTLL acquired 100% of PEASA's capital stock and equity for an amount of U$S 3 million. PEASA is a corporation organized in Argentina the main objective of which is the development of the “Parque Eólico Las Armas” wind power project, which consists of the installation of a 50 MW capacity farm in Las Armas, District of Maipú, Province of Buenos Aires. PEASA holds a right of usufruct over two neighboring plots with an approximate total surface of 440 hectares, where wind measurements have been taken.

NOTE 47: OPERATIONS IN ECUADOR

As from 2006 the Ecuadorian government implemented far-reaching tax and regulatory reforms in connection with hydrocarbon activities, which involved material changes in the conditions set forth at the time of execution of participation agreements.

Amendatory Agreements and Law amending the Hydrocarbon Law

On October 31, 2008, EcuadorTLC S.A., Teikoku Oil Ecuador and Petroecuador, among others,  executed the Amendatory Agreements regulating the operation of Block 18 and Palo Azul while the parties negotiated the migration to a new contract modality.

On July 26, 2010, the amendment to the Hydrocarbon Law in force was approved by operation of law, which provided for, among other things, the obligation to migrate to a new contract modality before November 24, 2010.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 47: (Continuation)

As a result of the negotiation process mentioned above, the Company decided not to accept the final proposal received from the Ecuadorian government, as this is insufficient to migrate to Service Agreements in Block 18 and Palo Azul Unified Field. Consequently, through Resolution dated November 25, 2010 the Hydrocarbon Secretary notified EcuadorTLC S.A. the termination of the Participation Agreements and instructed Petroamazonas EP to undertake the operational transition process.

Section 9 of the Amendatory Agreements indicates that the Ecuadorian government must compensate the terminated parties in an amount equivalent to unamortized investments adjusted by a variable rate and provides for a period of time for the Ecuadorian government and the terminated parties to work out the details of the termination payment.

On March 18, 2011, the Hydrocarbon Secretary issued Official Notice No. 626 to inform the Company that it was analyzing and structuring a new regulatory framework to determine a settlement price for the termination, to be applied instead of the provisions of the Amendatory Agreements. On April 11, 2011, the Company filed an answer to the Official Notice and rejected the terms thereof claiming these did not comply with the conditions set forth in the Amendatory Agreements by the parties concerned, which conditions may not be unilaterally modified. In this respect, the Company informed the Hydrocarbon Secretary that it would continue to seek compliance with the terms of the Amendatory Agreements.

On December 9, 2011, Petrobras Argentina served a notice on the Ecuadorian government (Trigger Letter) informing the existence of a dispute under the terms of the Treaty for the Promotion and Reciprocal Protection of Investments previously entered into between Argentina and Ecuador. The Treaty, implies the opening of a negotiation period prior to a possible arbitration to seek enforcement of the provisions of the Amendatory Agreements.

On June 21, 2013, not having reached an agreement with the Ecuadorian government, EcuadorTLC SA, Cayman International Exploration Company and Teikoku Oil Ecuador, members of the joint operation, submitted to the

Ecuadorian Goverment a letter of notification of a dispute under the terms of the Amendatory Agreements starting their decision to submit the dispute to international arbitration under the arbitration Rules of the United Nations Commission on International Trade Law.

Finally, on February 26, 2014 the request for arbitration against Ecuador and EP Petroecuador, was presented in the above terms. On August 3, 2015, the defendants filed a jurisdiction objection alleging that EP Petrecuador was not to be part of the process and requesting the bifurcation of the same.

On October 13, 2015 the Tribunal issued Procedural Order No. 2, in which it rejected a request for bifurcation requested by the defendants. In January 2017, the trial hearings were held for five days. Prior to the issuance of the award by the Arbitral Tribunal, the parties must jointly file the final arguments brief on March 31, 2017 and on May 5, 2017, the counterpart´s arguments.

As of December 31, 2016 the Company has recorded $ 850 million to be recovered from the Ecuadorian State in accordance with the provisions of the Amendments Agreement, disclosed in Other non-current receivables. This amount does not include the interest calculation for update, as the Company believes that it is not possible to determine with certainty the interest rate to be applied.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 47: (Continuation)

Crude Oil Transportation Agreement with OCP

The Company holds a contract with OCP, whereby it assumed a commitment to an oil transport capacity of 80,000 barrels/day for a term of 15 years counted as from November 10, 2003.

The transport contract is a “Ship or Pay” contract, so the Company must meet its contractual obligations for the total volume agreed upon, regardless of the real volume transported, and has to pay, the same as the other producers, a rate that covers the operating costs and financial services of OCP, among others.

The Company has the right to sell the transport capacity in the heavy crude oil pipeline (OCP) to mitigate the negative impact of its non-use. Periodically, the Company negotiates the sale of the hired transport capacity. On December 31, 2008, the Company entered into a contract with Petroecuador whereby the Ecuadorian State assumed a commitment to charge, effective January 1, 2009, the available crude owned by it and transported through the heavy crude oil pipeline to the oil transport capacity hired by the Company, up to a maximum volume of 70,000 barrels/day. In addition, the Company sold transport capacity of approximately 8,000 barrels/day of oil for the period from July 2004 to January 2012. As a result of the contract non-compliance by the buyers, the Company is making the pertinent claims. Lastly, 40% of the net contractual commitment resulting from the above had been assumed by Teikoku Oil Ecuador, as consideration for the transfer to this company of the 40% interest in Block 18 and Palo Azul in October 2008.

In the third quarter of 2015, the Company, through Petrobras Bolivia Internacional S.A., reassumed the obligations previously assigned to Teikoku Oil Ecuador relating to the mentioned agreement and received a USD 95 million payment. As of December 31, 2016 the Company carries a liability for the net transport capacity hired from OCP, in current and non-current provisions for $ 394 million and $ 366 million, respectively. The premises used in calculation of the provisions mainly include the estimate of the applicable rate and the transport capacity used by third parties. The discount rates used in the measurement consider the type of liability in question, the business segment and the country where the transactions are conducted. In the assessment of liabilities as of December 31, 2016, the Company reviewed the assumptions used for the calculation based on the progress in the contractual renegotiations, which resulted in a $ 150 million net profit under “Other operating income”. No additional obligations resulting from contractual renegotiations are estimated as of December 31, 2016.

The Company must hold letters of credit to ensure compliance with its financial commitments under the Ship or Pay transport contract with OCP and the commitments related to OCP trade payables. The letters of credit, falling due in December 2018, will be gradually released in the same proportion as those commitments become extinguished. As of December 31, 2015, the Company holds letters of credit for approximately US$ 45 million, which are disclosed under “Other current receivables” in the line item “Guarantee deposits”. The Company is required to renew or replace the letters of credit as they fall due; otherwise, those amounts shall be paid in cash.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 48: NEGATIVE WORKING CAPITAL

As of December 31, 2016, the Company’s working capital was negative and amounted to $ 6.913 million. This deficit has been generated mainly in the following segments: (i) Electricity distribution, through its indirect subsidiary Edenor, as a result of the situation described in Note 45.2 and (ii) Holding and others, through the Company, mainly as a result of financing for the acquisition of the majority shareholding of Petrobras.

This deficit has been partially offset by the other subsidiaries, which have positive working.

Subsequent to the closing date of these financial statements, the Company has managed to reverse the situation through the issuance of the Company Class 1 Notes for a nominal amount of US$ 750 with a maturity of 10 years as of January 24, 2017.

NOTE 49: profit distributions

Dividends

In accordance with Law No. 25,063, passed in December 1998, dividends distributed in cash or in kind, in excess of accumulated tax profits at the end of the year immediately before the date of payment or distribution, will be subject to a 35% income tax withholding in a single and final payment. To such effect, income to be considered in each fiscal year will be that resulting from adding to the specific income determined pursuant to the general provisions of the Income Tax Act the dividends or earnings from other companies not computed within the determination of such income during the same fiscal periods.

NOTE 50: SHARE BASED PAYMENTS

Opportunities Assignment Agreement

On September 27, 2006, the Company entered into an Opportunities Assignment Agreement whereby certain officers undertook to offer the Company, on a priority basis, all investment opportunities above US$ 5 million they detect within the Company’s investment guidelines. In consideration of this commitment, the Company has granted these officers Warrants for up to 20% of its capital stock (the “Warrants Issuance Agreements”).

On April 16, 2009, the parties agreed on the following modifications to the Opportunities Assignment Agreement and the Warrants Issuance Agreements:

i) the term of the agreement was extended for five years, until September 27, 2014;

ii) one-fifth of the Warrants will accrue annually, as from September 28, 2010 and until September 28, 2014, and Warrants will remain in effect for fifteen years as from the date of issuance.

iii) their exercise price was set at US$ 0.27 per warrant.

On September 28, 2014, the Opportunities Allocation Agreement terminated, having been complied of all stipulated obligations. Furthermore, as from the stated date all Company shares’ purchase options granted to the Officers may be actually exercised, according to the following expiration dates and exercise prices:

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 50: (Continuation)

The fair value of these Warrants has been measured according to the Black-Scholes valuation model. The main variables considered in such model are the following: (i) a 27% volatility, based on the historical volatility of the Company; (ii) 3% dividends; and (iii) a 4.63% risk-free U.S. dollars interest rate.

Regarding these Warrants, the Company has recognized a total $ 266.1 million in profit and loss, with an offsetting entry in an equity reserve during the life of the Opportunities Assignment Agreement.

On November 23, 2015, the Company received a notification from Merrill Lynch, Pierce, Fenner & Smith Incorporated, which, acting as attorneys in fact for the holders of all warrants, formally communicated the decision to exercise, conditional upon the meeting of certain conditions, all warrants against the payment of the set exercise price.

In furtherance of the obligations under the Warrants Issuance Agreements, on December 1, 2015, against the payment of US$ 103,018,112, that is US$ 0.27 per common share or its equivalent in pesos, the Company issued 381,548,564 new common shares in the form of American Depositary Shares (“ADS”).

After the issuance, these new common shares represent 22.5% of the company's capital stock and voting rights. Thus, the Company's capital stock now consists of 1,695,859,459 common shares in book-entry form with a face value of $ 1 each and each granting the right to one vote. Both the capital increase and the public offering and quotation of the issued shares are duly authorized by the CNV and Mercado de Valores.

Therefore, the Company recognized in its Statement of Changes in Shareholders’ Equity additional paid-in capital in the amount of $ 883.3 million and a $ 266.1 million decrease in reserves.

The movements in the number of Warrants and their respective average exercise prices are detailed below:

Company Value Sharing (the “Company-Value Compensation”)

On November 6, 2013, PEPASA’s Extraordinary General Meeting of Shareholders resolved to approve a variable and contingent compensation to certain officers equivalent to 7% of the capital stock after the Company’s capital stock increase, valued based on the difference between the share’s market value at the time of exercising the right and a given value of US$ 0.1735 per share determined at the exact moment of the capital stock increase.

On January 13, 2014, the capital stock increase was carried out and the rights granted to Officers to receive the Company-Value Compensation became effective.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 50: (Continuation)

The variable remuneration may be required by officers as follows:

1)            25% as from June 2015

2)            7.14% as from December 2015

3)            32.15% as from June 2016

4)            35.71% as from June 2017

The given right may be monetized at any time from the date of effective enforcement until November 15, 2020 (by 5%) and 11 January 2021 (for the remaining 2%) over 7% of the share capital calculated according to what was detailed in the first paragraph of the note.

The fair value of the Option has been measured according to the Black-Scholes valuation model. The main variables considered in such model are the following:

1)            54.3% volatility based on the volatility of the shares of other comparable companies;

2)            1,6886% risk-free U.S. dollars interest rate;

As of September 30, 2014, PEPASA has recognized this compensation’s in profit or loss (with a credit under “Other Liabilities”) on amount of $ 50.5 million, considering a share market value of $ 15.25.

Since its organization, the Company's growth and performance has far exceeded all initially defined metrics, parameters, and development and business plans.  Therefore, and in view of its officers' significant contribution to meeting such goals, on December 28, 2015, PEPASA entered into an amendment to the compensation agreement providing for the full and irrevocable accrual of the variable remuneration to be collected by officers regarding the percentages which are not yet due effective as from that date, without this affecting the previously described enforceability.

As of December 31, 2016, PEPASA recognized $ 608 million in results as the above mentioned compensation cost (with an offsetting entry in Other Debts), out of which $ 381 million were accrued in results during this fiscal year. The average market value of the share for December 2016 amounted to $ 74.87.

On January 18, 2017, the executives requested the monetization of a significant portion of the right already vested, which was canceled by the company on January 31, 2017.

Stock-based Compensation Plan - Specific Program for the 2017-2019 Period

On February 8, 2017, the Company’s Board of Directors approved the creation of a stock-based compensation plan and the first Specific Program (2017-2019), whereby certain officers and other key staff covered by each Specific Program will receive a certain number of company shares within the stipulated term aiming to encourage the alignment of the employees performance with the Company’s strategy and to generate a clear and direct link between the creation of value for shareholders and the employees’ compensation.

The number of shares is calculated based on a percentage over the total annual remuneration, plus the bonus assigned to each covered employee, divided by the weighted average price, in pesos, of the Company’s share and ADR for the same period, provided the employment relationship continues at least as at each vesting date.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 50: (Continuation)

Furthermore, the Company’s Board of Directors approved the acquisition of own shares in the market as a means of implementing the Plan.

The first Specific Program was established for a three-year period, between 2017 and 2019, and considers the compensation period comprised between August 1 and December 31, 2016, plus the assigned bonus, as the basis for calculating the number of shares, with one-third vesting each year, which will be awarded together with the payroll for April of the year following the vesting date.

As at the issuance of these financial statements, the Company estimates that there are 381,000 own shares to be purchased and delivered to employees on account of the application of the first Specific Program for the 2017-2019 period, considering a weighted average price of $ 19,8 for the period comprised between August 1 and December 31, 2016.

As of December 31, 2016, expenses for $ 2 million with an offsetting entry in shareholders’ equity were accrued.

Edenor´s Share-based Compensation Plan

In the last months of fiscal year 2016, Edenor’s Board of Directors approved the use of treasury shares for the creation of a Global Compensation Plan with the purpose of remunerating and retaining the Edenor’s key personnel. The employees included in the plan will receive a certain amount of those shares in the term provided for by the referred to program.

At the date of issuance of these financial statements, Edenor estimates that approximately 1.6 million shares will be granted to its employees as additional remuneration for fiscal year 2016.

The amount accrued in the year, determined on the basis of the fair value of the treasury shares at the grant date, amounted to $ 20 million with a contra account in Equity.

NOTE 51: CHANGE OF CORPORATE HEADQUARTERS

On September 27, 2016, as a result of the relocation of the Company’s offices, the Board of Directors resolved to change the Company’s legal domicile to Maipú 1, City of Buenos Aires. As of the date of issuance of these financial statements, this resolutions has been registered with the Superintendence of Corporations.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 52: DOCUMENTATION KEEPING

On August 14, 2014, the National Securities Commission issued General Resolution No. 629, which introduced modifications to the provisions applicable to the keeping and conservation of corporate and accounting books and commercial documentation. To such effect, the Company and its subsidiaries Edenor, CTG, CTLL, EASA and PEPASA have sent non-sensitive work papers and information corresponding to the periods not covered by the statute of limitations for their keeping in the Administración de Archivos S.A (AdeA)’s data warehouse located at Ruta 36, km 34.5, Florencio Varela, Provincia de Buenos Aires and in the Iron Mountain Argentina S.A.’s data warehouses located at the following addresses:

-          Azara 1245 –C.A.B.A.

-          Don Pedro de Mendoza 2163 –C.A.B.A.

-          Amancio Alcorta 2482 C.A.B.A.

-          San Miguel de Tucumán 601, Carlos Spegazzini, Municipality of Ezeiza, Province of Buenos Aires.

On February 5, 2014, Iron Mountain S.A.’s warehouse located at Azara 1245 suffered a publicly known accident.

However, according to an internal study conducted by the Company and timely reported to the National Securities Commission on February 12, 2014, approximately 15% of the documentation which the Company, CTG, CTLL, EASA and PEPASA had deposited with Iron Mountain S.A. may be located at the warehouse where the incident took place.

On February 18, 2014, Edenor informed the National Securities Commission that the accident may have affected between 20% and 30% of all the documentation sent to Iron Mountain S.A. for its custody.

At the date of issuance of these financial statements, the Company has been informed that according to Iron Mountain’s records, the boxes are probably located in the areas where the incident took place, although they cannot provide more detailed information until they are granted access to the facilities.

A list of the documentation delivered for storage, as well as the documentation provided for in Article 5.a.3) Section I, Chapter V, Title II of the PROVISIONS (2013 regulatory provisions and amending rules), is available at the Company headquarters.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 53: SUBSEQUENT EVENTS

Issuance of Clase 1 Bonds

On January 22, 2016, the Company Ordinary and Extraordinary General Shareholders’ Meeting approved the creation of a global Simple Corporate Bond Program, not convertible into shares, for up to U$S 500 million or its equivalent in other currencies, and the issue under the same program to its maximum amount at any time, to be issued in one or more classes and / or series.

On November 17, 2016, the Company’s Ordinary Meeting of Shareholders approved the extension for up to US$ 1,000 million or its equivalent in foreign currencies of this global corporate bonds program, and the issuance under such program of corporate bonds (simple, non-convertible into shares) for up to the maximum amount set in the Corporate Bonds Program outstanding at any time, to be issued in one or more classes and/or series.

On January 24, 2017, the Company issued Class 1 Corporate Bonds for a face value of $ 750 million and an issuance price of 99.136%, which will accrue interest at a 7.5% fixed rate and will mature on January 24, 2027. Interest will be payable semiannually as from July 24, 2017. Proceeds from the issuance of these Bonds were wholly allocated to the refinancing of liabilities.

PEPASA’s Loans

On February 24, 2017, PEPASA entered into the following financial loan agreements:

a)       Galicia: US$ 45 million subject to 1.3% fixed rate, with maturity on August 21, 2017;

b)       ICBC: US$ 15 million subject to 2.5% fixed rate, with maturity on February 16, 2018.

The obtained funds were allocated to working capital financing, and to pre-cancellation of the following loans:

a)       Syndicated: $ 142 million with the CITI bank with maturity on January 28, 2017;

b)       VCP Class 14: $ 296 million with maturity on April 15, 2017;

c)       ON Series 7: $ 310 million with maturity on August 3, 2017.

Finally, on March 1, 2017, PEPASA canceled Galicia Bank loan in an amount of US$ 6.7 million and through a new loan agreement with the same bank for an amout of US$ 10 million subjecto to 1.9% fixed rate and with maturity on November 27, 2017.

“Free translation from the original in Spanish published in Argentina”

Report of Independent Auditors

To the Board of Directors, President and Shareholders of

Pampa Energía S.A.

Legal address: Maipú 1

Autonomous City of Buenos Aires

Tax Code No. 30-52655265-9

Report on financial statements

We have audited the accompanying consolidated financial statements of Pampa Energía S.A. and its subsidiaries (hereinafter, “PESA” or “The Company”), including the consolidated statement of financial position as of December 31, 2016, the related consolidated statements of comprehensive income (loss), changes in equity and cash flows for the year then ended, and a summary of the significant accounting policies and other explanatory information.

The amounts and other information related to fiscal year 2015 are an integral part of the audited financial statements mentioned above and therefore should be considered in relation to those financial statements.

Directors’ responsibility

Company’s Board of Directors is responsible for the preparation and reasonable presentation of these consolidated financial statements in accordance with International Financial Reporting Standards (IFRS) adopted by the Argentine Federation of Professional Councils in Economic Sciences (FACPCE) as the applicable accounting framework, and incorporated by the National Securities Commission (CNV) to its regulations, as they were approved by the International Accounting Standards Board (IASB). Company’s Board of Directors is also responsible for the existence of internal control that it deems necessary to enable the preparation of consolidated financial statements free of material misstatement due to errors or irregularities.

Auditors’ responsibility

Our responsibility is to express an opinion on the accompanying consolidated financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing (ISAs), as they were adopted in Argentina by the FACPCE through Technical Pronouncement No. 32 and its respective Adoption Newsletters. Those standards require that we comply with ethics requirements, as well as plan and perform the audit to obtain reasonable assurance as to whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain evidence about the amounts and other information disclosed in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of risk of material misstatement in the consolidated financial statements due to fraud or error. In making this risk assessment, the auditor should take into account the internal control relevant to the preparation and fair presentation of the Company's consolidated financial statements in order to design audit procedures that are appropriate, depending on the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. An audit also includes evaluating the appropriateness of accounting policies applied, the reasonableness of significant estimates made by Company’s management and the presentation of the consolidated financial statements as a whole.

We consider that the evidence we have obtained provides sufficient and appropriate basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to in the first paragraph of this report present fairly, in all material aspects, the consolidated financial position of PESA and its subsidiaries as of December 31, 2016, its consolidated comprehensive income (loss) and consolidated cash flows for the year then ended, in accordance with International Financial Reporting Standards.

Autonomous City of Buenos Aires, March 9, 2017

/s/ PRICE WATERHOUSE & CO. S.R.L.

Sergio Cravero (Partner)

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